Filed Pursuant to Rule 424(b)(3)
Registration No. 333-161076
PROSPECTUS SUPPLEMENT NO. 5
TO THE PROSPECTUS DATED SEPTEMBER 14, 2009
Resolute Energy Corporation

     This Prospectus Supplement No. 5 updates, amends and supplements our Prospectus dated September 14, 2009, as previously supplemented by Prospectus Supplement No. 1 dated September 22, 2009, Prospectus Supplement No. 2 dated November 23, 2009, Prospectus Supplement No. 3 dated March 15, 2010 and Prospectus Supplement No. 4 dated April 9, 2010.
     We have attached to this Prospectus Supplement No. 5 the Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 and Proxy Statement on Schedule 14A of Resolute Energy Corporation, each filed with the Securities and Exchange Commission on May 11, 2010. The attached information updates, amends and supplements our Prospectus dated September 14, 2009, as previously supplemented.
     This Prospectus Supplement No. 5 should be read in conjunction with the Prospectus, as previously supplemented. To the extent information in this Prospectus Supplement No. 5 differs from, updates or conflicts with information contained in the Prospectus, as previously supplemented, the information in this Prospectus Supplement No. 5 is the more current information.
     Investing in our common stock involves a high degree of risk. You should review carefully the “Risk Factors” beginning on page 46 of the Prospectus dated September 14, 2009, on page 29 of the Annual Report on Form 10-K for the year ended December 31, 2009 and on page 30 of the Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 for a discussion of certain risks that you should consider.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is May 11, 2010.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 10-Q

☑	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended March 31, 2010
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934
Commission File No. 001-34464

RESOLUTE ENERGY CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	27-0659371
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1675 Broadway, Suite 1950 Denver, CO	80202
(Address of Principal Executive Offices)	(Zip Code)
(303) 534-4600
(Registrant’s telephone number, including area code)
     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☑ No ☐
     Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☐ No ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐
     Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☑
     As of May 7, 2010, 54,769,956 shares of the Registrant’s $0.0001 par value Common Stock were outstanding.

     CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
          This Quarterly Report on Form 10-Q contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. The use of any statements containing the words “anticipate,” “intend,” “believe,” “estimate,” “project,” “expect,” “plan,” “should” or similar expressions are intended to identify such statements. Forward-looking statements included in this report relate to, among other things, expected future production, expenses and cash flows in 2010, the nature, timing and results of capital expenditure projects, amounts of future capital expenditures, our future debt levels and liquidity and future compliance with covenants under our revolving credit facility. Although we believe that the expectations reflected in such forward-looking statements are reasonable, those expectations may prove to be incorrect. Disclosure of important factors that could cause actual results to differ materially from our expectations, or cautionary statements, are included under the heading “Risk Factors” in this report and our Annual Report on Form 10-K. All forward-looking statements speak only as of the date made. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. Except as required by law, we undertake no obligation to update any forward-looking statement. Factors that could cause actual results to differ materially from our expectations include, among others, those factors referenced in the “Risk Factors” section of this report and our Annual Report on Form 10-K for the year ended December 31, 2009, and such things as:
•	volatility of oil and gas prices, including reductions in prices that would adversely affect our revenue, income, cash flow from operations, liquidity and reserves;

•	discovery, estimation, development and our ability to replace oil and gas reserves;

•	our future cash flow, liquidity and financial position of the Company;

•	the success of our business and financial strategy, hedging strategies and plans of the Company;

•	the amount, nature and timing of our capital expenditures, including future development costs;

•	a lack of available capital and financing;

•	the effectiveness and results of our CO2 flood program;

•	the success of the development plan and production from our Aneth Field Properties;

•	the timing and amount of future production of oil and gas;

•	exploratory drilling in the Bakken trend of the Williston Basin;

•	availability of drilling and production equipment;

•	success of refracs scheduled in the Muddy formation;

•	inaccuracy in reserve estimates and expected production rates;

•	our operating costs and other expenses;

•	the success in marketing oil and gas;

•	competition in the oil and gas industry;

•	uninsured or underinsured losses in, or operational problems affecting, our operations;

•	the impact and costs related to compliance with or changes in laws or regulations governing our oil and natural gas operations;

•	our relationship with the Navajo Nation and Navajo Nation Oil and Gas, as well as the timing of when certain purchase rights held by Navajo Nation Oil and Gas become exercisable;

•	the impact of weather and the occurrence of disasters, such as fires, floods and other events and natural disasters;

•	environmental liabilities;

•	anticipated CO2 supply to be sourced from Kinder Morgan;

•	risks related to our level of indebtedness;

•	developments in oil-producing and gas-producing countries;

•	the success of strategic plans, expectations and objectives of our future operations;

•	loss of senior management or technical personnel;

•	acquisitions and other business opportunities (or the lack thereof) that may be presented to and pursued by us;

•	risk factors discussed or referenced in this report and in our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission on March 30, 2010; and

•	other factors, many of which are beyond our control.

PART I — FINANCIAL INFORMATION
ITEM 1. FINANCIAL STATEMENTS
RESOLUTE ENERGY CORPORATION
Condensed Consolidated Balance Sheets (UNAUDITED)
(in thousands, except share and per share amounts)

	March 31,	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$2,373	$455
Restricted cash	149	149
Accounts receivable	28,918	27,047
Deferred income taxes	6,945	7,050
Derivative instruments	7,748	6,958
Prepaid expenses and other current assets	1,401	1,781

Total current assets	47,534	43,440

Property and equipment, at cost:
Oil and gas properties, full cost method of accounting
Unproved	13,189	7,306
Proved	640,971	634,383
Other property and equipment	2,483	2,413
Accumulated depletion, depreciation and amortization	(21,834)	(11,323)

Net property and equipment	634,809	632,779

Other assets:
Restricted cash	14,781	12,965
Derivative instruments	4,935	3,600
Deferred financing costs	4,038	—
Other assets	637	656

Total assets	$706,734	$693,440

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable and accrued expenses	$42,557	$42,508
Derivative instruments	23,399	20,360

Total current liabilities	65,956	62,868

Long term liabilities:
Long term debt	115,400	109,575
Asset retirement obligations	9,383	9,217
Derivative instruments	52,000	55,260
Deferred income taxes	65,012	62,467
Other noncurrent liabilities	516	516

Total liabilities	308,267	299,903

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.0001 par value; 225,000,000 shares authorized; issued and outstanding 53,160,375 and 53,154,883 shares at March 31, 2010 and December 31, 2009, respectively	5	5
Additional paid-in capital	432,876	432,650
Accumulated deficit	(34,414)	(39,118)

Total stockholders’ equity	398,467	393,537

Total liabilities and stockholders’ equity	$706,734	$693,440

See notes to condensed consolidated financial statements

RESOLUTE ENERGY CORPORATION
Condensed Consolidated Statements of Operations (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2010	2009
Revenue:
Oil	$35,857	$—
Gas	4,542	—
Other	733	—

Total revenue	41,132	—

Operating expenses:
Lease operating	13,255	—
Production and ad valorem taxes	6,293	—
Depletion, depreciation, amortization, and asset retirement obligation accretion	10,713	—
General and administrative	2,653	305
Write-off of deferred acquisition costs	—	3,500

Total operating expenses	32,914	3,805

Income (loss) from operations	8,218	(3,805)

Other income:
Interest income	3	458
Interest expense	(1,075)	—
Realized and unrealized gains on derivative instruments	210	—
Other income	33	—

Total other income (expense)	(829)	458

Income (loss) before income taxes	7,389	(3,347)
Income tax benefit (expense)	(2,685)	1,138

Net income (loss)	$4,704	$(2,209)

Basic and diluted earnings (loss) per common share:
Common stock	$0.09	$(0.05)
Common stock, subject to redemption	$—	$0.01
Weighted average shares outstanding:
Common stock	49,906	45,105
Common stock, subject to redemption	—	16,560
See notes to condensed consolidated financial statements

RESOLUTE ENERGY CORPORATION
Condensed Consolidated Statements of Stockholders’ Equity (UNAUDITED)
(in thousands)

			Additional
	Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Equity
Balance as of January 1, 2010	53,155	$5	$432,650	$(39,118)	$393,537
Issuance of restricted stock and equity based compensation	5	—	226	—	226
Net income	—	—	—	4,704	4,704

Balance as of March 31, 2010	53,160	$5	$432,876	$(34,414)	$398,467

See notes to condensed consolidated financial statements

RESOLUTE ENERGY CORPORATION
Condensed Consolidated Statements of Cash Flows (UNAUDITED)
(in thousands)

	Three Months Ended
	March 31,
	2010	2009
Operating activities:
Net income (loss)	$4,704	$(2,209)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depletion, depreciation, amortization and asset retirement obligation accretion	10,713	—
Equity-based compensation	207	—
Write-off of deferred acquisition costs	—	3,500
Unrealized gain on derivative instruments	(2,346)	—
Deferred income taxes	2,650	(1,112)
Change in operating assets and liabilities:
Accounts receivable	(1,851)	—
Other current assets	380	41
Accounts payable and accrued expenses	162	(849)
Accounts payable — related party	—	(2)

Net cash provided by (used in) operating activities	14,619	(631)

Investing activities:
Decrease in cash and cash equivalents held in trust	—	250,007
Purchase of marketable securities held in trust	—	(249,965)
Oil and gas exploration and development expenditures `	(12,720)	—
Proceeds from sale of oil and gas properties and other	118	—
Purchase of other property and equipment	(70)	—
Increase in restricted cash	(1,816)	—

Net cash provided by (used in) investing activities	(14,488)	42

Financing activities:
Proceeds from bank borrowings	52,325	—
Repayments of bank borrowings	(46,500)	—
Deferred financing costs	(4,038)	—

Net cash provided by financing activities	1,787	—

Net increase (decrease) in cash and cash equivalents	1,918	(589)
Cash and cash equivalents at beginning of period	455	819

Cash and cash equivalents at end of period	$2,373	$230

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$1,479	$—

Income taxes	$—	$980

See notes to condensed consolidated financial statements

RESOLUTE ENERGY CORPORATION
Notes to Condensed Consolidated Financial Statements
Note 1 — Organization and Nature of Business
     Resolute Energy Corporation (“Resolute” or the “Company”), a Delaware corporation incorporated on July 28, 2009, was formed to consummate a business combination with Hicks Acquisition Company I, Inc. (“HACI”), a Delaware corporation incorporated on February 26, 2007. Resolute is an independent oil and gas company engaged in the acquisition, exploration, development, and production of oil, gas and natural gas liquids (“NGL”). The Company conducts all of its activities in the United States of America, principally in the Paradox Basin in southeastern Utah and the Powder River Basin in Wyoming.
     HACI was a blank check company that was formed to acquire one or more businesses or assets. HACI’s initial public offering (the “Offering”) was consummated on October 3, 2007, and HACI received proceeds of approximately $529.1 million. HACI sold to the public 55,200,000 units (one share and one warrant) at a price of $10.00 per unit. Simultaneous with the consummation of the Offering, HACI consummated the private sale of 7,000,000 warrants (“Sponsor Warrants”) to HH-HACI, L.P., a Delaware limited partnership (“Sponsor”), at a price of $1.00 per Sponsor Warrant, generating gross proceeds, before expenses, of $7.0 million (“Private Placement”). Net proceeds received from the consummation of both the Offering and Private Placement of Sponsor Warrants totaled approximately $536.1 million, net of underwriter’s commissions and offering costs. HACI had neither engaged in any operations nor generated any operating revenue prior to the business combination with Resolute.
     On September 25, 2009 (“Acquisition Date”), HACI consummated a business combination under the terms of a Purchase and IPO Reorganization Agreement (“Acquisition Agreement”) with Resolute and Resolute Holdings Sub, LLC (“Sub”), whereby, through a series of transactions, HACI’s stockholders collectively acquired a majority of the outstanding shares of Resolute common stock (the “Resolute Transaction”). Immediately prior to the consummation of the Resolute Transaction, Resolute owned, directly or indirectly, 100% of the equity interests of Resolute Natural Resources Company, LLC (“Resources”), WYNR, LLC (“WYNR”), BWNR, LLC (“BWNR”), RNRC Holdings, Inc. (“RNRC”), and Resolute Wyoming, Inc. (“RWI”), and owned a 99.996% equity interest in Resolute Aneth, LLC (“Aneth”), (collectively, “Predecessor Resolute”). The entities comprising Predecessor Resolute prior to the Resolute Transaction were wholly owned by Sub (except for Aneth, which was owned 99.996%), which in turn is a wholly owned subsidiary of Resolute Holdings, LLC (“Holdings”).
Note 2 — Basis of Presentation and Summary of Significant Accounting Policies
Basis of Presentation
     The Resolute Transaction was accounted for using the acquisition method, with HACI as the accounting acquirer, and resulted in a new basis of accounting reflecting the fair values of the Predecessor Resolute assets and liabilities at the Acquisition Date. Accordingly, the accompanying condensed consolidated financial statements are presented on Resolute’s new basis of accounting. HACI is the surviving entity for accounting purposes, and periods prior to September 25, 2009 reflected in this report represent activity related to HACI’s formation, its initial public offering and identification and consummation of a business combination. The operations of Predecessor Resolute have been incorporated beginning September 25, 2009. The condensed consolidated financial statements include the historical accounts of HACI and, subsequent to the Acquisition Date, include Resolute and its subsidiaries.
     The unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial reporting and Regulation S-X for interim financial reporting. Except as disclosed herein, there has been no material change from the information disclosed in the notes to Resolute’s consolidated financial statements for the year ended December 31, 2009. In the opinion of management, all adjustments, consisting of normal recurring accruals considered necessary for a fair presentation of the interim financial information have been included. Operating results for the periods presented are not necessarily indicative of the results that may be expected for the full year. All intercompany balances and transactions have been eliminated in consolidation.
     In connection with the preparation of the condensed consolidated financial statements, Resolute evaluated subsequent events after the balance sheet date. Certain prior period amounts have been reclassified to conform to the current period presentation.
Significant Accounting Policies
     The significant accounting policies followed by Resolute are set forth in Note 2 – Summary of Significant Accounting Policies to Resolute’s consolidated financial statements for the year ended December 31, 2009. These unaudited condensed consolidated interim financial statements are to be read in conjunction with the consolidated financial statements appearing in Resolute’s Annual Report on Form 10-K and related notes for the year ended December 31, 2009.

Deferred Financing Costs
     Deferred financing costs are amortized over the estimated life of the related obligation. The unamortized balance of these costs was approximately $4.0 million as of March 31, 2010.
Assumptions, Judgments and Estimates
     The preparation of the condensed consolidated financial statements in conformity with GAAP requires management to make various assumptions, judgments and estimates to determine the reported amounts of assets, liabilities, revenue and expenses, and in the disclosures of commitments and contingencies. Changes in these assumptions, judgments and estimates will occur as a result of the passage of time and the occurrence of future events. Accordingly, actual results could differ from amounts previously established.
     Significant estimates with regard to the condensed consolidated financial statements include the estimate of proved oil and gas reserve volumes and the related present value of estimated future net cash flows and the ceiling test applied to capitalized oil and gas properties, the estimated cost and timing related to asset retirement obligations, the estimated fair value of derivative assets and liabilities, the estimated expense for share based compensation and depletion, depreciation, and amortization.
Note 3 — Accounting Standards Update
     In January of 2010, the FASB issued additional guidance to improve disclosure requirements related to fair value measurements and disclosures. Specifically, this guidance requires disclosures about transfers in and out of Level 1 and 2 fair value measurements, activity in Level 3 fair value measurements (See Note 14 for Level 1, 2 and 3 definitions), greater disaggregation of the amounts on the condensed consolidated balance sheets that are subject to fair value measurements and additional disclosures about the valuation techniques and inputs used in fair value measurements. This guidance is effective for interim and annual reporting periods beginning after December 31, 2009, except for disclosure of Level 3 fair value measurement roll forward activity, which is effective for annual reporting periods beginning after December 15, 2010. This guidance was adopted in the first quarter of 2010 and had no impact on the condensed consolidated financial statements other than the additional disclosures.
Note 4 — Asset Retirement Obligation
     Asset retirement obligations relate to future costs associated with the plugging and abandonment of oil and gas wells, removal of equipment and facilities from leased acreage and returning such land to its original condition. The fair value of a liability for an asset retirement obligation is recorded in the period in which it is incurred and the cost of such liability is recorded as an increase in the carrying amount of the related long-lived asset by the same amount. The liability is accreted each period and the capitalized cost is depleted on a units-of-production basis as part of the full cost pool. Revisions to estimated retirement obligations result in adjustments to the related capitalized asset and corresponding liability.
     The restricted cash of $14.8 million located on the Company’s condensed consolidated balance sheet at March 31, 2010 in non-current other assets is legally restricted for the purpose of settling asset retirement obligations related to Predecessor Resolute’s purchase of properties from a subsidiary of ExxonMobil Corporation and its affiliates.
     Resolute’s estimated asset retirement obligation liability is based on estimated economic lives, estimates as to the cost to abandon the wells in the future, and federal and state regulatory requirements. The liability is discounted using a credit- adjusted risk-free rate estimated at the time the liability is incurred or revised. Revisions to the liability could occur due to changes in estimated abandonment costs or well economic lives, or if federal or state regulators enact new requirements regarding the abandonment of wells. Asset retirement obligations are valued utilizing Level 3 fair value measurement inputs.
     The following table provides a reconciliation of Resolute’s asset retirement obligations for the three months ended March 31, (in thousands):

2010
Asset retirement obligations at beginning of period *	$10,438
Additional liability incurred	—
Accretion expense	202
Liabilities settled	(1,274)
Revisions to previous estimates	17

Asset retirement obligations at end of period	$9,383

*	At December 31, 2009 $1,221,000 of asset retirement obligations were accrued in accounts payable and accrued expenses.

Note 5 — Oil and Gas Properties
     Resolute uses the full cost method of accounting for oil and gas producing activities. All costs incurred in the acquisition, exploration and development of properties, including costs of unsuccessful exploration, costs of surrendered and abandoned leaseholds, delay lease rentals and the fair value of estimated future costs of site restoration, dismantlement and abandonment activities, improved recovery systems and a portion of general and administrative expenses are capitalized on a country-wide basis (the “Cost Center”).
     Resolute conducts tertiary recovery projects on certain of its oil and gas properties in order to recover additional hydrocarbons that are not recoverable from primary or secondary recovery methods. Under the full cost method, all development costs are capitalized at the time incurred. Development costs include charges associated with access to and preparation of well locations, drilling and equipping development wells, test wells, and service wells including injection wells, and acquiring, constructing, and installing production facilities and providing for improved recovery systems. Improved recovery systems include all related facility development costs and the cost of the acquisition of tertiary injectants, primarily purchased carbon dioxide (“CO2”). The development cost related to the purchase of CO2 is incurred solely for the purpose of gaining access to incremental reserves that would not be recoverable without the injection of such CO2. The accumulation of injected CO2, in combination with additional purchased and recycled CO2, provides future economic value over the life of the project.
     In contrast, other costs related to the daily operation of the improved recovery systems are considered production costs and are expensed as incurred. These costs include, but are not limited to, compression, electricity, separation, re-injection of recovered CO2 and water, and reservoir pressure maintenance.
     Capitalized general and administrative and operating costs include salaries, employee benefits, costs of consulting services and other specifically identifiable costs and do not include costs related to production operations, general corporate overhead or similar activities. Resolute capitalized general and administrative and operating costs related to its acquisition, exploration and development activities of $0.2 million for the three month period ended March 31, 2010.
     Investments in unproved properties are not depleted, pending determination of the existence of proved reserves. The Company’s investments in unproved properties are related to exploration plays in the Black Warrior Basin in Alabama, the Big Horn Basin in Wyoming and the Williston Basin in North Dakota. Unproved properties are assessed at least annually to ascertain whether impairment has occurred. Unproved properties whose costs are individually significant are assessed individually by considering the primary lease terms of the properties, the holding period of the properties, and geographic and geologic data obtained relating to the properties. Where it is not practicable to assess individually the amount of impairment of properties for which costs are not individually significant, such properties are grouped for purposes of assessing impairment. The amount of impairment assessed is added to the costs to be amortized, or is reported as a period expense as appropriate.
     No gain or loss is recognized upon the sale or abandonment of undeveloped or producing oil and gas properties unless the sale represents a significant portion of oil and gas properties and the gain or loss significantly alters the relationship between the capitalized costs and proved oil reserves of the Cost Center.
     Depletion and amortization of oil and gas properties is computed on the unit-of-production method based on proved reserves. Amortizable costs include estimates of asset retirement obligations and future development costs of proved reserves, including, but not limited to, costs to drill and equip development wells, constructing and installing production and processing facilities, and improved recovery systems, including the cost of required future CO2 purchases.
     Pursuant to full cost accounting rules, Resolute must perform a ceiling test each quarter on its proved oil and gas assets. The ceiling test requires that capitalized costs less related accumulated depletion and deferred income taxes for the Cost Center may not exceed the sum of (1) the present value of future net revenue from estimated production of proved oil and gas reserves using current prices, excluding the future cash outflows associated with settling asset retirement obligations that have been accrued on the balance sheet, and a discount factor of 10%; plus (2) the cost of properties not being amortized, if any; plus (3) the lower of cost or estimated fair value of unproved properties included in the costs being amortized, if any; less (4) income tax effects related to differences in the book and tax basis of oil and gas properties (the “full cost ceiling”). Should the net capitalized costs for the Cost Center exceed the full cost ceiling, an impairment charge would be recognized to the extent of the excess capitalized costs.
     The Company’s full cost pool is primarily comprised of assets attributable to the Resolute Transaction. In accordance with Regulation S-X Article 4-10 and rules for full cost accounting for proved oil and gas properties, Resolute performed a ceiling test at March 31, 2010 and at December 31, 2009 using its reserve estimates prepared in accordance with the recently promulgated Securities and Exchange Commission (“SEC”) rules. At March 31, 2010, the full cost ceiling exceeded capitalized costs. At December 31, 2009, total capitalized costs exceeded the full cost ceiling by approximately $150 million; however, no impairment was recognized at December 31, 2009, as the Company requested and received an exemption from the SEC to exclude the Resolute Transaction from the full cost ceiling assessment for a period of twelve months following the acquisition, provided the Company can demonstrate that the fair value of the acquired properties exceeds the carrying value in the interim periods through June 30, 2010. The request for exemption was made because the Company could demonstrate beyond a reasonable doubt that the fair value of the Resolute Transaction oil and gas properties exceed unamortized cost at the Acquisition Date and at December 31, 2009.
     At the Acquisition Date, Resolute valued its oil and gas properties using NYMEX forward strip prices for a period of five years and then held prices flat thereafter. The Company also used various discount rates and other risk factors depending on the classification of reserves. Management believes this internal pricing model reflected the fair value of the assets acquired.
     While commodity prices have increased since September 30, 2009, the Company recognizes that due to the volatility associated with oil and gas prices future realized commodity prices could be lower. If that were to occur and were deemed to be other than temporary, the Company would assess the Resolute Transaction properties for impairment during the exemption period. Further, if the Company cannot demonstrate that fair value exceeds the unamortized carrying costs during the exemption period, the Company will recognize impairment.
Note 6 — Acquisitions and Divestitures
     The unaudited pro forma consolidated financial information in the table below summarizes the results of operations of the Company as though the Resolute Transaction had occurred as of the beginning of the period presented. The pro forma financial information is presented for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisition had taken place at the beginning of the period presented or that may result in the future. The pro forma adjustments made are based on certain assumptions that Resolute believes are reasonable based on currently available information.
     The unaudited pro forma financial information for the three months ended March 31, 2009 combine the historical results of HACI and Predecessor Resolute.

Three Months Ended
March 31, 2009
(in thousands, except per
share amount)
Pro Forma
Total revenue	$22,488
Operating loss	(23,594)
Net loss	(9,229)
Basic and diluted net loss per share	$(0.18)
Note 7 — Earnings per Share
     The Company computes earnings per share using the two class method. Basic net income per share is computed using the weighted average number of common shares outstanding during the period. Diluted net income per share is computed using the weighted average number of common shares and, if dilutive, potential common shares outstanding during the period. Potentially dilutive shares consist of the incremental shares issuable under the outstanding warrants and outstanding earnout shares, which are shares of Company common stock (with voting rights) that will be forfeited if the price of Company common stock does not exceed $15.00 per share for 20 trading days in any 30 day trading period within five years from the date of the Resolute Transaction (“Earnout Shares”). Warrants entitle the holder to purchase one share of Company common stock at a price of $13.00 per share and expire on September 25, 2014.
     The treasury stock method is used to measure the dilutive impact of potentially dilutive shares. There are no dilutive shares for the three months ended March 31, 2010 as (i) 34,600,000 warrants were anti-dilutive as their exercise price is greater than the average price of the Company’s common stock during the three months then ended; (ii) 13,800,000 warrants were considered contingently issuable as the last sales price of the Company’s common stock, through March 31, 2010, has not exceeded $13.75 for any 20 days within any 30 day trading period; and (iii) Earnout Shares are considered contingently issuable and are not included in the earnings per share calculation until all necessary conditions for issuance are satisfied. Therefore, the impact of 48,400,000 warrants and 3,250,000 Earnout Shares outstanding during the period were not included in the calculation of earnings per share. There was a loss during the three months ended March 31, 2009, and all potentially dilutive shares were anti-dilutive. Accordingly, 76,000,000 warrants were excluded from the calculation of diluted loss per share.
     The liquidation rights of the holders of the Company’s common stock and common stock subject to redemption are identical, except with respect to redemption rights for dissenting shareholders in an acquisition by the Company. As a result, the undistributed earnings for periods prior to the Resolute Transaction were allocated based on the contractual participation rights of the common stock and common stock subject to redemption as if the earnings for the year had been distributed. The undistributed earnings were allocated to common stock subject to redemption based on their pro-rata right to income earned on Offering proceeds by the trust. Subsequent to the Resolute Transaction, no common stock subject to redemption remains outstanding.
     The following table sets forth the computation of basic and diluted net income per share for common stock and common stock subject to redemption (in thousands, except per share data):

	Three Month Ended March 31,
	2010		2009
		Common
		Stock		Common Stock
	Common	Subject to		Subject to
	Stock	Redemption	Common Stock	Redemption
Numerator:
Allocation of undistributed earnings (loss)	$4,704	$—	$(2,314)	$105
Denominator:
Weighted average of issued shares outstanding	49,906	—	45,105	16,560
Basic and diluted earnings per share	$0.09	$—	$(0.05)	$0.01
Note 8 — Related Party Transactions
     HACI agreed to pay up to $10,000 a month for office space and general and administrative services to Hicks Holdings Operating LLC (“Hicks Holdings”), an affiliate of HACI’s founder and chairman of the board, Thomas O. Hicks. Services commenced after the effective date of the Offering and were terminated during 2009 due to the consummation of the Resolute Transaction.
Note 9 — Long Term Debt
     Resolute’s credit facility is with a syndicate of banks led by Wells Fargo Bank, National Association (the “Credit Facility”) with Resolute as the borrower. The Credit Facility specifies a maximum borrowing base as determined by the lenders. The determination of the borrowing base takes into consideration the estimated value of Resolute’s oil and gas properties in accordance with the lenders’ customary practices for oil and gas loans. On March 30, 2010, the Company entered into an amended and restated credit facility agreement. Under the terms of the restated agreement, the borrowing base was increased from $240.0 million to $260.0 million and the maturity date was extended to March 2014. At Resolute’s option, the outstanding balance under the Credit Facility accrues interest at either (a) the London Interbank Offered Rate, plus a margin which varies from 2.25% to 3.0% or (b) the Alternative Base Rate defined as the greater of (i) the Administrative Agent’s Prime Rate, (ii) the Federal Funds Effective Rate plus 0.5%, or (iii) an adjusted London Interbank Offered Rate plus 1%, plus a margin which ranges from 1.25% to 2.0%. Each such margin is based on the level of utilization under the borrowing base. As of March 31, 2010, the weighted average interest rate on the outstanding balance under the Credit Facility was 3.17%.
     The borrowing base is re-determined semi-annually, and the amount available for borrowing could be increased or decreased as a result of such re-determinations. Under certain circumstances, either Resolute or the lenders may request an interim re-determination. As of March 31, 2010, outstanding borrowings were $115.4 million and unused availability under the borrowing base was $136.1 million. The borrowing base availability has been reduced by $8.5 million in conjunction with letters of credit issued to vendors at March 31, 2010. To the extent that the borrowing base, as adjusted from time to time, exceeds the outstanding balance, no repayments of principal are required prior to maturity. The Credit Facility is collateralized by substantially all of the proved oil and gas assets of Aneth and RWI, and is guaranteed by Resolute’s subsidiaries.
     The Credit Facility includes terms and covenants that place limitations on certain types of activities, the payment of dividends, and require satisfaction of certain financial tests. Resolute was in compliance with all terms and covenants of the Credit Facility at March 31, 2010.
     As of May 7, 2010, Resolute had borrowings of $130.3 million under the borrowing base, resulting in an unused availability of $121.2 million.
Note 10 — Income Taxes
     Income tax expense during interim periods is based on applying an estimated annual effective income tax rate to year-to-date income, plus any significant unusual or infrequently occurring items which are recorded in the interim period. The provision for income taxes for the three month periods ended March 31, 2010 and 2009 differ from the amount that would be provided by applying the statutory U.S. federal income tax rate of 35% to income before income taxes. This difference relates primarily to state income taxes and estimated permanent differences.

     The following table summarizes the components of the provision for income taxes (in thousands):

	Three Months Ended
	March 31,
	2010	2009
Current income tax benefit (expense)	$(35)	$26
Deferred income tax benefit (expense)	(2,650)	1,112

Total income tax benefit (expense)	$(2,685)	$1,138

     The Company has not recorded any uncertain tax positions as of March 31, 2010 or 2009.
     The Company is subject to the following material taxing jurisdictions: U.S. federal, Colorado and Utah. The tax years that remain open to examination by the Internal Revenue Service are the years 2006 through 2009. The tax years that remain open to examination by Colorado and Utah are 2005 through 2009. Resource’s 2007 tax return is currently under examination by the Internal Revenue Service.
Note 11 — Stockholders’ Equity and Equity Based Awards
Preferred Stock
     The Company is authorized to issue up to 1,000,000 shares of preferred stock, par value $0.0001 with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. No shares were issued and outstanding as of March 31, 2010 or December 31, 2009.
Common Stock
     The authorized common stock of the Company consists of 225,000,000 shares. The holders of the common shares are entitled to one vote for each share of common stock. In addition, the holders of the common stock are entitled to receive dividends when, as and if declared by the Board of Directors. At March 31, 2010, the Company had 53,160,375 shares of common stock issued and outstanding. HACI had 69,000,000 common shares issued and outstanding at March 31, 2009.
     Of the 53,160,375 shares of common stock outstanding at March 31, 2010, 3,250,000 are classified as Earnout Shares. Earnout Shares are common stock of Resolute subject to forfeiture in the event that the market price earnout target of $15.00 per share is not met by September 25, 2014. The Earnout Shares have voting rights and are transferable; however, they are not registered for resale and do not participate in dividends until the trigger price is met.
     Prior to consummation of the Resolute Transaction, holders of 30% of public common stock, less one share, had the right to vote against any acquisition proposal and demand conversion of their shares for a pro rata portion of cash and marketable securities held in trust, less certain adjustments. As a result, HACI classified 16,559,999 of the total 69,000,000 common shares issued during 2007 as common stock, subject to possible redemption for $160.8 million. The common stock subject to redemption participated in income earned by Offering funds held in trust prior to the Resolute Transaction. Income or loss attributable to common stock subject to redemption was considered in the calculation of earnings per share and the deferred interest attributable to common stock subject to possible redemption was classified as temporary equity. Upon consummation of the Resolute Transaction, the $160.8 million temporary equity was reclassified to common stock and additional paid-in capital and 11,592,084 shares were redeemed. The deferred interest attributable to the shares of common stock not redeemed of $1.9 million was reclassified to stockholders’ equity.
Stock-Based Compensation
     The Company accounts for stock-based compensation in accordance with FASB ASC Topic 718, Stock Compensation.
     On July 31, 2009, the Company adopted the 2009 Performance Incentive Plan (the “Incentive Plan”), providing for long-term equity based awards intended as a means for the Company to attract, motivate, retain and reward directors, officers, employees and other eligible persons through the grant of awards and incentives for high levels of individual performance and improved financial performance of the Company. Equity-based awards are also intended to further align the interests of award recipients and the Company’s stockholders. The Company’s Board of Directors or one or more committees appointed by the Company’s Board of Directors will administer the Incentive Plan. The maximum number of shares of Company common stock that may be issued pursuant to awards under the Incentive Plan is 2,657,744.
     The Incentive Plan authorizes stock options, stock appreciation rights, restricted stock, restricted stock units, stock bonuses and other forms of awards that may be granted or denominated in Company common stock or units of Company common stock, as well as cash bonus awards. The Incentive Plan retains flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Any award may be paid or settled in cash at the Company’s option. On March 16, 2010, the Company’s Board of Directors were granted 5,492 shares of Company common stock under the Incentive Plan. One quarter of each Board of Director award was granted without restriction with the remainder vesting over a service period ending on March 16, 2013. The compensation expense to be recognized for the awards was measured based on the Company’s traded stock price on March 16, 2010.
     On September 25, 2009, the Company and Sub entered into a Retention Bonus Award Agreement calling for the award to employees of the Company of 200,000 shares of Company common stock that would otherwise have been issued to Sub in the Resolute Transaction. Fifty percent of each employee award was awarded without restriction and fifty percent of each employee award was granted contingent upon the employee remaining employed by the Company for one year following the closing of the Resolute Transaction. As of March 31, 2010, employees had forfeited 11,697 shares under this agreement, leaving 88,303 shares unvested. The compensation expense to be recognized for the awards was measured based on the Company’s traded stock price at the date of the Resolute Transaction. For the three months ended March 31, 2010, the Company recorded $0.2 million of stock based compensation expense for this award. The remaining expense will be recognized over the remaining vesting period ending on September 25, 2010.
Note 12 — Employee Benefits
     The Company offers a variety of health and benefit programs to all employees, including medical, dental, vision, life insurance and disability insurance. The Company’s executive officers are generally eligible to participate in these employee benefit plans on the same basis as the rest of the Company’s employees. The Company offers a 401(k) plan for all eligible employees. Employee benefit plans may be modified or terminated at any time by the Company’s Board of Directors.
Time Vested Cash Awards
     Prior to the Resolute Transaction, certain employees of Predecessor Resolute held time vested cash awards (“Awards”). All of the Awards bear simple interest of 15% per annum commencing January 1, 2008, and are payable in three installments, with the first installment paid on January 1, 2009 and the remaining two installments payable on January 1, 2010 and 2011. The Awards are accounted for as deferred compensation. The annual payments are paid contingent upon the employee’s continued employment with Resolute and there is potential for forfeiture of the Awards. Accordingly, Resolute will accrue the Awards and related return for the respective year on an annual basis. For the three months ended March 31, 2010, $0.1 million of compensation expense related to the Awards was recognized.
Note 13 — Derivative Instruments
     Resolute enters into commodity derivative contracts to manage its exposure to oil and gas price volatility. Resolute has not elected to designate derivative instruments as hedges under the provisions of FASB ASC Topic 815, Derivatives and Hedging. As a result, these derivative instruments are marked to market at the end of each reporting period and changes in the fair value are recorded in the accompanying condensed consolidated statements of operations. Realized and unrealized gains and losses from Resolute’s price risk management activities are recognized in other income (expense), with realized gains and losses recognized in the period in which the related production is sold. The cash flows from derivatives are reported as cash flows from operating activities unless the derivative contract is deemed to contain a financing element. Derivatives deemed to contain a financing element are reported as financing activities in the condensed consolidated statement of cash flows. Commodity derivative contracts may take the form of futures contracts, swaps or options.
     For financial reporting purposes, Resolute does not offset the fair value amounts of derivative assets and liabilities with the same counterparty. See Note 14 for the location and fair value amounts of Resolute’s commodity derivative instruments reported in the condensed consolidated balance sheet at March 31, 2010.
     The table below summarizes the location and amount of commodity derivative instrument losses reported in the condensed consolidated statements of operations (in thousands):

Three Months Ended
March 31,
2010
Other income (expense):
Realized losses	$(2,136)
Unrealized gains	2,346

Total gains on derivative instruments	$210

     As of March 31, 2010, Resolute had entered into certain commodity swap contracts. The following table represents Resolute’s commodity swaps through 2013:

				Gas (NYMEX HH)
		Oil (NYMEX WTI)		Weighted Average
		Weighted Average		Hedge Price per
Year	Bbl per Day	Hedge Price per Bbl	MMBtu per Day	MMBtu
2010	3,650	$67.24	3,800	$9.69
2011	3,250	$68.26	2,750	$9.32
2012	3,250	$68.26	2,100	$7.42
2013	2,000	$60.47	1,900	$7.40
     Resolute also uses basis swaps in connection with gas swaps in order to fix the price differential between the NYMEX Henry Hub price and the index price at which the gas production is sold. The table below sets forth Resolute’s outstanding basis swaps as of March 31, 2010.

			Weighted Average
			Hedged Price
			Differential per
Year	Index	MMBtu per Day	MMBtu
2010 – 2013	Rocky Mountain NWPL	1,800	$2.10
     As of March 31, 2010, Resolute had entered into certain commodity collar contracts. The following table represents Resolute’s commodity collars.

Gas (NYMEX HH)
		Oil (NYMEX WTI)		Weighted Average
		Weighted Average		Hedge Price per
Year	Bbl per Day	Hedge Price per Bbl	MMBtu per Day	MMBtu
2010	200	$105.00-151.00	—	—
Credit Risk and Contingent Features in Derivative Instruments
     Resolute is exposed to credit risk to the extent of nonperformance by the counterparties in the derivative contracts discussed above. All counterparties are lenders under Resolute’s Credit Facility. Accordingly, Resolute is not required to provide any credit support to its counterparties other than cross collateralization with the properties securing the Credit Facility. Resolute’s derivative contracts are documented with industry standard contracts known as a Schedule to the Master Agreement and International Swaps and Derivative Association, Inc. Master Agreement (“ISDA”). Typical terms for each ISDA include credit support requirements, cross default provisions, termination events, and set-off provisions. Resolute has set-off provisions with its lenders that, in the event of counterparty default, allow Resolute to set-off amounts owed under the Credit Facility or other general obligations against amounts owed for derivative contract liabilities.
     The maximum amount of loss in the event of all counterparties defaulting is $0 as of March 31, 2010, due to the set off provisions noted above.
Note 14 — Fair Value Measurements
     FASB ASC Topic 820, Fair Value Measurements and Disclosures, defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. The guidance establishes market or observable inputs as the preferred sources of values, followed by assumptions based on hypothetical transactions in the absence of market inputs. The guidance establishes a hierarchy for determining the fair values of assets and liabilities, based on the significance level of the following inputs:
•	Level 1 – Quoted prices in active markets for identical assets or liabilities.

•	Level 2 – Quoted prices in active markets for similar assets and liabilities, quoted prices for identical or similar instruments in markets that are not active and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

•	Level 3 – Significant inputs to the valuation model are unobservable.
     An asset or liability subject to the fair value requirements is categorized within the hierarchy based on the lowest level of input that is significant to the fair value measurement. Resolute’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability. Following is a description of the valuation methodologies used by Resolute as well as the general classification of such instruments pursuant to the hierarchy.

     As of March 31, 2010, Resolute’s commodity derivative instruments were required to be measured at fair value on a recurring basis. Resolute used the income approach in determining the fair value of its derivative instruments, utilizing present value techniques for valuing its swaps and basis swaps and option-pricing models for valuing its collars. Inputs to these valuation techniques include published forward index prices, volatilities, and credit risk considerations, including the incorporation of published interest rates and credit spreads. Substantially all of these inputs are observable in the marketplace throughout the full term of the contract, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace and are therefore designated as Level 2 within the valuation hierarchy.
     The following is a listing of Resolute’s assets and liabilities required to be measured at fair value on a recurring basis and where they are classified within the hierarchy as of March 31, 2010 (in thousands):

Description	Level 1	Level 2	Level 3
Assets
Commodity swaps	$—	$6,600	$—
Commodity collars	—	1,148	—

Current assets: derivative instruments	$—	$7,748	$—

Commodity swaps	$—	$4,935	$—

Other assets: derivative instruments	$—	$4,935	$—

Liabilities
Commodity swaps	$—	$23,399	$—

Current liabilities: derivative instruments	$—	$23,399	$—

Commodity swaps	$—	$52,000	$—

Long term liabilities: derivative instruments	$—	$52,000	$—

Note 15 — Commitments and Contingencies
CO2Take-or-Pay Agreements
     Resolute is party to two take-or-pay purchase agreements, each with a different supplier, under which Resolute has committed to buy specified volumes of CO2. The purchased CO2 is for use in Resolute’s tertiary enhanced recovery projects in Aneth Field. In each case, Resolute is obligated to purchase a minimum daily volume of CO2 or pay for any deficiencies at the price in effect when delivery was to have occurred. The CO2 volumes planned for use on the enhanced recovery projects exceed the minimum daily volumes provided in these take-or-pay purchase agreements. Therefore, Resolute expects to avoid any payments for deficiencies.
     One contract was effective July 1, 2006, with a four year term. As of March 31, 2010, future commitments under this purchase agreement amounted to approximately $1.1 million, based on prices in effect at March 31, 2010. The second contract was entered into on May 25, 2005, was amended on July 1, 2007, and has a ten year term. Future commitments as of March 31, 2010 under this purchase agreement amounted to approximately $58.2 million through June 2016 based on prices in effect on March 31, 2010.
     The annual minimum CO2 purchase obligation by year is as follows (in thousands):

Year	CO2 Purchase Commitments
2010	$9,765
2011	15,267
2012	11,948
2013	11,543
2014	5,126
Thereafter	5,667

Total	$59,316

RESOLUTE NATURAL RESOURCES COMPANY, LLC,
RESOLUTE ANETH, LLC, WYNR, LLC, BWNR, LLC,
RESOLUTE WYOMING, INC.,
RNRC HOLDINGS, INC.
Combined Statements of Operations (UNAUDITED)
(in thousands)

Three Months
Ended
March 31,
2009
Revenue:
Oil	$18,305
Gas	3,324
Other	859

Total revenue	22,488

Operating expenses:
Lease operating	16,295
Depletion, depreciation, amortization, and asset retirement obligation accretion	8,210
Impairment of proved properties	13,295
General and administrative	2,130

Total operating expenses	39,930

Loss from operations	(17,442)

Other income (expense):
Interest expense	(6,248)
Gain on derivative instruments	9,860
Other income	40

Total other income	3,652

Loss before income taxes	(13,790)
Income tax expense	(9,807)

Net loss	$(23,597)

See notes to combined financial statements

RESOLUTE NATURAL RESOURCES COMPANY, LLC
RESOLUTE ANETH, LLC
WYNR, LLC
BWNR, LLC
RESOLUTE WYOMING, INC.
RNRC HOLDINGS, INC.
Combined Statements of Cash Flows (UNAUDITED)
(in thousands)

Three Months
Ended
March 31,
2009
Operating activities:
Net loss	$(23,597)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depletion, depreciation and amortization	7,972
Amortization of deferred financing costs	522
Deferred income taxes	9,792
Equity-based compensation	960
Unrealized loss on derivative instruments	461
Accretion of asset retirement obligations	238
Impairment of proved properties	13,295
Other	(91)
Change in operating assets and liabilities:
Accounts receivable	4,597
Other current assets	233
Accounts payable and accrued expenses	(8,977)
Other current liabilities	6
Accounts payable — Holdings	(3)

Net cash provided by operating activities	5,408

Investing activities:
Acquisition, exploration and development expenditures	(4,099)
Proceeds from sale of oil and gas properties	3
Purchase of other property and equipment	(7)
Notes receivable — affiliated entities	2
Other	25

Net cash used for investing activities	(4,076)

Financing activities:
Deferred financing costs	(2)
Proceeds from bank borrowings	25,270
Payment of bank borrowings	(28,300)

Net cash used by financing activities	(3,032)

Net decrease in cash and cash equivalents	(1,700)
Cash and cash equivalents at beginning of period	1,935

Cash and cash equivalents at end of period	$235

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$7,056

Income taxes	$—

Supplemental schedule of non-cash investing and financing activities:
Decrease to asset retirement obligations	$(111)

Capital expenditures financed through current liabilities	$647

See notes to combined financial statements

RESOLUTE NATURAL RESOURCES COMPANY, LLC
RESOLUTE ANETH, LLC
WYNR, LLC
BWNR, LLC
RESOLUTE WYOMING, INC.
RNRC HOLDINGS, INC.
Notes to Combined Statements of Operations and of Cash Flows (UNAUDITED)
Note 1 —Description of the Companies and Business
     Resolute Natural Resources Company, LLC (“Resources”), previously a Delaware corporation incorporated on January 22, 2004 and converted to a limited liability company on September 30, 2008, Resolute Aneth, LLC (“Aneth”), a Delaware limited liability company established on November 12, 2004, WYNR, LLC (“WYNR”), a Delaware limited liability company established on August 25, 2005, BWNR, LLC (“BWNR”), a Delaware limited liability company established on August 19, 2005, RNRC Holdings, Inc. (“RNRC”), a Delaware corporation incorporated on September 19, 2008 and Resolute Wyoming, Inc. (“RWI”) (formerly Primary Natural Resources, Inc. (“PNR”)), a Delaware corporation incorporated on November 21, 2003 (the change of name to RWI was effective September 29, 2008) (together, “Predecessor Resolute” or the “Companies”) are engaged in the acquisition, exploration, development, and production of oil, gas and natural gas liquids (“NGL”), primarily in the Paradox Basin in southeastern Utah and the Powder River Basin in Wyoming. The Companies are wholly owned subsidiaries of Resolute Holdings Sub, LLC (“Sub”), which in turn is a wholly owned subsidiary of Resolute Holdings, LLC (“Holdings”).
Note 2—Basis of Presentation and Significant Accounting Policies
  Basis of Presentation
     On September 25, 2009 (“Acquisition Date”), Hicks Acquisition Company I, Inc. (“HACI”) consummated a business combination under the terms of a Purchase and IPO Reorganization Agreement (“Acquisition Agreement”) with Resolute Energy Corporation (“Resolute”), pursuant to which, through a series of transactions, HACI’s stockholders collectively acquired a majority of the outstanding equity of the Companies (“Resolute Transaction”), and Resolute owns, directly or indirectly, 100% of the equity interests of Resources, WYNR, BWNR, RNRC, and RWI, and indirectly owns a 99.996% equity interest in Aneth.
     The accompanying unaudited combined statements of operations and of cash flows of Predecessor Resolute have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial reporting and Regulation S-X for interim financial reporting. No combined balance sheet of Predecessor Resolute is required to be presented as the condensed consolidated balance sheets of Resolute Energy Corporation include the acquired balances. In the opinion of management, all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation of the interim financial information have been included. Operating results for the periods presented are not necessarily indicative of the results that may be expected for the full year. These companies are under common ownership and common management. All intercompany balances and transactions have been eliminated in combination.
  Significant Accounting Policies
     The significant accounting policies followed by Resolute are set forth in Note 2 to Predecessor Resolute’s combined financial statements for the period ended September 24, 2009 appearing in Resolute’s Annual Report on Form 10-K for the year ended December 31, 2009. These unaudited combined interim financial statements are to be read in conjunction with the combined financial statements and related notes for the period ended September 24, 2009.
  Assumptions, Judgments, and Estimates
     The preparation of the combined interim financial statements in conformity with GAAP requires management to make various assumptions, judgments and estimates to determine the reported amounts of assets, liabilities, revenue and expenses, and in the disclosures of commitments and contingencies. Changes in these assumptions, judgments and estimates will occur as a result of the passage of time and the occurrence of future events. Accordingly, actual results could differ from amounts previously established.
     Significant estimates with regard to the combined financial statements include the estimated carrying value of unproved properties, the estimate of proved oil and gas reserve volumes and the related present value of estimated future net cash flows and the ceiling test applied to capitalized oil and gas properties, the estimated cost and timing related to asset retirement obligations, the estimated fair value of derivative assets and liabilities, the estimated expense for equity based compensation and depletion, depreciation, and amortization.

Note 3 — Oil and Gas Properties
     Predecessor Resolute uses the full cost method of accounting for oil and gas producing activities. All costs incurred in the acquisition, exploration and development of properties, including costs of unsuccessful exploration, costs of surrendered and abandoned leaseholds, delay lease rentals and the fair value of estimated future costs of site restoration, dismantlement and abandonment activities, improved recovery systems and a portion of general and administrative expenses are capitalized within the cost center.
     Predecessor Resolute conducts tertiary recovery projects on certain of its oil and gas properties in order to recover additional hydrocarbons that are not recoverable from primary or secondary recovery methods. Under the full cost method, all development costs are capitalized at the time incurred. Development costs include charges associated with access to and preparation of well locations, drilling and equipping development wells, test wells, and service wells including injection wells; acquiring, constructing, and installing production facilities and providing for improved recovery systems. Improved recovery systems include all related facility development costs and the cost of the acquisition of tertiary injectants, primarily purchased CO2. The development cost related to CO2 purchases are incurred solely for the purpose of gaining access to incremental reserves not otherwise recoverable. The accumulation of injected CO2, in combination with additional purchased and recycled CO2, provide future economic value over the life of the project.
     In contrast, other costs related to the daily operation of the improved recovery systems are considered production costs and are expensed as incurred. These costs include, but are not limited to, compression, electricity, separation, re-injection of recovered CO2 and water. Costs incurred to maintain reservoir pressure are also expensed as incurred.
     Capitalized general and administrative and operating costs include salaries, employee benefits, costs of consulting services and other specifically identifiable costs and do not include costs related to production operations, general corporate overhead or similar activities. Predecessor Resolute capitalized general and administrative and operating costs of $0.1 million related to its acquisition, exploration and development activities for the three month period ended March 31, 2009.
     Investments in unproved properties are not depleted, pending determination of the existence of proved reserves. Unproved properties are assessed periodically to ascertain whether impairment has occurred. Unproved properties whose costs are individually significant are assessed individually by considering the primary lease terms of the properties, the holding period of the properties, and geographic and geologic data obtained relating to the properties. Where it is not practicable to assess individually the amount of impairment of properties for which costs are not individually significant, such properties are grouped for purposes of assessing impairment. The amount of impairment assessed is added to the costs to be amortized, or is reported as a period expense as appropriate.
     Pursuant to full cost accounting rules, Predecessor Resolute performed a ceiling test each quarter on its proved oil and gas assets. The ceiling test requires that capitalized costs less related accumulated depletion and deferred income taxes for each cost center may not exceed the sum of (1) the present value of future net revenue from estimated production of proved oil and gas reserves using current prices, excluding the future cash outflows associated with settling asset retirement obligations that have been accrued on the balance sheet, and a discount factor of 10%; plus (2) the cost of properties not being amortized, if any; plus (3) the lower of cost or estimated fair value of unproved properties included in the costs being amortized, if any; less (4) income tax effects related to differences in the book and tax basis of oil and gas properties. Should the net capitalized costs for a cost center exceed the sum of the components noted above, an impairment charge would be recognized to the extent of the excess capitalized costs. As a result of this limitation on capitalized costs, the accompanying combined financial statements include a provision for an impairment of oil and gas property cost for the three months ended March 31, 2009 of $13.3 million.
     No gain or loss is recognized upon the sale or abandonment of undeveloped or producing oil and gas properties unless the sale represents a significant portion of oil and gas properties and the gain or loss significantly alters the relationship between the capitalized costs and proved oil reserves of the cost center.
     Depletion and amortization of oil and gas properties is computed on the unit-of-production method based on proved reserves. Amortizable costs include estimates of asset retirement obligations and future development costs of proved reserves, including, but not limited to, costs to drill and equip development wells, constructing and installing production and processing facilities, and improved recovery systems, including the cost of required future CO2 purchases.
Note 4 — Asset Retirement Obligations
     Asset retirement obligations relate to future costs associated with the plugging and abandonment of oil and gas wells, removal of equipment and facilities from leased acreage and returning such land to its original condition. The fair value of a liability for an asset retirement obligation is recorded in the period in which it is incurred and the cost of such liability increases the carrying amount of the related long-lived asset by the same amount. The liability is accreted each period and the capitalized cost is depleted on a units-of-production basis as part of the full cost pool. Revisions to estimated asset retirement obligations result in adjustments to the related capitalized asset and corresponding liability.
     Predecessor Resolute’s estimated asset retirement obligation liability is based on estimated economic lives, estimates as to the cost to abandon the wells in the future, and federal and state regulatory requirements. The liability is discounted using a credit-adjusted risk-free rate estimated at the time the liability is incurred or revised. Revisions to the liability could occur due to changes in estimated abandonment costs or well economic lives, or if federal or state regulators enact new requirements regarding the abandonment of wells.
     The following table provides a reconciliation of Predecessor Resolute’s asset retirement obligation for the three months ended March 31, 2009 (in thousands):

Three Months
Ended March 31,
2009
Asset retirement obligations at beginning of period	$9,828
Accretion expense	238
Additional liability incurred	—
Liabilities settled	(14)
Revisions to previous estimates	(111)

Asset retirement obligations at end of period	9,941
Less current asset retirement obligations	1,128

Long-term asset retirement obligations	$8,813

Note 5—Related Party Transactions
     Resources has received payments due Holdings for Holdings’ transactions not related to Predecessor Resolute. Such payments have not yet been fully reimbursed to Holdings. Payments to Holdings are reflected on the combined statements of cash flows under the caption “Accounts Payable — Holdings.”
Note 6—Long Term Debt
  First Lien Facility
     Predecessor Resolute’s credit facility was with a syndicate of banks led by Wachovia Bank, National Association (the “First Lien Facility”) with Aneth as the borrower. At Aneth’s option, the outstanding balance under the First Lien Facility accrued interest at either (a) the London Interbank Offered Rate, plus a margin which varied from 1.5% to 2.25%, or (b) the Alternative Base Rate defined as the greater of (i) the Administrative Agent’s Prime Rate, (ii) the Administrative Agent’s Base CD rate plus 1%, or (iii) the Federal Funds Effective Rate plus 0.5%, plus a margin which varied from 0% to 0.75%. Each such margin was based on the level of utilization under the borrowing base. As of March 31, 2009 the weighted average interest rate on the outstanding balance under the facility was approximately 3.64%
     On September 25, 2009, Resolute repaid $99.5 million outstanding under the First Lien Facility with cash received from the Resolute Transaction.
  Second Lien Facility
     Predecessor Resolute’s term loan was with a group of lenders, with Wilmington Trust FSB as the agent (the “Second Lien Facility”) and with Aneth as the borrower. Balances outstanding under the Second Lien Facility accrued interest at either (a) the adjusted London Interbank Offered Rate plus the applicable margin of 4.5%, or (b) the greater of (i) the Administrative Agent’s Prime Rate, (ii) the Administrative Agent’s Base CD rate plus 1%, or (iii) the Alternative Base Rate, plus the applicable margin of 3.5%. As of March 31, 2009 the weighted average interest rate on the outstanding balance under the facility was approximately 3.85%.
     On September 25, 2009, Resolute repaid all amounts outstanding under the Second Lien Facility with cash received from the Resolute Transaction.

Note 7 —Income Taxes
     Income tax expense during interim periods is based on applying an estimated annual effective income tax rate to year-to-date income, plus any significant unusual or infrequently occurring items which are recorded in the interim period. The provision for income taxes for the three months ended March 31, 2009 differs from the amount that would be provided by applying the statutory U.S. federal income tax rate of 35% to income before income taxes primarily related to state income taxes and estimated permanent differences.
     The following table summarizes the components of the provision for income taxes (in thousands):

For the Three Months
Ended March 31,
2009
Current income tax expense
Federal	$(15)
State	—
Deferred income tax benefit (expense)	(1,068)
Valuation allowance*	(8,724)

Total income tax benefit (expense)**	$(9,807)

*	Resolute recorded a full valuation allowance against its deferred tax asset at March 31, 2009, as Predecessor Resolute believed that this asset may not be realized if it was unable to generate future taxable income.

**	Tax expense (benefit) is calculated based on taxable income of RNRC and RWI, which are taxable entities. Aneth, Sub, BWNR and WYNR are pass-through entities for federal and state income tax purposes. As such, neither current nor deferred income taxes are recognized by these entities.
Note 8 — Shareholder’s/Member’s Equity and Equity Based Awards
  Common Stock
     At March 31, 2009, RNRC and RWI each had 1,000 shares of common stock, par value $0.01 and $1.00 per share, authorized, issued and outstanding.
  Member’s Equity
     At March 31, 2009, member’s equity included Aneth, WYNR, BWNR and Resources.
  Incentive Interests
     Resources
     “Incentive Units” were granted by Holdings to certain of its members who were also officers, as well as to other employees of Resources. The Incentive Units were intended to be compensation for services provided to Resources. The original terms of the five tiers of Incentive Units are as follows. Tier I units vest ratably over three years, but are subject to forfeiture if payout is not realized. Tier I payout is realized at the return of members’ invested capital and a specified rate of return. Tiers II through V vest upon certain specified multiples of cash payout. Incentive Units are forfeited if an employee of Predecessor Resolute is either terminated for cause or resigns as an employee. Any Incentive Units that are forfeited by an individual employee revert to the founding senior managers of Predecessor Resolute and, therefore, the number of Tier II through V Incentive Units is not expected to change.
     On June 27, 2007, Holdings made a capital distribution of $100 million to its equity owners from the proceeds of the Second Lien Facility. This distribution caused both the Tier I payout to be realized and the Tier I Incentive Units to vest. As a result of the distribution, management determined that it was probable that Tiers II-V incentive unit payouts would be achieved.
     Predecessor Resolute recorded $1.0 million of equity based compensation expense in general and administrative expense in the combined statements of operations for the three months ended March 31 2009.
     Predecessor Resolute amortizes the estimated fair value of the Incentive Units over the remaining estimated vesting period using the straight-line method. The estimated weighted average fair value remaining of the Incentive Units was calculated using a discounted future net cash flows model. No Incentive Units vested during the three months ended March 31, 2009.

     At March 31, 2009, there were 17,797,801 incentive units outstanding, of which 6,190,539 were not vested and have a weighted average grant date fair value of $2.08 per unit. There were no grants or forfeitures during the three months ended March 31, 2009.
Note 9 — Derivative Instruments
     Predecessor Resolute enters into commodity derivative contracts to manage its exposure to oil and gas price volatility. Predecessor Resolute has not elected to designate derivative instruments as cash flow hedges under the provisions of FASB ASC Topic 815, Derivatives and Hedging. As a result, these derivative instruments are marked to market at the end of each reporting period and changes in the fair value are recorded in the accompanying combined statements of operations. Realized and unrealized gains and losses from Predecessor Resolute’s price risk management activities are recognized in other income (expense), with realized gains and losses recognized in the period in which the related production is sold. The cash flows from derivatives are reported as cash flows from operating activities unless the derivative contract is deemed to contain a financing element. Derivatives deemed to contain a financing element are reported as financing activities in the statement of cash flows. Commodity derivative contracts may take the form of futures contracts, swaps or options.
     As of March 31, 2009, Predecessor Resolute had entered into certain commodity swap contracts. The following table represents Predecessor Resolute’s commodity swaps at March 31, 2009 with respect to its estimated oil and gas production from proved developed producing properties through 2013:

				Gas (NYMEX HH)
		Oil (NYMEX WTI)		Weighted Average
		Weighted Average		Hedge Price per
Year	Bbl per Day	Hedge Price per Bbl	MMBtu per Day	MMBtu
2009	3,900	$63.07	1,800	$9.93
2010	3,650	$57.83	3,800	$9.69
2011	3,250	$68.26	2,750	$9.32
2012	3,250	$68.26	2,100	$7.42
2013	2,000	$60.47	1,900	$7.40
     Predecessor Resolute also used basis swaps in connection with gas swaps in order to fix the price differential between the NYMEX Henry Hub price and the index price at which the gas production is sold. The table below sets forth Predecessor Resolute’s outstanding basis swaps as of March 31, 2009.

			Weighted Average
			Hedged Price
			Differential per
Year	Index	MMBtu per Day	MMBtu
2009 — 2013	Rocky Mountain NWPL	1,800	$2.10
     As of March 31, 2009, Predecessor Resolute had entered into certain commodity collar contracts. The following table represents Predecessor Resolute’s commodity collars at March 31, 2009 with respect to its estimated oil and gas production from proved developed producing properties:

				Gas (NYMEX HH)
		Oil (NYMEX WTI)		Weighted Average
		Weighted Average		Hedge Price per
Year	Bbl per Day	Hedge Price per Bbl	MMBtu per Day	MMBtu
2009	250	$105.00-151.00	3,288	$5.00-9.35
2010	200	$105.00-151.00	—	—
     The table below summarizes the location and amount of commodity derivative instrument gains and losses reported in the combined statements of operations for the periods presented below (in thousands):

Three Months Ended
March 31,
2009
Other income (expense)
Realized gains	$10,321
Unrealized losses	(461)

Total: gain on derivative instruments	$9,860

Note 10 — Fair Value Measurements
     FASB ASC Topic 820, Fair Value Measurements and Disclosures clarifies the definition of fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. Predecessor Resolute fully adopted FASB ASC Topic 820 as of January 1, 2009. The full adoption did not have a material impact on Predecessor Resolute’s combined financial statements or its disclosures.

     FASB ASC Topic 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exact price) in an orderly transaction between market participants at the measurement date. The statement establishes market or observable inputs as the preferred sources of values, followed by assumptions based on hypothetical transactions in the absence of market inputs. The statement establishes a hierarchy for grouping these assets and liabilities, based on the significance level of the following inputs:
•	Level 1 — Quoted prices in active markets for identical assets or liabilities.
•	Level 2 — Quoted prices in active markets for similar assets and liabilities, quoted prices for identical or similar instruments in markets that are not active and model-derived valuations whose inputs are observable or whose significant value drivers are observable.
•	Level 3 — Significant inputs to the valuation model are unobservable.
     An asset or liability subject to the fair value requirements is categorized within the hierarchy based on the lowest level of input that is significant to the fair value measurement. Predecessor Resolute’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability. Following is a description of the valuation methodologies used by Predecessor Resolute as well as the general classification of such instruments pursuant to the hierarchy.
     As of March 31, 2009, Predecessor Resolute’s commodity derivative instruments were required to be measured at fair value. Predecessor Resolute used the income approach in determining the fair value of its derivative instruments, utilizing present value techniques for valuing its swaps and basis swaps and option-pricing models for valuing its collars. Inputs to these valuation techniques include published forward index prices, volatilities, and credit risk considerations, including the incorporation of published interest rates and credit spreads. Substantially all of these inputs are observable in the marketplace throughout the full term of the contract, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace and are therefore designated as Level 2 within the valuation hierarchy.
Note 11 — Commitments and Contingencies
  CO2Take-or-Pay Agreements
     Predecessor Resolute entered into two take-or-pay purchase agreements, each with a different supplier, under which Predecessor Resolute has committed to buy specified volumes of CO2. The purchased CO2 is for use in Predecessor Resolute’s tertiary enhanced recovery projects in Aneth Field. In each case, Predecessor Resolute is obligated to purchase a minimum daily volume of CO2 or pay for any deficiencies at the price in effect when delivery was to have occurred. The CO2volumes planned for use on the enhanced recovery projects exceed the minimum daily volumes provided in this take-or-pay purchase agreement. Therefore, Predecessor Resolute expects to avoid any payments for deficiencies.
     One contract was effective July 1, 2006, with a four year term. As of March 31, 2009, future commitments under this purchase agreement amounted to approximately $3.0 million, based on prices in effect at March 31, 2009. The second contract was entered into on May 25, 2005, was amended on July 1, 2007, and had a ten year term. Future commitments under this purchase agreement amounted to approximately $31.8 million through June 2016 based on prices in effect on March 31, 2009. The annual minimum obligation by year is as follows:

Year	Commitments
(millions)
2009	$7.2
2010	7.8
2011	6.1
2012	4.8
2013	4.6
Thereafter	4.3

Total	$34.8

ITEM 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
     References to the “Company,” “us” or “we” refer to Resolute Energy Corporation (‘Resolute”), a corporation formed to consummate a business combination between Hicks Acquisition Company I, Inc. (“HACI”), Resolute and Resolute Holdings Sub, LLC. “Predecessor Resolute” refers to Resolute Natural Resources Company, LLC (“Resources”), WYNR, LLC (“WYNR”), BWNR, LLC (“BWNR”), RNRC Holdings, Inc. (“RNRC”), and Resolute Wyoming, Inc. (“RWI”) (formerly known as Primary Natural Resources, Inc. (“PNR”)), and Resolute Aneth, LLC (“Aneth”).
     The following discussion and analysis should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the year ended December 31, 2009, as well as with the financial statements and related notes thereto contained elsewhere in this report. Due to the nature of the Resolute Transaction, two sets of financial statements are presented in this report. The first set covers the reporting company, Resolute, including a pro forma presentation of Resolute giving effect to the Resolute Transaction as if it had occurred on January 1, 2009. The second set covers the predecessor company, Predecessor Resolute, for the period ended March 31, 2009. This discussion is presented in one combined section relating to the business of Resolute for the period ended March 31, 2010 and the comparative data with respect to Predecessor Resolute and HACI for the period ended March 31, 2009.
Overview
     Resolute is an independent oil and gas company engaged in the acquisition, exploration, development and production of oil, gas and hydrocarbon liquids. Resolute’s strategy is to grow through acquisition, exploration, exploitation and industry standard enhanced oil recovery projects.
     Resolute focuses its efforts on increasing reserves and production while controlling costs at a level that is appropriate for long-term operations. Resolute’s future earnings and cash flow from existing operations are dependent on a variety of factors including commodity prices, exploitation and recovery activities and its ability to manage its overall cost structure at a level that allows for profitable production.
     Resolute’s management uses a variety of financial and operational measurements to analyze its operating performance. These measurements include: (i) production levels, trends and prices, (ii) reserve and production volumes and trends, (iii) operating expenses and general and administrative expenses, (iv) operating cash flow, and (v) EBITDA. These measurements are to be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing in Resolute’s Annual Report on Form 10-K for the year ended December 31, 2009.
The Resolute Transaction
     On September 25, 2009 (the “Acquisition Date”), Resolute consummated a business combination under the terms of a Purchase and IPO Reorganization Agreement dated as of August 2, 2009 (the “Acquisition Agreement”) by and among us, HACI, Resolute Holdings Sub, LLC (“Sub”), Resolute Subsidiary Corporation, a wholly-owned subsidiary of Resolute (“Merger Sub”), Resolute Aneth, LLC, a subsidiary of Sub (“Aneth”), Resolute Holdings, LLC and HH-HACI, L.P. (the “Sponsor”), pursuant to which HACI stockholders acquired a majority of the outstanding shares of capital stock of Resolute and Resolute acquired all of the operating companies previously owned by Sub (the “Resolute Transaction”). Prior to September 25, 2009, HACI was a blank check company formed for the purpose of acquiring, or acquiring control of, one or more businesses or assets.
     As a result of the Resolute Transaction, through a series of transactions, shareholders of HACI common stock, par value $0.0001 per share, acquired approximately 82% of the outstanding shares of Resolute common stock, par value $0.0001 per share (“Resolute common stock”), and Sub owned approximately 18% of the outstanding Resolute common stock, excluding, in each case, warrants, options and the Resolute Earnout Shares (as defined below). HACI transferred to Aneth the $327 million remaining in its trust account, after payment of expenses of $11 million and redemption of HACI common stock and warrants in the amount of $201 million, in exchange for a membership interest in Aneth. Sub then contributed its direct and indirect ownership interests in its operating subsidiaries to HACI. Merger Sub merged with and into HACI, with HACI surviving the merger and continuing as a wholly-owned subsidiary of Resolute. As required by the Acquisition Agreement, the $327 million was used to repay amounts owed under Aneth’s credit facilities.
     In exchange for Sub’s contribution of its operating subsidiaries and as a result of the other transactions contemplated by the Acquisition Agreement, Sub acquired (i) 9,200,000 shares of Resolute common stock, (ii) 4,600,000 warrants to purchase Resolute common stock at a price of $13.00 per share, with a five year life and subject to a trigger price of $13.75 per share (the “Resolute Founders Warrants”), (iii) 2,333,333 warrants to purchase Resolute common stock at a price of $13.00 per share, with a five year life (the “Resolute Sponsors Warrants”), and (iv) 1,385,000 shares of Resolute common stock subject to forfeiture in the event a trigger price of $15.00 is not exceeded within five years following the closing of the Resolute

Transaction and that have no economic rights until such trigger is met (the “Resolute Earnout Shares”). Of the 9,200,000 shares of Resolute common stock issuable to Sub, 200,000 were issued to employees of Predecessor Resolute who became employees of Resolute upon closing of the Resolute Transaction in recognition of their services. 100,000 shares vested immediately and the remaining 100,000 shares will vest on the one year anniversary of the Acquisition Date, provided the recipient remains employed by the Company through that date. At the effective time of the Resolute Transaction, each outstanding share of HACI common stock was converted into the right to receive one share of Resolute common stock.
     In connection with the Resolute Transaction, 7,335,000 shares of HACI’s common stock and 4,600,000 warrants to purchase HACI common stock held by the Sponsor were cancelled and forfeited and an additional 1,865,000 shares held by the Sponsor were converted into 1,865,000 Resolute Earnout Shares. As a result of the consummation of the Resolute Transaction, the Sponsor, together with its initial pre-public offering stockholders, owned (i) 4,600,000 shares of Resolute common stock, (ii) 9,200,000 Resolute Founders Warrants, (iii) 4,666,667 Resolute Sponsors Warrants, and (iv) 1,865,000 Resolute Earnout Shares.
     At the effective time of the Resolute Transaction, each of the 55,200,000 outstanding warrants that were issued in HACI’s initial public offering (the “Public Warrants”) was converted, at the election of the warrantholder, into either (i) the right to receive $0.55 in cash or (ii) when properly tendered, the right to receive one warrant to purchase one share of Resolute common stock (a “Resolute Warrant”) at a exercise price of $13.00, subject to adjustment. The number of total Resolute Warrants was limited to 27,600,000. Warrants that were voted against the Warrant Amendment (as defined below) were, at the effective time of the Resolute Transaction, converted into the right to receive $0.55 in cash. Because more than 50% of the HACI warrantholders elected to receive Resolute Warrants, the properly voted and tendered warrants were exchanged pro rata. The Resolute Warrants have a five year life and are subject to redemption upon 30 days prior notice (as defined) at $.01 per Resolute Warrant, at the Company’s option, when the price of Resolute’s common stock equals or exceed $18.00 per share for a specified period.
Factors That Significantly Affect Resolute’s Financial Results
     Revenue, cash flow from operations and future growth depend substantially on factors beyond Resolute’s control, such as economic, political and regulatory developments and competition from other sources of energy. Crude oil prices have historically been volatile and may be expected to fluctuate widely in the future. Sustained periods of low prices for crude oil could materially and adversely affect Resolute’s financial position, its results of operations, the quantities of oil and gas that it can economically produce, and its ability to obtain capital.
     Like all businesses engaged in the exploration for and production of oil and gas, Resolute faces the challenge of natural production declines. As initial reservoir pressures are depleted, oil and gas production from a given well decreases. Thus, an oil and gas exploration and production company depletes part of its asset base with each unit of oil or gas it produces. Resolute attempts to overcome this natural decline by implementing secondary and tertiary recovery techniques and by acquiring or discovering more reserves than it produces. Resolute’s future growth will depend on its ability to enhance production levels from existing reserves and to continue to add reserves in excess of production. Resolute will maintain its focus on costs necessary to produce its reserves as well as the costs necessary to add reserves through production enhancement, drilling and acquisitions. Resolute’s ability to make capital expenditures to increase production from existing reserves and to acquire more reserves is dependent on availability of capital resources, and can be limited by many factors, including the ability to obtain capital in a cost-effective manner and to timely obtain permits and regulatory approvals.

Results of Operations
     The following table reflects the components of our production and sales prices and sets forth our operating revenues, costs and expenses on a barrels of oil equivalent (“Boe”) basis for the three months ended March 31, 2010 and 2009 for Resolute and Predecessor Resolute, respectively.

	Resolute		Predecessor Resolute
	Three Months Ended		Three Months Ended
	March 31,		March 31,
	2010	2009	2009
Net Sales:
Total sales (Mboe)	636	—	692
Average daily sales (Boe/d)	7,062	—	7,693

Average Sales Price ($/Boe):
Average sales price (excluding derivative settlements)	$64.72	—	$32.48
Average sales price (including derivative settlements)	61.36	—	44.42

Operating Expenses ($/Boe):
Lease operating	$20.80	—	$18.69
Production and ad valorem taxes	9.95	—	4.85
General and administrative	4.17	—	3.08
Depletion, depreciation, amortization and accretion	16.86	—	11.86
     Through September 24, 2009, HACI’s efforts had been primarily limited to organizational activities, activities relating to its initial public offering, activities relating to identifying and evaluating prospective acquisition candidates, and activities relating to general corporate matters; HACI had not generated any revenue, other than interest income earned on the proceeds of its initial public offering.
     For the purposes of management’s discussion and analysis of results of operations of Resolute, management has analyzed the operational results for the three months ended March 31, 2010, in comparison to the three months ended March 31, 2009, of Predecessor Resolute, except where indicated.
Comparison of Quarter Ended March 31, 2010 to Quarter Ended March 31, 2009
     Revenue. Revenue from oil and gas activities increased to $41.1 million during 2010, from $22.5 million during 2009. Total production decreased 8.2% during 2010 as compared to 2009, from 692,000 Boe to 636,000 Boe. In addition to natural production declines, the overall production decrease was partially attributed to compression failure at the Western Gas Resources Hilight Plant and the fact that the Company voluntarily shut-down a portion of its coalbed methane production in Wyoming due to uneconomic product prices for natural gas in that area. Another contributing factor was that for most of 2009 the Company curtailed its capital programs due to low product prices and the Company’s limited financial liquidity. Had those capital projects not been curtailed, they arguable could have contributed production to help offset the normal production declines in the Company’s producing fields. Management estimates that production constraints at the Hilight plant resulted in a reduction in production volumes of approximately 23 MBoe, or 255 Boe per day during the quarter ended March 31, 2010, as compared to what the field was capable of producing if unconstrained.
     The production decrease was more than offset by an increase in average sales price, excluding derivatives settlements, from $32.48 per Boe in 2009 to $64.72 per Boe in 2010.
     Operating Expenses. Lease operating expenses include labor, field office rent, vehicle expenses, supervision, transportation, minor maintenance, tools and supplies, workover expenses, and other customary charges. Resolute and Predecessor Resolute assess lease operating expenses in part by monitoring the expenses in relation to production volumes and the number of wells operated.
     Lease operating expenses increased to $13.3 million during 2010, from $13.0 million during 2009. The $0.3 million, or 2%, increase, was attributable to minor increases in company labor, equipment and maintenance costs, utilities and fuel, and workover expense, offset by minor decreases in contract labor and compression, gathering and other costs.
     Production and ad valorem taxes increased to $6.3 million during 2010, from $3.4 million during 2009. The $2.9 million, or 85%, increase was primarily attributable to the 83% increase in revenue. Production and ad valorem taxes were 15.3% of total revenue in 2010, compared to 14.9% of total revenue in 2009. The increase in the 2010 rate results from higher estimated ad valorem taxes in 2010 as compared to 2009.

     Depletion, depreciation, amortization and accretion expenses increased to $10.7 million during 2010, as compared to $8.2 million during 2009. The $2.5 million, or 30.5%, increase is principally due to an increase in the depletion, depreciation and amortization rate from $11.86 per Boe in 2009 to $16.86 per Boe in 2010, which reflects the higher carrying value of proved oil and gas properties in 2010 as a result of the Resolute Transaction at September 25, 2009.
     Pursuant to full cost accounting rules, Resolute and Predecessor Resolute performed a ceiling test each quarter on its proved oil and gas assets. As a result of this limitation on capitalized costs, Predecessor Resolute included a provision for impairment of oil and gas property costs in 2009 of $13.3 million. There was no provision for impairment of oil and gas property in 2010 for Resolute.
     General and administrative expenses include the costs of Resolute, HACI and Predecessor Resolute’s employees and executive officers, related benefits, office leases, professional fees and other costs not directly associated with field operations. Resolute and Predecessor Resolute monitor general and administrative expenses in relation to the amount of production and the number of wells operated.
     General and administrative expenses for Resolute and Predecessor Resolute increased to $2.7 million during 2010, as compared to $2.1 million during 2009. The $0.6 million, or 29%, increase in general and administrative expenses principally resulted from a $1.0 million increase in professional services and consulting fees and an increase of $0.3 million in personnel costs and a $0.8 million decrease in stock based compensation. General and administrative expenses of $3.8 million related to HACI in 2009 were principally comprised of the write off of deferred acquisition costs of $3.5 million.
     Other Income (Expense). All oil and gas derivative instruments are accounted for under mark-to-market accounting rules, which provide for the fair value of the contracts to be reflected as either an asset or a liability on the balance sheet. The change in the fair value during an accounting period is reflected in the income statement for that period. During 2010, the gain on oil and gas derivatives was $0.2 million consisting of approximately $2.1 million of realized losses on commodities derivatives and $2.3 million of unrealized gains on commodities derivatives. During 2009, the gain on oil and gas derivatives was $9.9 million consisting of approximately $10.3 million of realized gains offset by an unrealized loss of $0.4 million.
     Interest expense was $1.1 million during 2010, as compared to $6.2 million during 2009. The $5.1 million, or 82.3%, decrease is attributable to a 74% reduction in average outstanding borrowings and lower interest rates.
     Income Tax Benefit (Expense). Income tax expense recognized during 2010 was $2.7 million, or 36.3% of income before income taxes, as compared to an income tax benefit of $1.1 million, or 34% of loss before income taxes, for Resolute in 2009. The change in the effective rate reflects the differing tax jurisdictions in which Resolute operates in following the Resolute Transaction.
Liquidity and Capital Resources
     Resolute’s primary sources of liquidity are cash generated from operations and amounts available under the revolving Credit Facility.
     For the purposes of management’s discussion and analysis of liquidity and capital resources, management has analyzed the cash flows and capital resources for the three months ended March 31, 2010 for Resolute in comparison to the three months ended March 31, 2009 for Resolute and Predecessor Resolute.

	Resolute		Predecessor Resolute
	Three Months		Three Months
	Ended March 31,		Ended March 31,
	2010	2009	2009
	(in thousands)		(in thousands)
Cash provided by (used in) operating activities	$14,619	$(631)	$5,408
Cash provided by (used in) investing activities	(14,488)	42	(4,076)
Cash provided (used in) by financing activities	1,787	—	(3,032)
     Net cash provided by operating activities was $14.6 million for the three months of 2010 compared to $5.4 million for the three months of 2009. Cash flows from operating activities in 2010 reflected a change from a net loss in 2009 to net income in 2010.
     Net cash used in investing activities was $14.5 million for the three months in 2010 compared to $4.1 million in 2009. The primary investing activities for the three months of 2010 and 2009 were capital expenditures of $12.7 million and $4.1 million, respectively. The 2010 capital expenditures were comprised of $5.9 million in leasehold costs as a result of the acquisition of undeveloped leasehold acreage in Williams County, North Dakota, $3.4 million in CO2 acquisition and $3.4 million in other capital expenditures. Capital spending in the first quarter was consistent with the capital budget.
     Net cash provided by financing activities was $1.8 million for the three months in 2010 compared to net cash used in financing activities of $3.0 million for the three months in 2009. The primary financing activities in the first three months of 2010 were $5.8 million in net bank borrowings and $4.0 million in deferred financing costs related to the credit agreement entered into by the Company on March 30, 2010. Primary financing activities in the three months of 2009 were $3.0 million in net borrowings under the Credit Facility.
     Resolute plans to reinvest a sufficient amount of its cash flow in its development operations in order to maintain its production over the long term, and plans to use external financing sources as well as cash flow from operations and cash reserves to increase its production.
     Additionally, in March 2010, Resolute agreed to acquire a 47.5% working interest in approximately 61,000 gross (42,000 net leasehold) acres in Williams County, North Dakota. This undeveloped leasehold is located within the Bakken shale trend of the Williston Basin. Although the Middle Bakken formation will be the primary objective, secondary objectives include the Three Forks, Madison and Red River formations. Resolute expects to participate in drilling three horizontal wells in this area during latter part of 2010.
     If cash flow from operating activities does not meet expectations, Resolute may reduce its expected level of capital expenditures and/or fund a portion of its capital expenditures using borrowings under its Credit Facility, issuances of debt and equity securities or from other sources, such as asset sales. There can be no assurance that needed capital will be available on acceptable terms or at all. Resolute’s ability to raise funds through the incurrence of additional indebtedness could be limited by the covenants in its credit facility. If Resolute is unable to obtain funds when needed or on acceptable terms, it may not be able to complete acquisitions that may be favorable to it or finance the capital expenditures necessary to maintain production or proved reserves.
     If Resolute incurs significant indebtedness in the future, its ability to obtain additional financing may be impaired, its ability to make changes in its business may become impaired due to covenant restrictions, a significant portion of its cash flow will be used to make payments in respect of principal and interest on the debt, rather than being available for operating or capital expenditures, and thus put Resolute at a competitive disadvantage as compared to its competitors that have less debt, and may limit its ability to pursue other business opportunities.
     Resolute plans to continue its practice of hedging a significant portion of its production through the use of various derivatives transactions. Resolute’s existing derivatives transactions do not quality as cash flow hedges, and the Company anticipates that future transactions will receive similar accounting treatment. Hedge arrangements are generally settled within five days of the end of the month. As is typical in the oil and gas industry, however, Resolute does not generally receive the proceeds from the sale of its crude oil production until the 20th day of the month following the month of production. As a result, when commodity prices increase above the fixed price in the derivative contacts, Resolute will be required to pay the derivative counterparty the difference between the fixed price in the derivative contract and the market price before receiving the proceeds from the sale of the hedged production. If this occurs, Resolute may use working capital borrowings to fund its operations.
Revolving Credit Facility
     Resolute’s credit facility is with a syndicate of banks led by Wells Fargo Bank, National Association (the “Credit Facility”) with Resolute as the borrower. The Credit Facility specifies a maximum borrowing base as determined by the lenders. The determination of the borrowing base takes into consideration the estimated value of Resolute’s oil and gas properties in accordance with the lenders’ customary practices for oil and gas loans. On March 30, 2010, the Company entered into an amended and restated credit facility agreement. Under the terms of the restated agreement, the borrowing base was increased from $240.0 million to $260.0 million and the maturity date was extended to March 2014. At Resolute’s option, the outstanding balance under the Credit Facility accrues interest at either (a) the London Interbank Offered Rate, plus a margin which varies from 2.25% to 3.0% or (b) the Alternative Base Rate defined as the greater of (i) the Administrative Agent’s Prime Rate, (ii) the Federal Funds Effective Rate plus 0.5%, or (iii) an adjusted London Interbank Offered Rate plus 1%, plus a margin which ranges from 1.25% to 2.0%. Each such margin is based on the level of utilization under the borrowing base. As of March 31, 2010, the weighted average interest rate on the outstanding balance under the Credit Facility was 3.17%.
     The borrowing base is re-determined semi-annually, and the amount available for borrowing could be increased or decreased as a result of such re-determinations. Under certain circumstances, either Resolute or the lenders may request an interim re-determination. As of March 31, 2010, outstanding borrowings were $115.4 million and unused availability under the borrowing base was $136.1 million. The borrowing base availability has been reduced by $8.5 million in conjunction with letters of credit issued to vendors at March 31, 2010. To the extent that the borrowing base, as adjusted from time to time, exceeds the outstanding balance, no repayments of principal are required prior to maturity. The Credit Facility is collateralized by substantially all of the proved oil and gas assets of Aneth and RWI, and is guaranteed by its subsidiaries.
     The Credit Facility includes terms and covenants that place limitations on certain types of activities, the payment of dividends, and require satisfaction of certain financial tests. Resolute was in compliance with all terms and covenants of the Credit Facility at March 31, 2010.
     As of May 7, 2010, Resolute had borrowings of $130.3 million under the borrowing base, resulting in an unused availability of $121.2 million.
Off Balance Sheet Arrangements
     Resolute does not have any off-balance sheet financing arrangements other than operating leases. Resolute has not guaranteed any debt or commitments of other entities or entered into any options on non-financial assets.

ITEM 3. QUANTITIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
Commodity Price Risk and Hedging Arrangements
     Resolute’s major market risk exposure is in the pricing applicable to oil and gas production. Realized pricing on Resolute’s unhedged volumes of production is primarily driven by the spot market prices applicable to oil production and the prevailing price for gas. Pricing for oil production has been volatile and unpredictable for several years, and Resolute expects this volatility to continue in the future. The prices Resolute receives for unhedged production depends on many factors outside of Resolute’s control.
     Resolute periodically hedges a portion of its oil and gas production through swaps, puts, calls, collars and other such agreements. The purpose of the hedges is to provide a measure of stability to Resolute’s cash flows in an environment of volatile oil and gas prices and to manage Resolute’s exposure to commodity price risk.
     Under the terms of its Credit Agreement the form of derivative instruments to be entered into is at Resolute’s discretion, not to exceed 85% of its anticipated production from proved developed producing properties utilizing economic parameters specified in its credit agreements.
     By removing the price volatility from a significant portion of Resolute’s oil production, Resolute has mitigated, but not eliminated, the potential effects of changing prices on the cash flow from operations for those periods. While mitigating negative effects of falling commodity prices, certain of these derivative contracts also limit the benefits Resolute would receive from increases in commodity prices. It is Resolute’s policy to enter into derivative contracts only with counterparties that are major, creditworthy financial institutions deemed by management as competent and competitive market makers. At March 31, 2010, all of Resolute’s counterparties are members of the Credit Facility bank syndicate.
     As of March 31, 2010, Resolute had entered into certain commodity swap contracts. The following table represents Resolute’s commodity swaps with respect to its oil production through 2013:

		Oil (NYMEX WTI)		Gas (NYMEX HH)
		Weighted Average		Weighted Average
Year	Bbl per Day	Hedge Price per Bbl	MMBtu per Day	Hedge Price per MMBtu
2010	3,650	$67.24	3,800	$9.69
2011	3,250	$68.26	2,750	$9.32
2012	3,250	$68.26	2,100	$7.42
2013	2,000	$60.47	1,900	$7.40
     Resolute also uses basis swaps in connection with gas swaps in order to fix the price differential between the NYMEX Henry Hub price and the index price at which the gas production is sold. The table below sets forth Resolute’s outstanding basis swaps as of March 31, 2010:

			Weighted Average
			Hedged Price
Year	Index	MMBtu per Day	Differential per MMBtu
2010 — 2013	Rocky Mountain NWPL	1,800	$2.10
     As of March 31, 2010, Resolute had entered into certain commodity collar contracts. The following table represents Resolute’s commodity collars with respect to its oil and production:

		Oil (NYMEX WTI)
		Weighted Average
Year	Bbl per Day	Hedge Price per Bbl
2010	200	$105.00-151.00
Interest Rate Risk
     At March 31, 2010, Resolute has $115.4 million of outstanding debt. Interest is calculated under the terms of the agreement based on a LIBOR spread. A 10% increase in LIBOR would result in an estimated $0.1 million increase in annual interest expense. Resolute does not currently intend to enter into any derivative arrangements to protect against fluctuations in interest rates applicable to its outstanding indebtedness.
Credit Risk and Contingent Features in Derivative Instruments
     Resolute is exposed to credit risk to the extent of nonperformance by the counterparties in the derivative contracts discussed above. All counterparties are also lenders under Resolute’s Credit Facility. For these contracts, Resolute is not required to provide any credit support to its counterparties other than cross collateralization with the properties securing the Credit Facility. Resolute’s derivative contracts are documented with industry standard contracts known as a Schedule to the Master Agreement and International Swaps and Derivative Association, Inc. Master Agreement (“ISDA”). Typical terms for the ISDAs include credit support requirements, cross default provisions, termination events, and set-off provisions. Resolute has set-off provisions with its lenders that, in the event of counterparty default, allow Resolute to set-off amounts owed under the Credit Facility or other general obligations against amounts owed for derivative contract liabilities.
ITEM 4. CONTROLS AND PROCEDURES
     Our management, with the participation of Nicholas J. Sutton, our Chief Executive Officer, and Theodore Gazulis, our Chief Financial Officer, evaluated the effectiveness of the design and operation of our disclosure controls and procedures as of March 31, 2010. Based on the evaluation, those officers have concluded that:
•	our disclosure controls and procedures were effective to ensure that information required to be disclosed by us in the reports we file or submit under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms.

•	our disclosure controls and procedures were effective to ensure that information required to be disclosed by us in the reports we file or submit under the Securities Exchange Act of 1934 was accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.
     There has not been any change in the Company’s internal control over financial reporting that occurred during the quarterly period ended March 31, 2010, that has materially affected, or is reasonably likely to affect, the Company’s internal control over financial reporting.

PART II OTHER INFORMATION
ITEM 1. LEGAL PROCEEDINGS
Legal Proceedings
     Resolute is not a party to any other material pending legal or governmental proceedings, other than ordinary routine litigation incidental to its business. While the ultimate outcome and impact of any proceeding cannot be predicted with certainty, Resolute’s management believes that the resolution of any of its pending proceedings will not have a material adverse effect on its financial condition or results of operations.
ITEM 1A. RISK FACTORS
     Information about material risks related to Resolute’s business, financial condition and results of operations for the three months ended March 31, 2010, does not materially differ from those set out in Part I, Item 1A of the Annual Report on Form 10-K for the year ended December 31, 2009, except as described below. These risks and those described below are not the only risks facing the company.
Delaware law and our amended and restated charter documents may impede or discourage a takeover that our stockholders may consider favorable.
     Our amended and restated charter and bylaws have provisions that may deter, delay or prevent a third party from acquiring us. These provisions include:
•	limitations on the ability of stockholders to amend our charter documents, including stockholder supermajority voting requirements

•	the inability of stockholders to act by written consent or to call special meetings.

•	a classified board of directors with staggered three-year terms;

•	the authority of our board of directors to issue, without stockholder approval, up to 1,000,000 shares of preferred stock with such terms as the board of directors may determine and to issue additional shares of our common stock; and

•	advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors.
     These provisions could have the effect of delaying, deferring or preventing a change in control, discourage others from making tender offers for our shares, lower the market price of our stock or impede the ability of our stockholders to change our management, even if such a change would be beneficial to our stockholders.
Registration rights held by certain of our stockholders may have an adverse effect on the market price of our common stock.
     Under a Registration Rights Agreement entered into in connection with the Resolute Transaction, holders of registrable securities have the right to demand registration under the Securities Act of all or a portion of their registrable securities subject to amount and time limitations. Holders of the registrable securities may demand four registrations. Additionally, whenever (i) we propose to register any of our securities under the Securities Act and (ii) the method we select would permit the registration of registrable securities, holder of registrable securities have the right to request the inclusion of their registrable securities in such registration. The resale of these shares in the public market upon exercise of the registration rights described above could adversely affect the market price of our common stock or impact our ability to raise additional equity capital. Parties to the Registration Rights Agreement have right to request registration of (i) shares representing 24.6% of our outstanding common stock at March 31, 2010, and (ii) an additional 20,800,000 shares purchasable on exercise of outstanding warrants.
ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS
     Not applicable
ITEM 3. DEFAULTS UPON SENIOR SECURITIES
     Not applicable
ITEM 4. (REMOVED AND RESERVED)

ITEM 5. OTHER INFORMATION
     Not applicable
ITEM 6. EXHIBITS

Exhibit Number	Description of Exhibits
10.1	Form of Restricted Stock Agreement for Employees

10.2	Form of Stock Appreciation Right Agreement for Non-employee Directors

31.1	Certification of the Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 (filed herewith)

31.2	Certification of the Chief Financial Officer pursuant to Section 302 of the Sarbanes Oxley Act of 2002 (filed herewith)

32.1	Certification of the Chief Executive Officer and Chief Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (furnished herewith)
     Pursuant to the requirements of the Exchange Act of 1934, the Registrant caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Signature	Capacity	Date

/s/ Nicholas J. Sutton
Nicholas J. Sutton	Chief Executive Officer (Principal Executive Officer)	May 7, 2010

/s/ Theodore Gazulis
Theodore Gazulis	Chief Financial Officer (Principal Financial and Accounting Officer)	May 7, 2010

Exhibit 10.1
RESOLUTE ENERGY CORPORATION
RESTRICTED STOCK GRANT AGREEMENT
(Employees)
     This Restricted Stock Grant Agreement (this “Agreement”) between RESOLUTE ENERGY CORPORATION (the “Corporation”) and [                    ] (“Participant”) is dated effective                      (the “Date of Grant”).
RECITALS
     A. The Corporation has adopted the Resolute Energy Corporation 2009 Performance Incentive Plan (the “Plan”);
     B. The Plan provides for the granting of restricted stock awards to eligible persons as determined by the Administrator; and
     C. The Administrator has determined that Participant is a person eligible to receive a restricted stock award under the Plan and has determined that it would be in the best interests of the Corporation to grant the restricted stock award provided for herein.
AGREEMENT
1. Grant of Restricted Stock.
     (a) Stock. Pursuant to the Plan and in consideration of employment services rendered and to be rendered by Participant to the Corporation, Participant is hereby awarded                      shares of the Corporation’s common stock (the “Common Stock”), subject to the conditions of the Plan and this Agreement (the “Restricted Stock”).
     (b) Plan Incorporated. Participant acknowledges receipt of a copy of the Plan, and agrees that, except as contemplated by Section 11 below, this award of Restricted Stock shall be subject to all of the terms and conditions set forth in the Plan, including future amendments thereto, if any, pursuant to the terms thereof, which Plan is incorporated herein by reference as a part of this Agreement. Except as defined herein, capitalized terms shall have the same meanings ascribed to them under the Plan.
2. Vesting and Forfeiture.
     (a) Vesting Schedule. Participant shall vest in his or her rights under the Restricted Stock pursuant to the following schedule (each date upon which vesting occurs being referred to herein as a “Vesting Date”):

Number of Shares
	Number of Shares	Vested by
	Vested By the	Performance
Date	Passage of Time	Criteria	Total Vested

     (b) Performance Criteria. The shares indicated in the table in Section 2(a) as “Vested By Performance Criteria” (the “Performance Vested Shares”) shall vest on the applicable Vesting Date if the average of the closing prices of the Corporation’s Common Stock on the New York Stock Exchange (“NYSE”) or other principal stock exchange on which the Common Stock is then listed for the twenty trading days ending on the Vesting Date (the “Average Price”) has increased by                     %, compounded annually, over $                     , the Average Price on                                           . If the Performance Vesting Criteria shall not have been satisfied with respect to any shares of Restricted Stock on any Vesting Date other than                                          , such Performance Vested Shares shall not be forfeited, but shall be added to the Number of Shares Vested by Performance Criteria and shall be subject to vesting at the next succeeding Vesting Date. If the Performance Criteria has not been satisfied at the final Vesting Date on                     , any Performance Vested Shares, including those carried over from prior years, shall be forfeited.
     (c) Continuing Employment. Except as provided below, vesting pursuant to the foregoing schedule shall occur on a Vesting Date only if Participant continues to be employed by the Corporation from the Date of Grant to such Vesting Date. If the Participant ceases to be employed by the Corporation at any time prior to the final Vesting Date, for any reason or no reason, with or without cause, except as provided below, all unvested Restricted Stock shall be forfeited immediately and automatically on the date that Participant’s employment is terminated, without payment of any consideration to Participant, and the Participant shall have no further rights with respect to such Restricted Stock. If the Participant is employed by a subsidiary of the Corporation, any references in this Agreement to employment with the Corporation shall instead be deemed to refer to employment with such subsidiary.
     (d) Acceleration of Vesting on Death or Disability. Notwithstanding the foregoing, all unvested Restricted Stock shall vest effective immediately upon (i) the death of Participant or (ii) the Administrator’s determination that Participant suffers from a Disability (as defined). For purposes of this Agreement, “Disability” means: (A) if the Participant’s employment with the Corporation is subject to the terms of an employment agreement between the Participant and the Corporation, which employment agreement includes a definition of “Disability,” the term “Disability” as used in this Agreement shall have the meaning set forth in such employment agreement during the period that such employment agreement remains in effect; and (B) in the absence of such an agreement, the term “Disability” shall mean a physical or mental infirmity which impairs the Participant’s ability to substantially perform his or her duties for a period of 180 consecutive days.

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     (e) Accelerated Vesting of Restricted Stock. If, when and to the extent determined by the Administrator pursuant to Section 7.3 of the Plan, in the event that the Corporation undergoes a Change in Control Event, any unvested Restricted Stock held by Participant will become fully vested.
3. Issuance and Limits on Transferability. Shares of Restricted Stock shall not be transferable until vested except by will or the laws of descent and distribution or pursuant to a beneficiary designation, or as otherwise permitted by Section 5.7 of the Plan. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, or torts of Participant. Any purported assignment, alienation, pledge, attachment, sale, transfer or other encumbrance of shares of unvested Restricted Stock that does not satisfy the requirements of this Agreement and the Plan shall, prior to the lapse of the restrictions on such shares pursuant to Section 2, be void and unenforceable against the Corporation. The Corporation shall not be required to treat as owner of such Restricted Stock any transferee to whom such Restricted Stock has been transferred in violation of any of the provisions of this Agreement.
4. Certificates. A certificate evidencing the Restricted Stock may be issued by the Corporation in Participant’s name, or at the option of the Corporation, in the name of a nominee of the Corporation, pursuant to which Participant shall have voting rights and shall be entitled to receive all dividends until the Restricted Stock is otherwise forfeited pursuant to the provisions of this Agreement. The certificate shall bear a legend evidencing the nature of the Restricted Stock, and the Corporation may cause the certificate to be delivered upon issuance to the Secretary of the Corporation or to such other depository as may be designated by the Corporation as a depository for safekeeping until the Vesting Date or a forfeiture occurs pursuant to the terms of the Plan and this Agreement. Upon the request of the Administrator, Participant shall deliver to the Corporation a stock power, endorsed in blank, relating to the unvested Restricted Stock. Additionally, in lieu of issuing a certificate evidencing the Restricted Stock, the Corporation may issue such stock by establishing a restricted stock file with its transfer agent evidencing such Restricted Stock prior to the lapsing of the applicable restriction. Upon a Vesting Date, the Corporation shall cause a certificate or certificates to be issued without legend in the name of Participant for the vested Restricted Stock. Notwithstanding any other provisions of this Agreement, the issuance or delivery of any shares of Restricted Stock (whether subject to restrictions or unrestricted) may be postponed for such period as may be required to comply with applicable requirements of any national securities exchange or any requirements under any law or regulation applicable to the issuance or delivery of such shares. The Corporation shall not be obligated to issue or deliver any shares of Restricted Stock if the issuance or delivery thereof shall constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange.
5. Status of Stock. Participant agrees that the Restricted Stock will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws. Participant also agrees (i) to the extent the shares are certificated, that the certificates representing the Restricted Stock may bear such legend or legends as the Corporation deems appropriate in order to assure compliance with applicable securities laws, (ii) that the Corporation may refuse to register the transfer of the Restricted Stock on the stock transfer records of the Corporation if such proposed transfer would, in the opinion of counsel satisfactory to the Corporation, constitute a violation of any applicable securities law and (iii) that the

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Corporation may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Restricted Stock.
6. Withholding. In order to comply with all applicable federal or state income tax laws or regulations, the Corporation may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of Participant, are withheld or collected from Participant. Upon any exercise, vesting, or payment of any award, the Corporation shall have the right at its option to require the Participant (or the Participant’s personal representative or beneficiary, as the case may be) to pay or provide for payment of at least the minimum amount of any taxes which the Corporation may be required to withhold with respect to such award event or payment. In any case where a tax is required to be withheld in connection with the delivery of shares of Common Stock under this Plan, the Administrator may in its sole discretion grant (either at the time of the award or thereafter) to the Participant the right to elect, pursuant to such rules and subject to such conditions as the Administrator may establish, to satisfy Participant’s federal and state tax withholding obligations arising from the receipt of, or the lapse of restrictions relating to, the Restricted Stock, by (i) delivering cash, check (bank check, certified check or personal check) or money order payable to the Corporation, (ii) having the Corporation withhold a portion of the Restricted Stock otherwise to be delivered having a Fair Market Value equal to the amount of such taxes, (iii) delivering to the Corporation shares of Common Stock already owned by Participant having a Fair Market Value equal to the amount of such tax withholding, or (iv) allowing the Corporation to deduct from any amount otherwise payable in cash to the Participant the amount of such tax withholding. The delivery of any shares under the preceding subsection (iii) must have been owned by Participant for no less than six months prior to the date delivered to the Corporation if such shares were acquired upon the exercise of an option or upon the vesting of restricted stock units or other restricted stock. The Corporation will not deliver any fractional shares of Common Stock but will pay, in lieu thereof, the Fair Market Value of such fractional shares of Common Stock. Participant’s election must be made on or before the date that the amount of tax to be withheld is determined, or else the Corporation shall be entitled to elect the method in which Participant’s federal and state withholding obligations shall be satisfied.
7. Tax Election. The Corporation has advised Participant to seek Participant’s own tax and financial advice with regard to the federal and state tax considerations resulting from Participant’s receipt of Restricted Stock pursuant to this Agreement. Participant is making Participant’s own determination as to the advisability of making a Section 83(b) election with respect to the Restricted Stock. Participant understands that the Corporation will report to appropriate taxing authorities the payment to Participant of compensation income either (i) upon the vesting of the Restricted Stock or (ii) if Participant makes a timely Section 83(b) election, as of the Date of Grant. Participant understands that he or she is solely responsible for the payment of all federal and state taxes resulting from this grant or vesting of Restricted Stock. With respect to tax withholding amounts, the Corporation has all of the rights specified in Section 6 of this Agreement and has no obligations to Participant except as expressly stated in Section 6 of this Agreement.
8. Authority of Administrator. In making any decisions or taking any actions with respect to the matters covered by this Agreement, the Administrator shall have all of the authority and

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discretion, and shall be subject to all of the protections, provided for in the Plan. All decisions and actions by the Administrator with respect to this Agreement, including the satisfaction of Performance Criteria, shall be made in the Administrator’s discretion and shall be final and binding on the Participant.
9. Binding Effect. This Agreement shall bind Participant and the Corporation and their beneficiaries, survivors, executors, administrators and transferees.
10. No Right to Continued Employment. The Participant acknowledges and agrees that, notwithstanding the fact that the vesting of the Restricted Stock is contingent upon his or her continued employment by the Corporation, this Agreement does not constitute an express or implied promise of continued employment or confer upon the Participant any rights with respect to continued employment by the Corporation.
11. Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to conflict of law principles thereunder.
12. Conflicts and Interpretation. In the event of any conflict between this Agreement and the Plan, this Agreement shall control. In the event of any ambiguity in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Administrator has the power, among others, to (i) interpret the Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Plan and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan.
13. Amendment. The Corporation may modify, amend or waive the terms of the Restricted Stock award, prospectively or retroactively, but no such modification, amendment or waiver shall impair the rights of Participant without his or her consent, except as required by applicable law, NYSE or stock exchange rules, tax rules or accounting rules. Prior to the effectiveness of any modification, amendment or waiver required by tax or accounting rules, the Corporation will provide notice to Participant and the opportunity for Participant to consult with the Corporation regarding such modification, amendment or waiver. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.
14. Participant’s Acknowledgments. The Participant acknowledges that he or she has read this Agreement, has received and read the Plan and the Prospectus captioned Resolute Energy Corporation 2009 Performance Incentive Plan (“Information”), and understands the terms and conditions of this Agreement, the Plan and the Information.
15. Defined Terms. All terms used herein and not otherwise defined herein shall have the meanings set forth therefor in the Plan.
[Signature Page Follows.]

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     IN WITNESS WHEREOF, the parties have executed this Restricted Stock Grant Agreement (Employees) as of the date first written above.

RESOLUTE ENERGY CORPORATION
By:
Name:
Title:

PARTICIPANT:

[NAME]

Exhibit 10.2
RESOLUTE ENERGY CORPORATION
STOCK APPRECIATION RIGHT GRANT AGREEMENT
(Non-Employee Directors)
     This Stock Appreciation Right Grant Agreement (this “Agreement”) between RESOLUTE ENERGY CORPORATION (the “Corporation”) and [                    ] (“Participant”) is dated effective [                    ] (the “Date of Grant”).
RECITALS
     A. The Corporation has adopted the Resolute Energy Corporation 2009 Performance Incentive Plan (the “Plan”);
     B. The Plan provides for the granting of stock appreciation rights to eligible persons as determined by the Administrator;
     C. On                     , the Board determined that directors of the Corporation should receive compensation for their services from                      through                     , subject to a determination from legal, tax and compensation advisors regarding the form of such compensation;
     D. Participant has been a director of the Corporation from                      through                     , is currently a director of the Corporation and is a person eligible to receive an award under the Plan; and
     E. The Administrator has determined that Participant should receive compensation under the Plan in respect of Participant’s service from                      through                      in the form of stock appreciation rights and has determined that it is in the best interests of the Corporation to grant the stock appreciation right award provided for herein.
AGREEMENT
1. Grant of Stock Appreciation Rights.
     (a) Stock Appreciation Rights. Pursuant to the Plan, and in consideration of non-employee director services rendered by Participant to the Corporation, Participant is hereby awarded stock appreciation rights covering                  shares of the Corporation’s common stock (the “Common Stock”), subject to the conditions of the Plan and this Agreement (the “Stock Appreciation Rights”). A Stock Appreciation Right is a right to receive an amount in cash equal to the excess, if any, of the Fair Market Value of a share of Common Stock on the date on which a Stock Appreciation Right is exercised over its Base Price (such amount, the “Spread”). The base price for the Stock Appreciation Rights granted hereby is $[   ] per share of Common Stock, which is the Fair Market Value of a share of Common Stock on the Date of Grant (the “Base Price”).
     (b) Definition of Fair Market Value. For purposes of this Agreement, “Fair Market Value” shall mean the last sale price for a share of Common Stock as quoted on the New York

Stock Exchange (“NYSE”) or other principal stock exchange on which the Common Stock is then listed for the date in question or, if no sales of Common Stock were reported by the NYSE or other such exchange on that date, the last price for a share of Common Stock as furnished by the NYSE or other such exchange for the next preceding day on which sales of Common Stock were reported by the NYSE. If the Common Stock is no longer listed or is no longer actively traded on the NYSE or listed on a principal stock exchange as of the applicable date, the Fair Market Value of the Common Stock shall be the value as reasonably determined by the Administrator for purposes of the award in the circumstances.
     (c) Plan Incorporated. Participant acknowledges receipt of a copy of the Plan, and agrees that, except as contemplated by Section 13 below, this award of Stock Appreciation Rights shall be subject to all of the terms and conditions set forth in the Plan, including future amendments thereto, if any, pursuant to the terms thereof, which Plan is incorporated herein by reference as a part of this Agreement.
2. Vesting and Forfeiture.
     (a) Vesting Schedule. The Stock Appreciation Rights shall vest pursuant to the schedule below (each date below upon which vesting occurs pursuant to this Section 2 being referred to herein as a “Vesting Date”). The Stock Appreciation Rights that have vested in accordance with this Section 2 are referred to herein in as “Vested SARs.”

Vesting Date	Number of Stock Appreciation Rights Vested

     (b) Continuing Provision of Services. Vesting pursuant to the foregoing schedule shall occur on a Vesting Date only if Participant continues to provide services to the Corporation from the Date of Grant to such Vesting Date. If Participant ceases to provide services to the Corporation at any time prior to the final Vesting Date, except as provided below, all unvested Stock Appreciation Rights shall be forfeited immediately on the date that Participant’s service is terminated, and Participant shall have no further rights with respect to such unvested Stock Appreciation Rights.
     (c) Acceleration of Vesting on Death or Disability. Notwithstanding the foregoing, all unvested Stock Appreciation Rights shall vest effective immediately upon the death of Participant or upon the Administrator’s determination that Participant has suffered from a Disability (as defined) and has been removed from or terminated service to the Corporation. For purposes of this Agreement, “Disability” means a physical or mental infirmity which impairs Participant’s ability to substantially perform his or her duties as a non-employee director.
     (d) Accelerated Vesting of Stock Appreciation Right. If, when and to the extent determined by the Administrator pursuant to Section 7.3 of the Plan, in the event that the

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     Corporation undergoes a Change in Control Event, any unvested Stock Appreciation Rights held by Participant will become fully vested.
3. Exercise.
     (a) Deemed Exercise. Upon vesting of each unvested Stock Appreciation Right pursuant to Section 2 hereof, each Vested SAR shall be deemed exercised as of the Vesting Date.
     (b) Payment. On the deemed exercise of each Vested SAR, the Corporation shall deliver to Participant an amount equivalent to the Spread for each Vested SAR in cash, less any amounts withheld pursuant to Section 5 hereof.
4. Issuance and Limits on Transferability. The Stock Appreciation Rights shall not be transferable except by will or the laws of descent and distribution or pursuant to a beneficiary designation, or as otherwise permitted by Section 5.7 of the Plan. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, or torts of Participant. Any purported assignment, alienation, pledge, attachment, sale, transfer or other encumbrance of any Stock Appreciation Rights that does not satisfy the requirements of this Agreement and the Plan shall be void and unenforceable against the Corporation. The Corporation shall not be required to treat as owner of such Stock Appreciation Right any transferee to whom such Stock Appreciation Right has been transferred in violation of any of the provisions of this Agreement.
5. Withholding. In order to comply with all applicable federal or state income tax laws or regulations, the Corporation may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of Participant, are withheld or collected from Participant. In accordance with the terms of the Plan, and such rules as may be adopted by the Administrator under the Plan, the Corporation shall have the right to withhold an amount sufficient to satisfy Participant’s federal and state tax withholding obligations arising from the exercise of the Stock Appreciation Rights.
6. Tax Matters. The Corporation has advised Participant to seek Participant’s own tax and financial advice with regard to the federal and state tax considerations resulting from Participant’s receipt of the Stock Appreciation Rights pursuant to this Agreement. With respect to applicable tax withholding amounts, if any, the Corporation has all of the rights specified in Section 5 of this Agreement and has no obligations to Participant except as expressly stated in Section 5 of this Agreement.
7. Rights as a Stockholder. Neither Participant nor any person claiming under or through Participant shall be, or have any of the rights or privileges of, a stockholder of the Corporation with respect to the Stock Appreciation Rights.
8. Termination of Stock Appreciation Rights. Each Stock Appreciation Right and all rights and privileges thereunder shall terminate and may no longer be exercised upon the earlier to occur of (i) the forfeiture of the Stock Appreciation Right pursuant to Section 2(b) hereof or (ii) the deemed exercise of such Stock Appreciation Right pursuant to Section 3 hereof.

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9. Authority of Administrator. In making any decisions or taking any actions with respect to the matters covered by this Agreement, the Administrator shall have all of the authority and discretion, and shall be subject to all of the protections, provided for in the Plan. All decisions and actions by the Administrator with respect to this Agreement, including the determination of Fair Market Value, shall be made in the Administrator’s discretion and shall be final and binding on the Participant.
10. Notice. Any notice to be given to the Corporation under the terms of this Agreement shall be addressed to the Corporation, in care of the Secretary, at 1675 Broadway, Suite 1950, Denver, Colorado 80202, or at such other address as the Corporation may designate in writing to Participant. Any notice to be given to Participant shall be addressed to Participant at the address set forth beneath his signature below, or at any other address as Participant may designate in writing to the Corporation.
11. Binding Effect. This Agreement shall bind Participant and the Corporation and their beneficiaries, survivors, executors, administrators and transferees.
12. Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to conflict of law principles thereunder.
13. Conflicts and Interpretation. In the event of any conflict between this Agreement and the Plan, this Agreement shall control. In the event of any ambiguity in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Administrator has the power, among others, to (i) interpret the Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Plan and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan.
14. Amendment. The Corporation may modify, amend or waive the terms of the Stock Appreciation Right award, prospectively or retroactively, but no such modification, amendment or waiver shall impair the rights of Participant without his or her consent, except as required by applicable law, NYSE or stock exchange rules, tax rules or accounting rules. Prior to the effectiveness of any modification, amendment or waiver required by tax or accounting rules, the Corporation will provide notice to Participant and the opportunity for Participant to consult with the Corporation regarding such modification, amendment or waiver. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.
15. Adjustments. If the outstanding Common Stock is increased, decreased, changed into, or exchanged for a different number or kind of shares or securities through merger, consolidation, combination, exchange of shares, other reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split and if the Stock Appreciation Rights granted hereunder do not otherwise vest as a result thereof, an appropriate and proportionate adjustment shall be made in the number and kind of Stock Appreciation Rights to which Participant shall be entitled under this Agreement, all in accordance with Section 7 of the Plan.

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16. Defined Terms. All capitalized terms used herein and not otherwise defined herein shall have the meanings set forth therefor in the Plan.
[Signature Page Follows.]

5

     IN WITNESS WHEREOF, the parties have executed this Stock Appreciation Right Grant Agreement as of the date first written above.

RESOLUTE ENERGY CORPORATION
By:
Name:
Title:

PARTICIPANT:

[NAME]
[ADDRESS]

Exhibit 31.1
CERTIFICATION OF THE CHIEF EXECUTIVE OFFICER
PURSUANT TO
SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002
     I, Nicholas J. Sutton, Chief Executive Officer of Resolute Energy Corporation, certify that:
1.	I have reviewed this quarterly report on Form 10-Q of Resolute Energy Corporation;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:
a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation;

c)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and
5.	The registrant’s other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):
a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.
Date: May 7, 2010

/s/ Nicholas J. Sutton Nicholas J. Sutton
Chief Executive Officer

Exhibit 31.2
CERTIFICATION OF THE CHIEF FINANCIAL OFFICER
PURSUANT TO
SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002
     I, Theodore Gazulis, Chief Financial Officer of Resolute Energy Corporation, certify that:
1.	I have reviewed this quarterly report on Form 10-Q of Resolute Energy Corporation;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:
a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation;

c)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and
5.	The registrant’s other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):
a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.
Date: May 7, 2010

/s/ Theodore Gazulis Theodore Gazulis
Chief Financial Officer

Exhibit 32.1
CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002
In connection with the Quarterly Report of Resolute Energy Corporation (the “Company”) on Form 10-Q for the period ended March 31, 2010, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), the undersigned hereby certifies, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:
1)	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Nicholas J. Sutton Nicholas J. Sutton
Chief Executive Officer
May 7, 2010

/s/ Theodore Gazulis Theodore Gazulis
Chief Financial Officer
May 7, 2010

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant
Check the appropriate box:
☐Preliminary Proxy Statement
☐Confidential, for Use of the Commission Only (as permitted by Rule 14a–6(e)(2))
☒Definitive Proxy Statement
☐Definitive Additional Materials
☐Soliciting Material Under Rule 14a-12
RESOLUTE ENERGY CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on the table below per Exchange Act Rules 14a–6(i)(4) and 0–11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0–11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0–11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

1675 Broadway, Suite 1950
Denver, Colorado 80202
Telephone: (303) 534-4600

May 10, 2010

Dear Resolute Energy Corporation Stockholder:

You are cordially invited to the Resolute Energy Corporation Annual Meeting of Stockholders to be held on Thursday, June 10, 2010, at 2:00 p.m., Mountain Time. The meeting will be held at the offices of Davis Graham & Stubbs LLP, 1550 Seventeenth Street, Suite 500, Denver, Colorado 80202.

At the Annual Meeting, you will be asked to elect three Class I directors to our Board of Directors and to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2010 fiscal year.

We have enclosed a copy of our Annual Report for the fiscal year ended December 31, 2009 with this Notice of Annual Meeting of Stockholders and Proxy Statement. Please read the enclosed information carefully before completing and returning the enclosed proxy card.

Please join us at the meeting. Whether or not you plan to attend, it is important that you vote your proxy promptly in accordance with the instructions on the enclosed proxy card. If you do attend the meeting, you may withdraw your proxy should you wish to vote in person.

Sincerely,

Nicholas J. Sutton
Chief Executive Officer and Director

1675 Broadway, Suite 1950
Denver, Colorado 80202
Telephone: (303) 534-4600

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Resolute Energy Corporation:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Resolute Energy Corporation will be held at the offices of Davis Graham & Stubbs LLP, 1550 Seventeenth Street, Suite 500, Denver, Colorado 80202, at 2:00 p.m., Mountain Time, on June 10, 2010, for the following purposes:

1.	to elect William H. Cunningham, James E. Duffy and William J. Quinn to our Board of Directors as Class I directors;

2.	to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

3.	to transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

We know of no other matters to come before the Annual Meeting. Only stockholders of record at the close of business on Monday, April 19, 2010, are entitled to notice of and to vote at the annual meeting or at any adjournments or postponements thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 10, 2010:

The proxy statement, proxy card and the annual report to shareholders for the fiscal year ended December 31, 2009 are available at www.proxydocs.com/ren.

Regardless of the number of shares of common stock you hold, as a stockholder your role is very important and the Board of Directors strongly encourages you to exercise your right to vote.

BY ORDER OF THE BOARD OF DIRECTORS

James M. Piccone
President, General Counsel and Secretary

May 10, 2010
Denver, Colorado

i

ii

1675 Broadway, Suite 1950
Denver, Colorado 80202
Telephone: (303) 534-4600

PROXY STATEMENT

GENERAL INFORMATION

Proxy Solicitation

These proxy materials are being furnished to you by the Board of Directors (the “Board”) of Resolute Energy Corporation, a Delaware corporation (“we,” “our,” “us,” “Resolute” or the “Company”), in connection with its solicitation of proxies for Resolute’s Annual Meeting of Stockholders to be held on June 10, 2010, at 2:00 p.m., Mountain Time, at the offices of Davis Graham & Stubbs LLP, 1550 Seventeenth Street, Suite 500, Denver, Colorado 80202, and at any adjournments or postponements thereof (the “Annual Meeting”). In addition to solicitation by mail, certain of our directors, officers and employees may solicit proxies by telephone, personal contact, or other means of communication. They will not receive any additional compensation for these activities. Also, brokers, banks and other persons holding common stock on behalf of beneficial owners will be requested to solicit proxies or authorizations from beneficial owners. We will bear all costs incurred in connection with the preparation, assembly and mailing of the proxy materials and the solicitation of proxies and will reimburse brokers, banks and other nominees, fiduciaries and custodians for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of our common stock.

This proxy statement and the enclosed proxy card are expected to be first sent to our stockholders on or about May 10, 2010. The proxy materials are also available at www.proxydocs.com/ren.

Stockholders Entitled to Vote

The close of business on Monday, April 19, 2010, has been fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting. On that date, our outstanding voting securities consisted of 53,160,375 shares of common stock. Each share of common stock is entitled to one vote. Votes may not be cumulated.

Differences Between Holding Stock of Record and as a Beneficial Owner

Most stockholders hold their shares through a broker or other nominee rather than directly in their own name. If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered, with respect to those shares, the stockholder of record, and we are sending these proxy materials directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the named proxy holder or to vote in person at the meeting. We have enclosed a proxy card for you to use that contains voting instructions and allows you to vote via the phone, mail or online.

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by such brokerage account or nominee, together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the Annual Meeting. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

Attending the Annual Meeting

All stockholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting. If you are not a stockholder of record but hold shares through a broker or nominee (i.e., in street name), you should provide proof of beneficial ownership on the record date, such as your most recent account statement prior to April 19, 2010, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership.

Voting in Person at the Annual Meeting

Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions prior to the meeting as described below so that your vote will be counted if you later decide not to attend the meeting.

Voting Without Attending the Annual Meeting

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For directions on how to vote, please refer to the instructions included on your proxy card or, for shares held beneficially in street name, the voting instruction card provided by your broker, trustee or nominee.

Quorum

Holders of a majority of our outstanding common stock entitled to vote must be present, in person or by proxy, at the Annual Meeting for a quorum to exist. If the shares present in person or by proxy at the Annual Meeting do not constitute a quorum, the Annual Meeting may be adjourned to a subsequent time. Shares that are voted “FOR,” “AGAINST,” “ABSTAIN,” or, with respect to the election of directors, “WITHHOLD,” will be treated as being present at the Annual Meeting for purposes of establishing a quorum. Accordingly, if you have returned a valid proxy or attend the Annual Meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters at the Annual Meeting. Broker “non-votes” will also be counted as present for purposes of determining the presence of a quorum. A broker non-vote occurs when a bank, broker or other person holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner.

Required Vote

You may vote “FOR” or “WITHHOLD” authority to vote on Proposal One, relating to the election of William H. Cunningham, James E. Duffy and William J. Quinn as Class I directors to the Board. Members of the Board are elected by a plurality of votes cast. This means that the three nominees who receive the largest number of “FOR” votes cast will be elected. Neither broker non-votes nor “WITHHOLD” votes cast with respect to any nominee will affect the election of that nominee.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposal Two, relating to the ratification of KPMG LLP as our independent registered public accounting firm. To be approved, that proposal must receive the affirmative vote of a majority of the voting shares that are present, in person or by proxy, at the meeting and entitled to vote on the proposal. An abstention will have the affect of a vote against the proposal. A broker non-vote will not have any effect on the outcome of the vote on the proposal.

Board Recommendation

The Board recommends that you vote as follows:

•	“FOR” Proposal One, relating to the election of William H. Cunningham, James E. Duffy and William J. Quinn to our Board as Class I directors; and

•	“FOR” Proposal Two, relating to the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

Any proxy as to which no instructions are given will be voted in accordance with the foregoing recommendations; however, your broker, bank or other holder of record does not have discretionary voting authority to vote on the election of directors without instructions from you, in which case a broker non-vote will occur and your shares will not be voted for the election of directors. If you are a beneficial owner whose shares are held of record by a broker, your broker does have discretionary voting authority under the new rules to vote your shares on the routine matter of ratification of KPMG LLP, even if the broker does not receive voting instructions from you. Accordingly, in the election of directors, which requires a plurality of votes, broker non-votes will have no effect, and in the proposal to ratify the appointment of our independent registered public accounting firm, broker non-votes will have no effect.

Other Matters

The proposals set forth in this proxy statement constitute the only business that the Board intends to present or is informed that others will present at the meeting. The proxy does, however, confer discretionary authority upon the persons named therein (the “Proxy Agents”), or their substitutes, to vote on any other business that may properly come before the meeting. If the Annual Meeting is adjourned, the Proxy Agents can vote your shares on the new meeting date as well, unless you have revoked your proxy.

Revocation of Proxies

You may revoke your proxy at any time prior to its use by (i) delivering a written notice of revocation to our Secretary, (ii) filing a duly executed proxy bearing a later date with us or (iii) attending the Annual Meeting and voting in person.

PROPOSAL ONE—ELECTION OF DIRECTORS

Our certificate of incorporation provides that members of the Board are to be divided into three classes. The Board currently consists of three Class I directors (William H. Cunningham, James E. Duffy and William J. Quinn), three Class II directors (James M. Piccone, Richard L. Covington and Robert M. Swartz) and three Class III directors (Nicholas J. Sutton, Kenneth A. Hersh and Thomas O. Hicks, Jr.). Our certificate of incorporation provides that a director will generally serve for a term that expires at the annual stockholders’ meeting three years after the date of his or her election. The term of the current Class I directors will expire at the Annual Meeting. Our certificate of incorporation and applicable rules of the New York Stock Exchange (the “NYSE”) contemplate that the number of directors in each class will be approximately equal.

The Board has nominated Dr. Cunningham, Mr. Duffy and Mr. Quinn to stand for election at the Annual Meeting and to serve until the 2013 annual meeting or until their successors are duly elected and qualified. Directors whose terms of office will not expire at the Annual Meeting will continue in office for the remainder of their respective terms. Under our certificate of incorporation and bylaws, the number of directors on the Board is determined by a resolution of the Board.

The Board has no reason to believe that Dr. Cunningham, Mr. Duffy or Mr. Quinn will be unable to serve if elected and, to the knowledge of the Board, each nominee intends to serve the entire term for which election is sought. Only the nominees, or substitute nominees designated by the Board, will be eligible to stand for election as directors at the Annual Meeting. If any nominee becomes unable to serve as a director before the Annual Meeting, the Proxy Agents have the discretionary authority to vote proxies held by them for substitute nominees designated by the Board.

The Board recommends a vote FOR the election of William H. Cunningham, James E. Duffy and William J. Quinn to the Board.

Board of Directors

The following table sets forth certain information as of April 20, 2010, regarding the composition of the Board, including the term of each director.

				Current
			Director	Term to
Name	Age	Position	Since	Expire

Nominees
Class I
William H. Cunningham	66	Director	2009	2010
James E. Duffy	59	Director	2009	2010
William J. Quinn	39	Director	2009	2010

Other Directors
Class II
Richard L. Covington	52	Director	2009	2011
James M. Piccone	59	President, General Counsel, Secretary	2009	2011
		and Director
Robert M. Swartz	57	Director	2009	2011

Class III
Kenneth A. Hersh	47	Director	2009	2012
Thomas O. Hicks, Jr.	32	Director	2009	2012
Nicholas J. Sutton	65	Chief Executive Officer and Director	2009	2012

Nominees

William H. Cunningham was elected to the Company’s Board of Directors in September 2009. Dr. Cunningham has been a member of the Audit Committee since September 25, 2009, and between September 25, 2009 and December 15, 2009 was also a member of the Compensation and Corporate Governance/Nominating Committees. Dr. Cunningham was a director of Hicks Acquisition Company I, Inc. from October 2007 through September 2009. Since 1979, Dr. Cunningham has served as a professor of marketing at the University of Texas at Austin and he has held the James L. Bayless Chair for Free Enterprise at the University of Texas at Austin since 1985. From 1983 to 1985 he was Dean of the College of Business Administration and Graduate School of Business of the University of Texas at Austin, from 1985 to 1992 he served as the President of the University of Texas at Austin, and from 1992 to 2000 he served as the Chancellor (Chief Executive Officer) of the University of Texas System. Dr. Cunningham currently serves on the Board of Directors of Lincoln National Corporation, a New York Stock Exchange listed holding company for insurance, investment management, broadcasting and sports programming businesses; Southwest Airlines, an airline listed on the New York Stock Exchange; and Lin Television, a New York Stock Exchange listed company that owns a number of television stations. Dr. Cunningham currently serves as a member of the Board of Trustees of John Hancock Mutual Funds. Dr. Cunningham received a Bachelor of Business Administration degree in 1966, a Master of Business Administration degree in 1967 and a Ph.D. in 1971, each from Michigan State University. Dr. Cunningham was president and chief executive officer of IBT Technologies, a privately held e-learning company, from December 2000 through December 2001. IBT Technologies filed for bankruptcy in December 2001 and has been liquidated. In determining Dr. Cunningham’s qualifications to serve on our Board of Directors, the Board of Directors has considered, among other things, his academic experience in corporate governance matters in law schools and graduate business programs, his service on more than 20 corporate boards, including in many instances as chairman of the audit committee of public companies, and his experience and expertise in marketing and management.

James E. Duffy was elected to the Company’s Board of Directors in September 2009. Mr. Duffy has been a member of the Compensation and Audit Committees since September 25, 2009, and between September 25, 2009 and December 15, 2009, was also a member of the Corporate Governance/Nominating Committee. He is a co-founder and, since 2003, Chairman of StreamWorks Products Group, Inc., a private consumer products development company that manufactures products for the sport fishing, industrial safety, specialty tool and outdoor recreation industries. From 1990 to 2001, he served as Chief Financial Officer and Director of HS Resources, Inc. until its sale to Kerr-McGee Corporation. Prior to that time, he served as Chief Financial Officer and Director of a division of Tidewater, Inc. He was also a general partner in a boutique investment banking business specializing in the oil and gas business, and began his career with Arthur Young & Co in San Francisco. He is a certified public accountant. In determining Mr. Duffy’s qualifications to serve on our Board of Directors, the Board of Directors has considered, among other things, his experience and expertise in oil and gas finance, accounting and banking, as well as his position as chief financial officer of two public oil and gas companies and his service as an audit manager for a major accounting firm with engagement responsibility for public and private entities.

William J. Quinn was elected to the Company’s Board of Directors in September 2009. Mr. Quinn has been a member of the Compensation Committee since September 25, 2009, and between September 25, 2009 and December 15, 2009, was also a member of the Corporate Governance/Nominating Committee. He is the Executive Vice President of NGP Energy Capital Management and is a managing partner of the Natural Gas Partners private equity funds, having served in those or similar capacities since 1998. He has been a member of the board of managers of Resolute Holdings, LLC (“Resolute Holdings”) since its founding in 2004. He currently serves on the investment committee of NGP Capital Resources Company, and is a director of Eagle Rock Energy Partners, L.P., and of its general partner, Eagle Rock Energy G&P, LLC. He also serves as a member of the board of numerous private energy companies. In determining Mr. Quinn’s qualifications to serve on our Board of Directors, the Board of Directors has considered, among other things, his extensive experience and expertise in finance and in the energy industry.

Other Directors

Nicholas J. Sutton is the Chief Executive Officer and has been a director of the Company since the Company’s formation in July 2009. Mr. Sutton has been the Chief Executive Officer and a member of the board of managers of Resolute Natural Resources Company, LLC and related companies (“Predecessor Resolute”) and of Resolute Holdings since their founding in 2004. Mr. Sutton was a co-founder and the Chief Executive Officer of HS Resources, Inc., a New York Stock Exchange listed company, from 1978 until the company’s acquisition by Kerr-McGee Corporation in late 2001. From 2002 until the formation of Resolute Holdings in 2004, Mr. Sutton was a director of Kerr-McGee Corporation. Currently, Mr. Sutton is a director of Tidewater, Inc., the owner and operator of the world’s largest fleet of vessels serving the global offshore oil industry, and a member of the Board of the St. Francis Memorial Hospital Foundation. He also is a member of the Society of Petroleum Engineers and of the American Association of Petroleum Geologists. In determining Mr. Sutton’s qualifications to serve on our Board of Directors, the Board of Directors has considered, among other things, his experience and expertise in the oil and gas industry, his track record in growing public oil and gas companies, including managing acquisition programs, as well as his role in the founding of Resolute Holdings and the Resolute Transaction (as defined herein). In addition, Mr. Sutton has degrees in engineering and law, and has attended the Harvard Owner/President Management program, giving him expertise in all of the areas of importance to the Company.

James M. Piccone is the President, General Counsel and Secretary and has been a director of the Company since the Company’s formation in July 2009. Mr. Piccone has been the President, General Counsel, Secretary and a member of the board of managers of Predecessor Resolute and of Resolute Holdings since their formation in 2004. From January 2002 until January 2004, Mr. Piccone was Senior Vice President and General Counsel for Aspect Energy, LLC, a private oil and gas company. Mr. Piccone also served as a contract attorney for Aspect Energy from October 2001 until January 2002. Mr. Piccone served as Vice President—General Counsel and Secretary of HS Resources, Inc. from May 1995 until the acquisition of HS Resources by Kerr-McGee Corporation in August 2001. Mr. Piccone is admitted to the practice of law in Colorado and is a member of local and national bar associations. He is a member of the American Association of Corporate Counsel. In determining Mr. Piccone’s qualifications to serve on our Board of Directors, the Board of Directors has considered, among other things, his management and legal expertise, his knowledge of the oil and gas industry and the role he played in the success of HS Resources and Resolute Holdings, including his role in the Resolute Transaction.

Richard L. Covington was elected to the Company’s Board of Directors in September 2009. Mr. Covington has been a member of the Compensation and Corporate Governance/Nominating Committees since September 25, 2009. He is a managing director of the Natural Gas Partners private equity funds. He has been a member of the board of managers of Resolute Holdings since its founding in 2004. Mr. Covington joined Natural Gas Partners (“NGP”) in 1997. Prior to joining NGP, Mr. Covington was a senior shareholder at the law firm of Thompson & Knight, LLP, in Dallas, Texas. Mr. Covington serves on the investment committee of NGP Capital Resources Company and as a director of numerous private energy companies. In determining Mr. Covington’s qualifications to serve on our Board of Directors, the Board of Directors has considered, among other things, his experience and expertise in the legal and finance aspects of the oil and gas industry and his role as a key advisor to Predecessor Resolute from the founding of Resolute Holdings to the present.

Kenneth A. Hersh was elected to the Company’s Board of Directors in September 2009. Mr. Hersh has been a member of the Compensation and Corporate Governance/Nominating Committees since September 25, 2009. He is the Chief Executive Officer of NGP Energy Capital Management, L.L.C. and is a managing partner of the Natural Gas Partners private equity funds and has served in those or similar capacities since 1989. He has been a member of the board of managers of Resolute Holdings since its founding in 2004. Prior to joining Natural Gas Partners, L.P. in 1989, he was a member of the energy group in the investment banking division of Morgan Stanley & Co. He currently serves on the investment committee and as a director of NGP Capital Resources Company, serves as a director of Eagle Rock Energy G&P, LLC, the general partner of Eagle Rock Energy Partners, L.P., and as a director of numerous private companies. In determining

Mr. Hersh’s qualifications to serve on our Board of Directors, the Board of Directors has considered, among other things, his experience and expertise in finance, investment banking and management in the energy industry and his extensive record of investing in and helping to develop numerous private and public oil and gas companies.

Thomas O. Hicks, Jr. was elected to the Company’s Board of Directors in September 2009. Mr. Hicks has been a member of the Corporate Governance/Nominating Committee since September 25, 2009, and between September 25, 2009 and December 15, 2009, was also a member of the Compensation Committee. He was a vice president of Hicks Acquisition Company I, Inc. from February 2007 through September 2009 and was its secretary from August 2007 to September 2009. Mr. Hicks has served as a vice president of Hicks Holdings since 2005. Hicks Holdings is a Dallas-based family holding company for the Hicks family and a private investment firm which owns and manages assets in sports and real estate and makes corporate acquisitions. Mr. Hicks has served as Alternate Governor for the Dallas Stars Hockey Club. In 2004 and 2005, Mr. Hicks served as Director, Corporate and Suite Sales, for the Texas Rangers Baseball Club. From 2001 to 2003, Mr. Hicks was an analyst at Greenhill & Co. LLC, a New York based merchant banking firm. As an analyst, Mr. Hicks was involved in numerous private equity, mergers and acquisition, advisory and financial restructuring transactions. Mr. Hicks currently serves as the chairman of the Campaign for Children in Crisis for the Big Brother Big Sisters Organization of North Texas, and is on the boards of Big Brothers Big Sisters of North Texas, the Texas Rangers Foundation, Capital for Kids and is a member of Business Executives for National Security. In determining Mr. Hicks’s qualifications to serve on our Board of Directors, the Board of Directors has considered, among other things, his experience and expertise in sales, banking and management.

Robert M. Swartz was elected to the Company’s Board of Directors in September 2009. Mr. Swartz has been a member of the Audit Committee since September 25, 2009, and between September 25, 2009 and December 15, 2009, was also a member of the Compensation and Corporate Governance/Nominating Committees. He was a senior vice president of Hicks Acquisition Company I, Inc. from September 2007 until September 2009, and currently serves as a managing director and partner of Hicks Equity Partners LLC. Mr. Swartz is on the Board of Directors of Anvita Health. From 1999 until 2007, Mr. Swartz served in various positions at Centex Corporation, a New York Stock Exchange home building company, serving as Senior Vice President of Strategic Planning and Mergers and Acquisitions from 1999 to 2000 and serving as Chairman and Chief Executive Officer of Centex HomeTeam Services from 2000 to 2007. From 1997 until 1999, Mr. Swartz served as Executive Vice President of FirstPlus Financial Group, Inc., a consumer finance company in Dallas, Texas. In 1996, Mr. Swartz served as president and chief executive officer of AMRE, Inc. a nationwide home services provider. From 1994 to 1995, Mr. Swartz served as President of Recognition International, an NYSE high-technology company, and previously served from 1990 to 1993 as that company’s chief financial officer. Mr. Swartz received a Bachelors of Science degree in accounting from the State University of New York in Albany in 1973 and a Master of Business Administration degree in finance from New Hampshire College in 1976. Mr. Swartz is a Certified Public Accountant. In determining Mr. Swartz’s qualifications to serve on our Board of Directors, the Board of Directors has considered, among other things, his experience and expertise in mergers and acquisitions, finance, accounting and management.

Director Nomination Arrangements

The Company was incorporated on July 28, 2009 to consummate a business combination with HACI, a Delaware corporation incorporated on February 26, 2007. HACI was formed to acquire through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, one or more businesses or assets. HACI’s initial public offering was consummated on October 3, 2007. HACI had neither engaged in any operations nor generated any operating revenue prior to the business combination with us.

On September 25, 2009 (the “Acquisition Date”), we consummated a business combination with HACI (the “Resolute Transaction”) under the terms of a Purchase and IPO Reorganization Agreement, dated as of August 2, 2009 (“Acquisition Agreement”) among the Company, HACI, Resolute Holdings Sub, LLC, Resolute Subsidiary Corporation, Resolute Aneth, LLC, Resolute Holdings and HH HACI, L.P., as amended. As a result of the Resolute Transaction, HACI became a wholly owned subsidiary of the Company. In addition, the Company owned, directly or indirectly, prior to the Resolute Transaction, and continues to own after the Resolute Transaction, 100% of the equity interests of Resolute Natural Resources Company, LLC (“Resources”), WYNR, LLC (“WYNR”), BWNR, LLC (“BWNR”), RNRC Holdings, Inc. (“RNRC”), and Resolute Wyoming, Inc. (“RWI”) (formerly known as Primary Natural Resources, Inc. (“PNR”)), and a 99.996% equity interest in Resolute Aneth, LLC (“Aneth”), (collectively, Resources, WYNR, BWNR, RNRC, Aneth and RWI are referred to as “Predecessor Resolute”). The entities comprising Predecessor Resolute prior to the Resolute Transaction were wholly owned by Resolute Holdings Sub, LLC (except for Aneth, which was 99.996% owned by Resolute Holdings Sub, LLC), which in turn is a wholly-owned subsidiary of Resolute Holdings. Under generally accepted accounting principles, HACI was the accounting acquirer in the Resolute Transaction.

Pursuant to the Purchase and IPO Reorganization Agreement the parties agreed that the initial board of directors of the Company would consist of (i) five members designated by Resolute Holdings/NGP, which members were Messrs. Sutton, Piccone, Hersh, Quinn and Covington, (ii) Thomas O. Hicks or his designee, which was Thomas O. Hicks, Jr., and (iii) two members to be proposed by Hicks Acquisition Company I, Inc., which were Messrs. Swartz and Cunningham, and one member to be proposed by Resolute Holdings Sub LLC, which was Mr. Duffy. Such arrangements have been superseded, with respect to Messrs. Duffy, Cunningham and Quinn, by the determination made by the Nominating/Corporate Governance Committee to nominate such persons for re-election at the Annual Meeting.

PROPOSAL TWO—RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed KPMG LLP (“KPMG”) to act as our independent registered public accounting firm for the fiscal year ending December 31, 2010, and requests ratification of this appointment by our stockholders. KPMG has served as our independent registered public accounting firm since December 21, 2009. If our stockholders do not ratify the appointment of KPMG, the adverse vote would be considered as a direction to the Audit Committee to consider other auditors for the subsequent fiscal year. However, because of the difficulty and expense of making any substitution of auditors after the beginning of the current fiscal year, it is contemplated that the appointment for the fiscal year ending December 31, 2010, will be permitted to stand unless the Audit Committee finds other reasons for making a change. Even if the selection of KPMG is ratified, the Audit Committee may, in its discretion, direct the appointment of new auditors at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

As previously reported, Resolute engaged in a business combination (the “Resolute Transaction”) with Hicks Acquisition Company I, Inc. (“HACI”), consummated on September 25, 2009. KPMG served as HACI’s independent registered public accounting firm prior to the Resolute Transaction. Under generally accepted accounting principles, HACI was the accounting acquirer. Deloitte & Touche LLP (“Deloitte & Touche”) was the auditor of Predecessor Resolute and of the Company prior to the Resolute Transaction and was retained in connection with the filing of the Company’s Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2009. Subsequent to the filing of the Form 10-Q for the period ended September 30, 2009, the Company elected to retain KPMG and to terminate the relationship between the Company and Deloitte & Touche. On December 16, 2009, the Company began the process of retaining KPMG to serve as its independent registered public accounting firm for the fiscal year ended December 31, 2009 and dismissed Deloitte & Touche.

KPMG accepted its appointment as the Company’s independent registered public accountants on December 21, 2009. The decision to retain KPMG and to terminate the relationship with Deloitte & Touche was made by the Company’s Audit Committee.

The reports of Deloitte & Touche on the balance sheet of the Company as of August 3, 2009, and on the financial statements of Predecessor Resolute as of and for the fiscal years ended December 31, 2008 and 2007 contained no adverse opinion or disclaimer of opinion, nor were the reports qualified or modified as to uncertainty, audit scope or accounting principles; except that the report on Predecessor Resolute for the fiscal year ended December 31, 2008 did contain a going concern uncertainty paragraph.

During the fiscal years ended December 31, 2008 and 2007, and during the subsequent interim period that began on January 1, 2009 and ended on December 16, 2009, there were no disagreements with Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if they had occurred and not been resolved to the satisfaction of Deloitte & Touche, would have caused Deloitte & Touche to make reference to such disagreements in their reports on the financial statements for such years; and there were no reportable events as described in Item 304(a)(1)(v) of Regulation S-K.

During the fiscal years ended December 31, 2008 and 2007, and during the subsequent interim period that began on January 1, 2009 and ended on December 16, 2009, we did not consult with KPMG regarding either (i) the application of accounting principles to any specific completed or proposed transaction, or the type of audit opinion that might be rendered on our financial statements, nor did KPMG provide written or oral advice to us that KPMG concluded was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K). During such periods, KPMG was the auditor for HACI.

Representatives of KPMG are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The Board recommends a vote FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

Fees Paid to Principal Accountants

The following table presents the aggregate fees billed for the indicated services performed by KPMG for the 2008 and 2009 fiscal years.

	2008	2009

Audit fees(1)	$—	$366,500
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—

Total	$—	$366,500

(1)	Audit fees include fees for the audit of the financial statements for the fiscal year ended December 31, 2009, and issuance of consents, which were billed and paid in 2010.

Audit Committee Pre-Approval Policy

The charter of the Audit Committee includes certain policies and procedures regarding the pre-approval of audit and non-audit services performed by an outside accountant. The committee is required to pre-approve all engagement letters and fees for all auditing services (including providing comfort letters in connection with securities underwritings) and permissible non-audit services, subject to any exception under Section 10A of the Exchange Act and the rules promulgated thereunder. Pre-approval authority may be delegated to a committee member or a subcommittee, and any such member or subcommittee shall report any decisions to the full committee at its next scheduled meeting. All of the services described in “Fees Paid to Principal Accountants” were approved by the Audit Committee pursuant to the pre-approval policies.

Report of the Audit Committee

Our management is responsible for the preparation of our financial statements and our independent registered public accounting firm, KPMG LLP, is responsible for auditing our annual financial statements and expressing an opinion as to whether they are presented fairly, in all material respects, in conformity with accounting principles generally accepted in the United States. The Audit Committee is responsible for, among other things, reviewing and selecting our independent registered public accounting firm, reviewing our annual and interim financial statements and pre-approving all engagement letters and fees for auditing services.

In the performance of its oversight function in connection with our financial statements as of and for the year ended December 31, 2009, the Audit Committee has:

•	Reviewed and discussed the audited financial statements with management;

•	Discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•	Received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence; and

•	Reviewed and approved the services provided by KPMG.

Based upon the reports and discussions described above, and subject to the limitations on the roles and responsibilities of the Audit Committee referred to in its charter, the Audit Committee recommended to the Board, and the Board has approved, that the Company’s audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the Securities and Exchange Commission on March 30, 2010.

AUDIT COMMITTEE:

Robert M. Swartz, Chairman
James E. Duffy
William H. Cunningham

OTHER BUSINESS

The Board knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the Proxy Agents will vote proxies on such matters in the manner they deem appropriate or within the discretionary power they have been provided.

STOCK OWNERSHIP OF CERTAIN PERSONS

Security Ownership of Certain Beneficial Owners and Management

The following table, based in part upon information supplied by officers, directors and principal stockholders, sets forth certain information known to the Company with respect to beneficial ownership of the Company’s common stock par value $0.0001 per share (“Common Stock”) as of April 20, 2010, by (i) each person known to the Company to be a beneficial owner of more than 5% of the Company’s Common Stock, (ii) each Named Executive Officer (see “Executive Compensation — Summary Compensation Table”), (iii) each director of the Company, and (iv) all directors and executive officers of the Company as a group. Except as otherwise indicated, each person has sole voting and investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable. Voting power is the power to vote or direct the voting of securities, and dispositive power is the power to dispose of or direct the disposition of securities.

For purposes of this beneficial ownership table, (x) “Earnout Shares” are shares of Common Stock subject to forfeiture, unless at any time prior to September 25, 2014, either (a) the closing sale price of Common Stock exceeds $15.00 per share for 20 trading days in any 30 trading day period or (b) a change in control event occurs in which Common Stock is valued at greater than $15.00 per share, (y) “Founder’s Warrants” are warrants that entitle the holder to purchase one share of Company Common Stock at a price of $13.00 per share, subject to adjustment, commencing any time after the last sale price of Common Stock exceeds $13.75 for any 20 days within any 30 day trading period prior to September 25, 2014, and (z) “Sponsor’s Warrants” are warrants which entitle the holder to purchase one share of Common Stock at a price of $13.00 per share at any time prior to September 25, 2014. For purposes of calculating beneficial ownership as of April 20, 2010, Earnout Shares and shares issuable on exercise of Sponsor’s Warrants are considered to be beneficially owned by the holders thereof, but shares issuable on exercise of Founder’s Warrants are not considered to be beneficially owned by such holders.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class

SPO Advisory Corp. 591 Redwood Highway, Suite 3215 Mill Valley, CA 94941	18,421,059	(2)	29.9%

Pine River Capital Management L.P. 601 Carlson Parkway, Suite 330 Minnetonka, MN 55305	4,542,222	(3)	8.5%

Thomas O. Hicks 100 Crescent Court, Suite 1200 Dallas, Texas 75201	10,036,923	(4)	17.4%

Advisory Research Energy Fund, L.P. 180 North Stetson St., Suite 5500 Chicago, IL 60601	3,766,466	(5)	6.8%

Advisory Research Inc. 180 North Stetson St., Suite 5500 Chicago, IL 60601	8,021,250	(6)	14.4%

Natural Gas Partners VII, L.P. 125 E. John Carpenter Fwy., Suite 600 Irving, TX 75062	10,284,318	(7)(8)(9)	18.5%

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class

Resolute Holdings LLC 1675 Broadway, Suite 1950 Denver, CO 80202	3,718,433	(7)(9)	6.7%

Kenneth A. Hersh 125 E. John Carpenter Fwy., Suite 600 Irving, TX 75062	10,284,318	(7)(8)(11)	18.5%

Janet W. Pasque	243,233	(10)	*

William J. Quinn	0	(11)	*

James M. Piccone	266,243		*

James E. Duffy	1,373	(12)	*

Richard L. Covington	0	(11)	*

Theodore Gazulis	266,242	(13)	*

Thomas O. Hicks, Jr.	33,698	(12)(14)	*

Robert M. Swartz	141,448	(12)(15)	*

Dale E. Cantwell	254,738		*

Richard F. Betz	265,243	(16)	*

Nicholas J. Sutton	608,518		1.1%

William H. Cunningham	33,698	(12)(17)	*

All directors and executive officers as a group (13 persons)	12,398,752	(7)(8)(18)	22.3%

(1)	Security ownership information for beneficial owners is taken from statements filed with the Securities and Exchange Commission pursuant to Sections 13(d), 13(g) and 16(a) and information made known to the Company. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of the date of the table are deemed to be outstanding for the purpose of computing the percentage ownership of the person holding those options or warrants, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The percentage of beneficial ownership is based on 53,160,375 shares of common stock outstanding as of April 20, 2010.

(2)	This disclosure is based on the Schedule 13D/A filed with the SEC on October 29, 2009 by SPO Advisory Corp. on behalf of SPO Partners II, L.P., SPO Advisory Partners, L.P., San Francisco Partners, L.P., SF Advisory Partners, L.P., SPO Advisory Corp., John H. Scully, William E. Oberndorf, William J. Patterson and Edward H. McDermott. Messrs. Scully, Oberndorf, Patterson and McDermott are the four controlling persons of SPO Advisory Corp., which is the sole general partner of the sole general partners of SPO Partners II, L.P. and San Francisco Partners, L.P., and may be deemed to beneficially own the shares owned by SPO Partners II, L.P. and San Francisco Partners, L.P. Of these shares, SPO Partners II, L.P., through its sole general partner, SPO Advisory Partners, L.P., holds sole voting and dispositive power over 17,672,325 shares (9,502,800 shares of Company Common Stock and warrants covering 8,169,525 shares of Company Common Stock issuable upon exercise); SPO Advisory Partners, L.P., through its sole general partner, SPO Advisory Corp, and in its capacity as sole general partner of SPO Partners II, L.P., holds sole voting and dispositive power over 17,672,325 shares (9,502,800 shares of Company Common Stock and warrants covering 8,169,525 shares of Company Common Stock issuable upon exercise); San Francisco Partners, L.P., through its sole general partner, SF Advisory Partners, L.P., holds sole voting and dispositive power over 607,253 shares (327,500 shares of Company Common Stock and warrants covering 279,753 shares of Company Common Stock issuable upon exercise); SF Advisory Partners, L.P., through its sole general partner SPO Advisory Corp and in its capacity as sole general partner of San Francisco Partners, L.P. holds sole voting and dispositive power over 607,253 shares (327,500 shares of Company Common Stock and warrants covering 279,753 shares of Company Common Stock issuable upon exercise); SPO Advisory Corp, in its capacity as (i) sole general partner of SPO Advisory Partners, L.P., holds sole voting and dispositive power with respect to 9,502,800 shares of Company Common Stock and warrants covering 8,169,525 shares of Company Common Stock issuable upon exercise, and as (ii) the sole general partner of SF Advisory Partners, L.P. holds sole voting and dispositive power with respect to 327,500 shares of Company Common Stock and warrants covering 279,753 shares of Company Common Stock issuable upon exercise; and power is exercised through its four controlling persons, John H. Scully, William E. Oberndorf, William J. Patterson and Edward H. McDermott. John H. Scully holds sole voting power over 3,913 shares held in the John H. Scully Individual Retirement Account, which is self-directed, and shared voting and dispositive power over 18,279,578 shares (there are 9,830,300 shares of Company Common Stock and warrants covering 8,449,278 shares of Company Common Stock issuable upon exercise) beneficially owned by Mr. Scully solely in his capacity as one of four controlling persons of SPO Advisory Corp. William E. Oberndorf holds sole voting and dispositive power over 135,788 shares held in the William E. Oberndorf Individual Retirement Account, which is self-directed, and shared voting and dispositive power over 18,279,578 shares (there are 9,830,300 shares of Company Common Stock and warrants covering 8,449,278 shares of Company Common Stock issuable upon exercise) beneficially owned by Mr. Oberndorf solely in his capacity as one of four controlling persons of SPO Advisory Corp. William J. Patterson holds sole voting and dispositive power over 358 shares held in the William J. Patterson Individual Retirement Account, which is self-directed, and shared voting and dispositive power over 18,279,578 shares (there are 9,830,300 shares of Company Common Stock and warrants covering 8,449,278 shares of Company Common Stock issuable upon exercise) beneficially owned by Mr. Patterson solely in his capacity as one of four controlling persons of SPO Advisory Corp. Edward H. McDermott holds sole voting and dispositive power over 1,422 shares held in the Edward H. McDermott Individual Retirement Account, which is self-directed, and shared voting and dispositive power over 18,279,578 shares (there are 9,830,300 shares of Company Common Stock and warrants covering 8,449,278 shares of Company Common Stock issuable upon exercise) beneficially owned by Mr. McDermott solely in his capacity as one of four controlling persons of SPO Advisory Corp.

(3)	This disclosure is based on a Schedule 13G/A filed by Pine River Capital Management L.P. on behalf of Brian Taylor and Nisswa Acquisition Master Fund Ltd. with the SEC on January 29, 2010. The reporting person shares voting and dispositive power over 4,542,222 shares with Brian Taylor and shares voting and dispositive power over 4,333,177 shares with Nisswa Acquisition Master Fund Ltd.

(4)	This disclosure is based on a (i) Schedule 13D/A filed by Thomas O. Hicks on behalf of HH-HACI, L.P. (“HH LP”), HH-HACI GP, LLC, (“HH LLC”, the general partner of HH LP) and Mr. Hicks, the sole member of HH LLC, and (ii) a Form 4 filed by HH LP, each of which was filed with the SEC on October 21, 2009. HH LLC has sole voting and dispositive power over 430 shares (which includes 124 Earnout Shares) and shared voting and dispositive power over 301,913 shares (which includes 87,093 Earnout Shares). HH LLC also owns 613 Founder’s Warrants. HH LP has sole voting and dispositive power over 301, 913 shares (which includes 87,093 Earnout Shares). HH LP also owns 429,636 Founder’s Warrants. Thomas O. Hicks has sole voting and dispositive power over 7,200,301 shares and shared voting and dispositive power over 2,836,622 shares. The

7,200,301 shares includes 730,894 Earnout Shares and 4,666,667 Sponsor’s Warrants. Mr. Hicks also owns 3,605,481 Founder’s Warrants. The 2,836,622 shares over which Mr. Hicks has shared voting and dispositive power include 430 shares of Company Common Stock held by HH LLC, 301,913 shares of Company Common Stock held by HH LP (each described above) and 2,534,279 shares of Company Common Stock held by Mr. Hicks’ charitable foundation and estate planning entities for his family. The 2,534,279 shares include 731,079 Earnout Shares. Mr. Hicks’ charitable foundation and estate planning entities also own 3,606,400 Founders Warrants. HH LLC disclaims beneficial ownership of shares of Company Common Stock owned by HH LP, except to the extent of its pecuniary interest. Mr. Hicks disclaims beneficial ownership of any shares held by other entities, except to the extent of his pecuniary interest.

(5)	This disclosure is based on a Schedule 13G/A filed by Advisory Research Energy Fund, L.P. with the SEC on February 12, 2010. Advisory Research Energy Fund, L.P. shares with its general partner, Advisory Research, Inc., voting and dispositive power over these shares, which include 2,516,466 shares underlying currently exercisable warrants. Advisory Research Energy Fund, L.P. claims beneficial ownership over 3,766,466 shares.

(6)	This disclosure is based on a Schedule 13G/A filed by Advisory Research Inc. with the SEC on February 12, 2010. Advisory Research Inc. shares voting and dispositive power over these shares, which include 2,516,466 shares underlying currently exercisable warrants. Advisory Research Inc. manages accounts that may have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, 8,021,250 shares. The interest of one such account, owned by Advisory Research Energy Fund L.P., relates to ownership over 3,766,466 shares, and is reported separately.

(7)	Based on (i) a Form 3 filed by Natural Gas Partners VII, L.P. (“NGP VII”) with the SEC on February 16, 2010, (ii) a Schedule 13D filed with the SEC on February 22, 2010 on behalf of Kenneth A. Hersh, NGP VII and Resolute Holdings and (iii) a Form 5 filed by Kenneth Hersh with the SEC on February 16, 2010. NGP VII shares voting and dispositive power over 4,008,152 shares and has sole voting and dispositive power over 6,276,166 shares. Securities beneficially owned are comprised as follows: (i) direct ownership of 6,276,166 shares of Company Common Stock distributed by Resolute Holdings to NGP VII on December 21, 2009 in a pro rata distribution by Resolute Holdings to its members for no consideration; (ii) indirect ownership of 289,719 shares of Company Common Stock owned directly by NGP-VII Income Co-Investment Opportunities, L.P. (“Co-Invest”) and received in a pro rata distribution by Resolute Holdings to its members for no consideration. NGP VII owns 100% of NGP Income Management, L.L.C., which is the sole general partner of Co-Invest. NGP VII may be deemed to be the indirect beneficial owner of the 289,719 shares of Company Common Stock owned by Co-Invest; (iii) indirect ownership of 1,385,100 shares of Common Stock (including 1,385,000 Earnout Shares) owned by Resolute Holdings. NGP VII and Co-Invest own approximately 71% of the outstanding membership interests of Resolute Holdings and therefore may be deemed to be the indirect beneficial owners of the Common Stock owned by Resolute Holdings; (iv) indirect ownership of 2,333,333 Sponsor’s Warrants owned by Resolute Holdings. Resolute Holdings also owns 4,600,000 Founder’s Warrants. NGP VII may be deemed to be the indirect beneficial owner of Earnout Shares and warrants owned by Resolute Holdings. NGP VII disclaims beneficial ownership of the reported securities except to the extent of its pecuniary interest therein.

(8)	Includes 10,284,318 shares over which Mr. Hersh has shared voting and dispositive power. Mr. Hersh is an Authorized Member of GFW VII, L.L.C., which is the sole general partner of G.F.W. Energy VII, L.P., which is the sole general partner of NGP VII. Thus, Mr. Hersh may be deemed to indirectly beneficially own all the Company Common Stock directly and/or indirectly deemed beneficially owned by NGP VII. Mr. Hersh disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

(9)	Resolute Holdings has sole voting and dispositive power over 3,718,433 shares, consisting of (i) 1,385,000 Earnout Shares, (ii) 100 shares of Company Common Stock and (iii) 2,333,333 Sponsor’s Warrants. Resolute Holdings also owns 4,600,000 Founder’s Warrants. NGP VII and Co-Invest own approximately 71% of the outstanding membership interests of Resolute Holdings and therefore may be deemed to be the indirect beneficial owners of the Common Stock, Earnout Shares and warrants owned by Resolute Holdings.

(10)	All shares are held in a trust over which the reporting person is a co-trustee.

(11)	Messrs. Hersh, Quinn and Covington have waived their director compensation that would have been paid through the issuance of Company Common Stock on March 16, 2010.

(12)	Includes 1,373 shares of restricted stock granted pursuant to the 2009 performance incentive plan. 343 shares vested on the date of grant, March 16, 2010, 343 shares vest on the first and second anniversaries of the date of grant, and 344 shares vest on the third anniversary of the date of grant.

(13)	Includes 227, 780 shares held by the reporting person in a revocable trust.

(14)	Includes (i) 23,000 shares of Company Common Stock and (ii) 9,325 Earnout Shares. Excludes 45,999 Founder’s Warrants.

(15)	Includes (i) 99,666 shares of Company Common Stock and (ii) 40,409 Earnout Shares. Excludes 199,332 Founder’s Warrants.

(16)	Includes 46,692 shares held by the reporting person in custodial accounts.

(17)	Includes (i) 23,000 shares of Company Common Stock and (ii) 9,325 Earnout Shares. Excludes 46,000 Founder’s Warrants.

(18)	Includes 4,120 shares of restricted stock that are subject to future vesting.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of our common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock. To our knowledge, based solely on a review of the copies of such reports available to us and written representations that no other reports were required, we believe that all reporting obligations of our officers, directors and greater than ten percent stockholders under Section 16(a) were satisfied during the year ended December 31, 2009, except as follows: Resolute Holdings, LLC, a beneficial owner of more than 10% of our common stock, filed one late Form 4; Natural Gas Partners VII, a beneficial owner of more than 10% of our common stock, filed one late Form 3; and Kenneth A. Hersh, a director, filed one late Form 5.

CODE OF ETHICS

The Company has adopted a code of ethics that applies to directors, officers and employees that complies with the rules and regulations of the NYSE and SEC. The Code of Ethics is posted on the Company’s website, at www.resoluteenergy.com, under the “Investor Relations” tab, subheading “Corporate Governance.” All amendments to, and waivers granted under, the Company’s code of ethics will be disseminated on the Company’s website in the manner required by SEC and NYSE rules.

CORPORATE GOVERNANCE

General

The Company’s business is managed under the direction of its Board of Directors. In connection with its oversight of the Company’s operations and governance, the Board of Directors has adopted, among other things, the following:

•	Corporate Governance Guidelines to implement certain policies regarding the governance of the Company;

•	a Code of Business Conduct and Ethics to provide guidance to directors, officers and employees with regard to certain ethical and compliance issues;

•	Charters of the Audit Committee, the Compensation Committee and the Corporate Governance/Nominating Committee of the Board of Directors;

•	an Insider Trading Policy to facilitate compliance with insider trading regulations;

•	an Audit Committee Whistleblower Policy to allow directors, officers and employees (i) to make confidential anonymous submissions regarding concerns with respect to accounting or auditing matters and (ii) provides for the receipt of complaints regarding accounting, internal controls or auditing; and

•	a Stockholder and Interested Parties Communication Policy pursuant to which holders of our securities and other interested parties can communicate with the Board of Directors, Board Committees and/or individual directors.

Other than the Insider Trading Policy, each of these documents can be viewed on the Company’s website, available at: www.resoluteenergy.com under the “Investor Relations” tab, subheading “Corporate Governance. Copies of the foregoing documents and disclosures are available without charge to any person who requests them. Requests should be directed to Resolute Energy Corporation, Attn: Secretary, 1675 Broadway, Suite 1950, Denver, Colorado 80202.

The Board meets regularly to review significant developments affecting us and to act on matters requiring its approval. The Board held two meetings in 2009 and acted nine times by written consent. On and after September 25, 2009, when the current board took office, the board met one time and acted two times by written consent. No director, during his period of service in 2009, attended fewer than 75% of the total number of meetings of the Board and committees on which he served. Directors are encouraged, but not required, to attend the Annual Meeting. Because the Company was formed in July 2009, no annual stockholders’ meeting was held in 2009.

Director Independence

Under the rules of the NYSE, a majority of the members of the Board of Directors and all of the members of certain committees must be composed of “independent directors,” as defined in the rules of the NYSE. In general, an “independent director” is a person other than an officer or employee of the Company or any other individual who has a relationship, which, in the opinion of the Company’s Board of Directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Additional independence and qualification requirements apply to our directors serving on certain committees. As discussed under ‘‘—Board Committees,” the Company has standing Audit, Compensation and Corporate Governance/Nominating Committees, each of which is composed entirely of independent directors, under each of the applicable standards. The Company’s Board of Directors has determined that, other than Messrs. Sutton and Piccone, each member of the Board of Directors is independent under the NYSE rules. In making that determination, the Board of Directors considered the relationships of Messrs. Swartz and Hicks with HACI and HH-HACI, L.P., and the relationships of Messrs. Hersh, Covington and Quinn with various NGP entities.

Board Committees

The composition and primary responsibilities of the Audit Committee, the Compensation Committee and the Corporate Governance/Nominating Committee are described below.

Audit Committee

The Company has a separately designated Audit Committee, the members of which are Messrs. Duffy, Cunningham and Swartz, with Mr. Swartz serving as Chairman. The primary function of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. Among other things, the committee is responsible for reviewing and selecting our independent registered public accounting firm and reviewing our accounting practices and policies, and to serve as an independent and objective party to monitor the financial reporting process. The Board of Directors has determined that each of Mr. Swartz, Mr. Duffy and Dr. Cunningham qualifies as an “audit committee financial expert” as defined in Item 407(d)(5) of SEC Regulation S-K and that each member of the committee is independent for purposes of SEC Rule 10A-3, and “financially literate” for purposes of applicable NYSE rules. See “Proposal One — Election of Directors — Board of Directors” for a summary of the business experience of each member of the committee. During 2009, the Audit Committee held eight meetings.

Compensation Committee

The Company has a separately designated Compensation Committee, which currently consists of Messrs. Duffy, Covington, Hersh and Quinn, with Mr. Duffy acting as Chairman. The Compensation Committee’s primary function is to discharge the Board of Director’s responsibilities relating to the compensation of our CEO and to make recommendations to the Board regarding the compensation of our other executive officers. Among other things, the committee reviews and approves corporate goals and objectives for setting CEO compensation, evaluates the performance of the CEO in light of those goals and objectives and sets the compensation of the CEO. No compensation consultants were engaged in 2009. In February 2010, the Company engaged Effective Compensation, Inc. as its compensation consultant. The Board has determined that each member of the committee is (i) independent under applicable NYSE rules, (ii) a “non-employee director” as defined in Rule 16b-3 under the Exchange Act and (iii) an “outside director” as defined in Section 162(m) of the Internal Revenue Code. During 2009, the Compensation Committee held one meeting and acted once by written consent.

Corporate Governance/Nominating Committee

The Company has a separately designated Corporate Governance/Nominating Committee, the members of which are Messrs. Covington, Hersh and Hicks, with Mr. Covington serving as Chairman. The primary function of the Corporate Governance/Nominating Committee is to assist the Board of Directors with identifying, evaluating and recommending to the Board qualified candidates for election or appointment to the Board, (ii) reviewing, evaluating and recommending changes to the Company’s corporate governance guidelines and (iii) monitoring and overseeing matters of corporate governance, including the evaluation of Board and management performance and the “independence” of directors. The Board has determined that each member of the committee is independent under applicable NYSE rules. During 2009, the Corporate Governance/Nominating Committee held one meeting.

Director Nominations

The charter of the Corporate Governance/Nominating Committee provides that director candidates recommended by security holders will be considered on the same basis as candidates recommended by other persons. A security holder who wishes to recommend a candidate should send complete information regarding the candidate to Resolute Energy Corporation, Attn: Secretary, 1675 Broadway, Suite 1950, Denver, Colorado 80202. The information provided with respect to the nominee should include five years of professional background, academic qualifications, whether the nominee has been subject to any legal proceedings in the past ten years, the relationship between the security holder and the nominee, and any other specific experience, qualifications, attributes or skills that qualify the nominee for the Board. The committee will assess each candidate, including candidates recommended by security holders, by evaluating all factors it considers appropriate, which may include career specialization, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge. The charter provides that nominees must meet certain minimum qualifications. In particular, a nominee must:

•	have displayed the highest personal and professional ethics, integrity and values and sound business judgment;

•	be highly accomplished in his or her field, with superior credentials and recognition and broad experience at the administrative or policy-making level in business, government, education, technology or public interest;

•	have relevant expertise and experience and be able to offer guidance and advice to the chief executive officer based on that expertise and experience;

•	with respect to a majority of directors, be independent and able to represent all stockholders and be committed to enhancing long term stockholder value; and

•	have sufficient time available to devote to the activities of the Board of Directors and to enhance his or her knowledge of the Company’s business.

The committee does not have a formal policy with respect to the consideration of diversity when assessing director nominees, but considers diversity as part of its overall assessment of the Board’s functioning and needs. The committee may retain a search firm to assist it in identifying potential candidates, but it has not done so to date.

Non-Management Sessions

The Board schedules regular executive sessions involving exclusively non-management directors, as required by NYSE rules, at the time of each in-person board meeting. Mr. Covington, as our lead independent director, presides at all such executive sessions.

Interested Parties Communications Policy

In recognition of the importance of providing all interested parties, including but not limited to, the holders of Resolute securities, with the ability to communicate with members of the Board, including non-management directors, the Board has adopted a Stockholder and Interested Parties Communication Policy, a copy of which is available on our website. Pursuant to the policy, interested parties may direct correspondence to the Board, or to any individual director and the lead independent director by mail to the following address: Resolute Energy Corporation, Attn: Lead Independent Director, 1675 Broadway, Suite 1950, Denver, CO 80202.

Communications should not exceed 1,000 words in length and should indicate (i) the type and amount of Resolute securities held by the person submitting the communication, if any, and/or the nature of the person’s interest in Resolute, (ii) any personal interest the person has in the subject matter of the communication and (iii) the person’s mailing address, e-mail address and telephone number. Unless the communication relates to an improper topic (e.g., it contains offensive content or advocates that we engage in illegal activities) or it fails to satisfy the procedural requirements of the policy, we will deliver it to the person(s) to whom it is addressed.

Absence of Appraisal Rights

We are incorporated in the State of Delaware and, accordingly, are subject to the Delaware General Corporation Law. Under the Delaware General Corporation Law, our stockholders are not entitled to appraisal rights with respect to any of the proposals to be acted upon at the Annual Meeting.

Stockholder Proposals

Any proposal that a stockholder wishes to include in proxy materials for our 2011 annual meeting of stockholders must be received no later than January 10, 2011 and must be submitted in compliance with SEC Rule 14a-8. Proposals should be directed to Resolute Energy Corporation, Attn: Secretary, 1675 Broadway, Suite 1950, Denver, Colorado 80202.

Any proposal or nomination for director that a stockholder wishes to propose for consideration at the 2011 annual meeting of stockholders, but does not seek to include in our proxy statement under applicable SEC rules, must be submitted in accordance with Section 2.7 of our bylaws, and must be received at our principal executive offices no earlier than February 10, 2011, and no later than March 12, 2011, in each case assuming that the 2011 annual meeting is held on the anniversary of the Annual Meeting. Any such proposal must be an appropriate subject for stockholder action under applicable law and must otherwise comply with Section 2.7 of our bylaws.

Pursuant to SEC Rule 14a-4(c)(1), if our Secretary receives any stockholder proposal at the address listed above after March 12, 2011 that is intended to be presented at the 2011 annual meeting without inclusion in the proxy statement for the meeting, the proxies designated by the Board will have discretionary authority to vote on such proposal.

Board Leadership Structure and Risk Management

Our Board of Directors currently consists of nine directors, all of whom, other than Messrs. Sutton and Piccone, have been determined to be “independent directors” under the rules of the NYSE. Mr. Sutton has served as CEO since the Company became a public company in September 2009, was Chief Executive Officer of Resolute Holdings from its inception in 2004, and was instrumental in the completion of the Resolute Transaction. He is most familiar with the Company’s properties and, based on his years as chairman and chief executive officer of HS Resources from 1978 to 2001, has demonstrated skills in building and leading a public oil and gas company. Accordingly, the Board of Directors believes that he is uniquely qualified to be the person who sets the agenda for, and leads discussion of, strategic issues for the Company. Our Lead Independent Director, Mr. Covington, presides over executive sessions of the independent directors, which occur at the time of each in-person board meeting. The Board appointed Mr. Covington as the Lead Independent Director in March 2010. In such capacity, Mr. Covington reviews agendas for Board meetings, reviews with Mr. Sutton annual goals and objectives for the Company, and consults with the Board regarding its evaluation of the performance of the CEO. The Board believes that its supermajority of independent directors and other aspects of its governance provides appropriate independent oversight to Board decisions.

The Board of Directors oversees the risks involved in the Company’s operations as part of its general oversight function, integrating risk management into the Company’s compliance policies and procedures. While the Board has the ultimate oversight responsibility for the risk management process, the Audit Committee has certain specific responsibilities relating to risk management. Among other things, the Audit Committee, pursuant to its charter, addresses Company policies with respect to risk assessment and risk management, and reviews major risk exposures (whether financial, operating or otherwise) and the guidelines and policies that management has put in place to govern the process of assessing, controlling, managing and reporting such exposures. While the charters of the Compensation and Corporate Governance/Nominating Committees do not assign specific risk-related responsibilities to those committees, the committees nevertheless consider risk and risk management issues in the course of performing their duties with respect to compensation and governance issues, respectively.

Current Executive Officers

The following table sets forth certain information as of April 20, 2010, regarding the current executive officers of the Company.

Name	Age	Position

Nicholas J. Sutton	65	Chief Executive Officer and Director

James M. Piccone	59	President, General Counsel, Secretary and Director

Richard F. Betz	48	Senior Vice President, Strategy and Planning

Dale E. Cantwell	54	Senior Vice President, Operations

Theodore Gazulis	55	Senior Vice President and Chief Financial Officer

Janet W. Pasque	52	Senior Vice President, Land and Business Development

Nicholas J. Sutton — See “Proposal One — Election of Directors — Board of Directors” for Mr. Sutton’s biography.

James M. Piccone — See “Proposal One — Election of Directors — Board of Directors” for Mr. Piccone’s biography.

Richard F. Betz has been Senior Vice President of the Company since September 25, 2009, and was Vice President — Business Development of the Company from July 2009 to September 2009. He has been Vice President, Business Development of Predecessor Resolute and Resolute Holdings since their founding in 2004. From September 2001 to January 2004, Mr. Betz was involved in various financial consulting activities related to the energy industry. Prior to that, Mr. Betz spent 17 years with Chase Securities and successor companies, where he was involved primarily in oil and gas corporate finance. Mr. Betz was a Managing Director in the oil and gas investment banking coverage group with primary responsibility for mid-cap exploration and production companies as well as leveraged finance and private equity. In that capacity, Mr. Betz worked with the HS Resources management team for approximately twelve years.

Dale E. Cantwell has been Senior Vice President, Operations of the Company since September 25, 2009, and was Vice President — Operations of the Company from July 2009 to September 2009. He has been Vice President, Operations of Predecessor Resolute and Resolute Holdings since their founding in 2004. From March 2003 to January 2004, Mr. Cantwell was a private investor. After the acquisition of HS Resources by Kerr-McGee Corporation in August 2001 until February 2003, Mr. Cantwell was Vice President of Kerr-McGee Rocky Mountain Corporation. Prior to that, Mr. Cantwell was Vice President of Operations for HS Resources D-J Basin District. From 1979 until joining HS Resources in 1993, he worked for Amoco Production Company in various engineering and marketing capacities. Mr. Cantwell is a member of the Society of Petroleum Engineers.

Theodore Gazulis has been Senior Vice President and Chief Financial Officer of the Company since September 25, 2009, and was Vice President of Finance, Chief Financial Officer and Treasurer of the Company from July 2009 to September 2009. He has been Vice President — Finance, Treasurer and Assistant Secretary of Predecessor Resolute and Resolute Holdings since their founding in 2004. Mr. Gazulis served as a Vice President of HS Resources from 1984 until its merger with Kerr-McGee Corporation in 2001. Mr. Gazulis had primary responsibility for HS Resources’ capital markets activity and for investor relations and information technology. Subsequent to HS Resources’ acquisition by Kerr-McGee Corporation and prior to the formation of Predecessor Resolute, Mr. Gazulis was a private investor and also undertook assignments with two privately-held oil and gas companies, serving on the Board of Directors of Contour Energy Co. and performing the functions of the Chief Financial Officer of Venoco, Inc. on a consulting basis. Prior to joining

HS Resources, he worked for Amoco Production Company and Sohio Petroleum Company. Mr. Gazulis is a member of the American Association of Petroleum Geologists.

Janet W. Pasque has been Senior Vice President, Land and Development of the Company since September 25, 2009, and was Vice President — Land of the Company from July 2009 to September 2009. She has been Vice President, Land of Predecessor Resolute and Resolute Holdings since their founding in 2004. Ms. Pasque was a Vice President of HS Resources where she had responsibility for the land department and joint responsibility for the company’s exploration activities from 1993 until the company’s acquisition by Kerr-McGee Corporation in late 2001. Subsequent to the HS Resources acquisition by Kerr-McGee, Ms. Pasque managed the land functions at Kerr-McGee Rocky Mountain Corp. until early 2003. Ms. Pasque served as a land consultant from 2003 until the founding of Resolute Holdings in 2004. Prior to joining HS Resources in 1993, Ms. Pasque worked for Texaco Inc. and Champlin Petroleum Company. Ms. Pasque is a member of the American Association of Professional Landmen.

Family Relationships

There are no family relationships among any of the Company’s directors and executive officers.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the total compensation paid or earned by our principal executive officer, our principal financial officer and four other most highly compensated executive officers (the “Named Executive Officers”) who served as executive officers from September 25, 2009, the date the Company became a public reporting entity, through December 31, 2009.

								Change in
								Pension Value
								and
								Nonqualified
							Non-Equity	Deferred
					Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus		Awards	Awards	Compensation	Earnings	Compensation		Total
Position	Year	($)	($)		($)	($)	($)	($)	($)		($)

Nicholas J. Sutton(1)(2)(5)	2009	$191,827	$138,111	(3)	—	—	—	—	14,700	(4)	$344,638
Chief Executive Officer

James M. Piccone(1)(2)(5)	2009	$102,308	$100,611	(3)	—	—	—	—	15,508	(4)	$218,427
President, General Counsel

Theodore Gazulis(1)(2)	2009	$88,846	$88,111	(3)	—	—	—	—	14,700	(4)	$191,657
Chief Financial Officer and Senior Vice President

Richard F. Betz(1)(2)	2009	$88,846	$75,000		—	—	—	—	—		$163,846
Senior Vice President, Strategy and Planning

Dale E. Cantwell(1)(2)	2009	$88,846	$88,111	(3)	—	—	—	—	15,508	(4)	$192,465
Senior Vice President, Operations

Janet W. Pasque(1)(2)	2009	$88,846	$88,111	(3)	—	—	—	—	15,508	(4)	$192,465
Senior Vice President, Land and Business

(1)	Each of the executive officers assumed such position with the Company upon completion of the Resolute Transaction on September 25, 2009, at which time the Company became a reporting company pursuant to the Securities Exchange Act of 1934. Prior to that time, each executive officer was employed by Predecessor Resolute, and, in that capacity, received the following salary and other compensation for the period from January 1, 2009 through September 24, 2009:

Salary and Other Compensation	Salary	All Other Compensation

Nicholas J. Sutton	$71,346	—

James M. Piccone	$120,481	$2,201	(4)

Theodore Gazulis	$120,481	—

Richard E. Betz	$120,481	—

Dale E. Cantwell	$120,481	$2,201	(4)

Janet W. Pasque	$120,481	$2,201	(4)

(2)	Each of the executive officers is also an officer of Resolute Holdings, and has received equity and other compensation in such capacity. Such compensation is not included in the above table.

(3)	$13,111 of the bonus relates to matching 401(k) contributions that would have been made in 2009 in respect of 2008 employee contributions in accordance with policies of Predecessor Resolute. Because Predecessor Resolute had

suspended its matching contributions in 2009, the Company determined to pay the amount of such matching contributions in the form of a cash payment.

(4)	Consists of (i) contributions pursuant to the Company’s 401(k) plan to match employee contributions made in 2009 and (ii) the value of parking paid for by the Company. The 401(k) matching contribution was paid in 2010, but accrued on the Company’s financial statements in 2009.

(5)	Mr. Sutton and Mr. Piccone are also directors of the Company but received no compensation for their services as directors.

2009 Grants of Plan-Based Awards

The Company has one equity incentive plan, the 2009 Performance Incentive Plan (the “Plan”), pursuant to which the Company may grant stock options, restricted stock, restricted stock units and stock appreciation rights to executive officers and directors. The Plan provides for the issuance of up to 2,657,744 shares of common stock. No plan-based awards were made to the Named Executive Officers in 2009.

Outstanding Equity Awards at Fiscal Year End

Named executive officers had no outstanding equity awards under the Plan at December 31, 2009.

Option Exercises and Stock Vested in 2009

No options to purchase Company Common Stock were exercised by Named Executive Officers in 2009, and no options held by Named Executive Officers vested in 2009.

2009 Pension Benefits

The Company has no defined benefit pension plans.

2009 Nonqualified Deferred Compensation Plans

In the year ended December 31, 2009, the Company had no nonqualified plan that provides for deferral of compensation to Named Executive Officers.

Potential Payments Upon Termination or Change of Control of Resolute

There are currently no agreements under which the Named Executive Officers would be entitled to receive payments upon termination or upon a change of control of the Company. Predecessor Resolute is a party to agreements with the Named Executive Officers giving it the right, in its sole discretion, to make severance payments to any executive officer for up to eighteen months following termination other than for Cause (as defined), or upon voluntary resignation following a reduction in annual salary. Severance payments, if made, would be equal to the executive’s salary immediately prior to termination. During the period in which severance payments are being made, the executive is prohibited from engaging in the oil and gas business in an area within a ten mile radius of the boundaries of any property interest of Predecessor Resolute. Upon the consummation of the Resolute Transaction, these agreements became agreements of Resolute. The following table illustrates the amounts that would be payable to the executive officers assuming that (i) the executive officer was terminated as of December 31, 2009, and (ii) Resolute elected to make the severance payments for the full eighteen month period.

Name	Total Severance Payment

Nicholas J. Sutton	$750,000
James M. Piccone	$525,000
Richard F. Betz	$450,000
Dale E. Cantwell	$450,000
Theodore Gazulis	$450,000
Janet W. Pasque	$450,000

On May 7, 2010, the Board granted restricted stock to certain of the Named Executive Officers. The restricted stock was granted under the 2009 Performance Incentive Plan, which provides that upon the occurrence of certain Change of Control Events, restricted stock will become fully vested. See “Compensation Discussion and Analysis—Long Term Incentive Compensation” for a description of the restricted stock grants to Named Executive Officers.

Compensation Discussion and Analysis of the Company

The Company began operations on September 25, 2009, and the Board of Directors and Compensation Committee assumed their positions at that date. Prior to that date, the Company was not a public company, and compensation decisions were made by the managing members of Predecessor Resolute.

Overview of the Company’s Compensation Program. The Company’s Board of Directors has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy. The Board of Directors has delegated to the Compensation Committee of the Board of Directors its responsibilities with respect to development of a compensation program and implementation of that program. The Compensation Committee will be solely responsible for determining the compensation of the CEO and will make recommendations to the Board of Directors regarding the compensation of other executive officers. It will also administer equity incentive plans, and make recommendations to the Board of Directors regarding awards under the Incentive Plan. Generally, the types of compensation and benefits that are provided to the Company’s executive officers are similar to those provided to the Company’s other officers and employees. The Company does not have compensation plans that are solely for executive officers. Those officers whose compensation elements and amounts are specifically listed in the Company’s proxy statement are referred to in this discussion as the “Named Executive Officers.”

The CEO plays a key role in determining executive compensation for the other Named Executive Officers and other officers. The CEO attends the meetings of the Compensation Committee at which executive compensation is being discussed and makes recommendations to the Committee. In arriving at his recommendations, the CEO evaluates the performance of each executive and solicits input from the peers of such executives and others, if necessary. This evaluation is shared with the Committee and forms the basis for the recommendation. These recommendations are considered by the Compensation Committee, along with other relevant data, in determining the base salary, annual cash incentives, long-term equity incentives, and benefits and perquisites for such executives.

Compensation Philosophy and Objectives. The Company believes that the most effective compensation program is one that is designed to reward all employees, not just executives, for the achievement of the Company’s short-term and long-term strategic goals. As a result, the Company’s compensation philosophy is to provide all employees (except those covered by union contracts that limit the Company’s flexibility in matters related to compensation), with cash incentives or a combination of cash and equity-based incentives that foster the continued growth and overall success of the Company and encourage employees to maximize stockholder value.

Under this philosophy, all Company employees (with the exception noted above), have aligned interests. When establishing its total compensation, the Company has the following objectives:

•	To attract, retain and motivate highly qualified and experienced individuals;

•	To provide financial incentives, through an appropriate mix of fixed and variable pay components, to achieve the organization’s key financial and operational objectives;

•	To ensure that a portion of total compensation is “at risk” in the form of equity compensation; and

•	To offer competitive compensation packages that are consistent with the Company’s core values, including the balance of fairness to the individual and the organization, and the demand for commitment and dedication in the performance of the job.

It is the Committee’s policy to provide incentives that promote both our short term and long term financial objectives that are appropriate to the nature of our assets. Base salary and short term incentive compensation are designed to reward achievement of short term objectives, while the long term incentive compensation is intended to encourage employees, particularly executives, to focus on our long term goals. Salary, annual cash bonuses and equity awards are the primary components of our compensation program and we believe that attention to all three elements is important to retain our existing personnel and to attract and hire new employees. As to any given individual, the factors considered in any compensation decision include, but are not limited to, the complexity of that individual’s job, the person’s dedication and demonstrated contributions to our value, competitive pressures in the marketplace and his or her relative performance compared to peers within the Company.

We consider an inability to attract or retain qualified motivated employees as a significant risk for the Company as we operate in a highly competitive industry. In approving elements of the compensation program, the Compensation Committee and the Board prefer a balancing of factors, so that no single performance metric becomes an overriding influence. For that reason, the incentive compensation program described below balances a number of metrics. Our Long Term Incentive Program, also described below, provides for vesting over a four year period in order to mitigate against a short term focus at the expense of long-term results by our senior executives, including the Named Executive Officers.

Role of Compensation Consultant. The Compensation Committee, which has sole authority to retain and terminate any compensation consulting firm, independently retains a compensation consultant to assist in deliberations regarding executive compensation. In February 2010 the Compensation Committee engaged Effective Compensation, Inc. (“ECI”), an independent compensation consultant, to advise with respect to development of a comprehensive compensation philosophy and practices for executives and other employees. The Committee sought advice from ECI regarding base salary, annual bonus, the nature and amount of long-term incentives, performance measures for short-term and long-term incentives, identification of representative peer groups and general market data. ECI evaluated our executive compensation and recommended continued focus on total direct compensation as a means to achieve the compensation objectives outlined above while remaining competitive with the external market.

In February 2010, ECI provided the Committee with a selection of possible peer companies for discussion purposes for use as part of its compensation evaluation process. These companies were selected based on their size, as measured by market capitalization, and an assessment that they are reasonably comparable to the Company in terms of business scope and objectives in the upstream oil and gas segment. The following companies comprise the peer group jointly selected by ECI and the Committee and utilized by the Committee:

Berry Petroleum Company	Petroleum Development Corporation
Bill Barrett Corporation	PetroQuest Energy Inc.
Carrizo Oil & Gas Inc.	St. Mary Land & Exploration Company
Comstock Resources, Inc.	Stone Energy Company
Mariner Energy, Inc.	Swift Energy Company
Penn Virginia Corporation

The Compensation Committee may make modifications to the peer group from time to time due to consolidations within, and to accommodate new companies entering, the oil and gas exploration and production industry, or for other reasons. The Committee will continue to monitor the appropriateness of the peer group and the relative measures drawn from the process with the primary objective of utilizing a peer group that provides the most appropriate comparison to the Company to assist in formulating compensation that maintains the Company’s ability to compete for top executives. The Compensation Committee does not formally “benchmark” the compensation of our executive officers against the compensation of executives in the peer group.

Setting the Company’s Executive Compensation. Executive compensation is reviewed by the

Compensation Committee no less frequently than annually. Compensation is expected to be based on the foregoing objectives, and to include as integral components base salary and annual and long-term incentive-based cash and non-cash compensation. In performing its compensation reviews and making its compensation decisions regarding the compensation of the Company’s chief executive officer and other executive officers, the Compensation Committee will conduct an ongoing review of compensation data from the peer group.

In establishing executive compensation, base salaries are expected to be targeted near the midpoint of a range established by this peer review, although adjustments are made for such things as experience, market factors or exceptional performance, among others, and potential total compensation, including annual incentive compensation, are expected to be at the upper range of total compensation at comparable companies if performance targets are met. Annual cash incentive and equity incentive awards will be designed to reflect progress toward company-wide financial goals and personal objectives, as well as salary grade level, and to balance rewards for short-term and long-term performance.

Long-term incentive compensation will be used to reward and to encourage long-term performance and an alignment of interests between the individual and the organization. Long-term incentive grants will be used not only to reward prior performance, but also to retain executive officers and other employees and provide incentives for future exceptional performance. To the extent that business success makes long-term incentive awards more valuable, an individual’s total compensation may move from the median to the high end of ranges established with reference to peer data.

In determining the allocation between cash short-term and non-cash long-term incentive compensation for executive officers, the Compensation Committee engages in an individual analysis for each executive. Factors affecting compensation include:

(i)   The Company’s annual performance;

(ii)  Impact of the employee’s performance on the Company’s results;

(iii)	The Company’s objective to provide total compensation that is higher than competitive levels when aggressive goals of the Company are exceeded; and

(iv) Internal equity.

The Committee also takes into consideration the fact that, although our officers are responsible for specific business functions, together they share responsibility for the performance of the Company. As we seek to attract and retain the best talent available, we also wish to have employees view employment at the Company as a career decision. It takes a long period of time and a significant investment to develop the experienced executive talent necessary to succeed in the oil and gas business; senior executives must have experience with all phases of the business cycle to be effective leaders. We have an experienced executive team that has been in the oil and gas industry for thirty years or more, and we believe that our future success will be enhanced by retaining these experienced employees through our compensation philosophy and practices.

We believe that the proportion of total compensation that is performance-based, and therefore “at risk,” should increase with an individual’s level of responsibility. Therefore, long-term incentive compensation grants will typically represent a larger proportion of the total compensation package as the level of responsibility of the executive increases. For the chief executive officer, long term incentive grants are typically the largest element of the total compensation package. Executive officers generally receive the same benefits as other employees, although not necessarily in the same mix or amounts.

Executive Compensation Components. The principal components of compensation for executive officers are:

•	Base salary;

•	Cash bonus;

•	Long-term incentive compensation; and,

•	401(k) and other benefits.

Relative Size of Major Compensation Elements. The combination of base salary, annual cash incentives and equity awards comprises total direct compensation. In setting executive compensation, the Compensation Committee considers the aggregate compensation payable to an executive officer and the form of that compensation. The Compensation Committee seeks to achieve the appropriate balance between immediate cash rewards and long-term financial incentives for the achievement of both annual and long-term financial and non-financial objectives. The Compensation Committee may decide, as appropriate, to modify the mix of base salary, annual cash incentives and long-term equity incentives to best fit an executive officer’s specific circumstances. For example, the Compensation Committee may make the decision to award more cash and not award an equity grant. The Compensation Committee may also increase the size of equity grants to an executive officer if the total number of career equity grants does not adequately reflect the executive’s current position with the Company.

Timing of Compensation Decisions. It is expected that all elements of the executive officers’ compensation will be reviewed each February, including a review of financial, operating and personal objectives with respect to the prior year’s results. At that time, the financial, operating and personal objectives and performance targets will be determined for the current year. The Board of Directors or the Compensation Committee may, however, review salaries or grant equity incentives at other times in connection with new appointments or promotions or other extraordinary events that occur during the year, or under other circumstances that it deems appropriate.

Base Salary. The Company provides executive officers with a base salary to compensate them for services rendered during the fiscal year. Base salaries for executive officers are based upon each individual’s responsibilities, experience and performance, taking into account among other things, the individual’s initiative, contribution to our overall performance, managerial ability and handling of special projects. These same factors are applied to establish base salaries for other key management employees. The Compensation Committee’s evaluation of each executive officer’s performance is subjective; no specific written criteria or formulas, and no pre-determined targets, are used in determining base salary. The factors considered in compensation decisions are not weighted, but are viewed collectively. Base salaries for executive officers generally are reviewed annually for possible adjustment, but are not necessarily changed each year. The Committee is responsible for determining the base salary for the Chief Executive Officer, and the Chief Executive Officer recommends the base salary for the other executive officers. Other executive officers recommend the base salary for all employees that are in the executive officer’s area of responsibility. The Chief Executive Officer, the President and the Chief Financial Officer review the recommendations for salaries and bonuses for all other employees and adjust them as they deem appropriate. The Compensation Committee reviews the recommendations for all employees from the Chief Executive Officer and approves them or adjusts them as it deems appropriate.

Base salaries for each of the Named Executive Officers were reset in the fall of 2009 following the consummation of the Resolute Transaction, as follows: base salary levels for Messrs. Betz, Cantwell and Gazulis and Ms. Pasque were set at $300,000, for Mr. Piccone at $350,000, and for Mr. Sutton at $500,000. This decision reflected increased responsibilities associated with public company status, as well as other factors. The Compensation Committee reviewed survey data compiled by a third party of publicly available information of salary levels for executives at companies in the oil and gas industry with a market capitalization comparable to that of the Company. In addition, the Compensation Committee considered the then current salary levels of executives. Prior to the Resolute Transaction in 2009, all Named Executive Officers had been executive officers of Resolute Holdings. Each executive had an annual salary of $175,000 per year, which reflected private company salary, and equity arrangements for a start-up company that were no longer applicable to a much larger, public company. Salaries had been unchanged since 2004, and these levels were not considered competitive with market rates. In addition, executives had foregone salary increases and had agreed to salary reductions in 2009 from agreed levels in response to reduced cash flow of Resolute Holdings due to significantly lower oil and gas product prices during that period of time.

For 2010, the Committee concluded that the wage adjustments made effective in September 2009 would remain in place without further change. Absent unusual circumstances, base salaries will be reviewed again in early 2011.

Cash Bonus. Annual cash bonuses will be performance-based and are intended to promote achievement of our business objectives of increasing stockholder value. All eligible employees participate in an annual bonus plan with the same performance objectives as those used for executive officers. The annual bonus awards for 2011 and thereafter are also intended to assist executives in meeting income tax obligations associated with vesting of restricted stock, which is a significant component of the executives’ compensation, so that executives are not forced to sell their stock to meet tax obligations and are able to maintain their equity positions in the Company.

Cash bonuses to executive officers will be made at the direction of the Board of Directors. Cash bonuses totaling $578,055 were awarded in December 2009 to the Named Executive Officers for services during 2009. Each bonus was equal to approximately one quarter of each executive’s annual salary at year-end 2009, subject to certain adjustments and special considerations. Mr. Sutton received a bonus of $138,100, Mr. Piccone a bonus of $100,600, Messrs. Gazulis and Cantwell and Ms. Pasque each received bonuses of $88,100, and Mr. Betz received a bonus of $75,000. Factors considered in awarding this bonus included the exemplary efforts made by such executives in completing the Resolute Transaction and in transitioning to public company status. In addition, the bonuses took into consideration the salary reductions agreed to by the executives in 2009: Mr. Sutton had agreed to a 50% reduction in his salary from February 2009 and other executives had agreed to a 10% reduction in salary from April 2009. The Committee also considered, in determining the amount of the bonuses, that the Company’s normal policy of matching employee 401(k) contributions had been suspended in 2009 (with respect to 2008 contributions) and that Named Executive Officers received no bonus in 2009 for services in 2008.

Similar to base salaries, the Committee is responsible for determining the bonus for the Chief Executive Officer, and the Chief Executive Officer recommends the annual bonus for each other executive officer. Other executive officers recommend the annual bonus for all employees that are in that executive officer’s area of responsibility. The Chief Executive Officer, the President and the Chief Financial Officer review the recommendations for bonuses for all other employees and adjust them as they deem appropriate. The Compensation Committee reviews the recommendations for all executives from the Chief Executive Officer and approves them or adjusts them as it deems appropriate.

The Committee expects that future year-end cash bonuses would range from 0% to 150% of each executive’s annual base salary, depending on an executive’s position of responsibility. Bonuses will reflect the Committee’s assessment of whether performance goals established for the executives have been achieved. Another important factor to be considered is the income tax liability that our executive officers will incur upon the vesting of restricted stock grants in 2011 and thereafter, as it is expected that required tax withholdings on vesting will in some cases equal or exceed an executive’s annual bonus. The payment of bonuses adequate to cover tax costs encourages executives to retain their vested shares.

For 2010, the Committee implemented a program that set bonus targets, which are a percentage of base salary, for the senior executives and decided which performance metrics would be used to determine whether bonus awards will be less than (the “threshold level”), equal to or greater than (the “stretch level”) the target percentage. The target awards for our Named Executive Officers, as a percentage of each executive’s base salary, are as follows: CEO—100%, President—85%, Senior Vice Presidents—70%, other officers—50%. Threshold levels are 50% below target and stretch levels are 50% above target.

The Committee will establish a bonus pool equal to each eligible employee’s target bonus percentage multiplied by that employee’s base salary (the “Bonus Pool”). Fifty percent of the Bonus Pool will be allocated to the “Performance Metrics Pool.” The Performance Metrics Pool may be increased or decreased depending on how the Company has performed as measured against certain pre-established parameters. In determining which performance metrics to use to in evaluating this portion of bonus awards, the Committee concluded that short-term incentive compensation should be based on achievement of operational objectives rather than measures such as total shareholder return that can be greatly influenced by factors outside of any individual’s influence or control. Longer term performance metrics are more appropriate for the long-term incentive plan. For 2010, the Committee will utilize three key performance metrics: Production, Lease Operating Expense, and General and Administrative Expense.

Although the Committee did not identify specific levels of these metrics that would trigger the threshold, target and stretch bonus payments, performance criteria for the target bonus are generally at the midpoint of the range of our public guidance, with the threshold and stretch bonuses being payable for performance that is less than or exceeds those expectations. In some cases, performance metrics may be adjusted during the year based on changes in our business, such as increased costs or commodity prices or as a result of an acquisition or disposition. Performance that would qualify for bonuses at the threshold level is expected in normal operating circumstances. Performance satisfying the criteria for bonuses at the target level is believed to be achievable with additional effort. Performance that would qualify for bonuses at the stretch level is believed to be achievable with extraordinary efforts.

A fourth metric that will be used in the determination of the size of the Performance Metric Pool is the Company’s success in advancing its capital and strategic projects on time and on budget. The Committee has identified several key initiatives that will be evaluated as part of this metric, including Aneth Phase IV CO2, Aneth gas plant construction engineering, Aneth compression reconfiguration, and execution of plans to drill wells in the Williston Basin.

Generally the Performance Metric Pool will be divided among eligible participants on a formulaic prorata basis, although the Committee reserves the ability to adjust individual participants’ awards as the result of extraordinary individual contribution or lack thereof.

The other fifty percent of the Bonus Pool will be increased or decreased and allocated according to management’s and the Committee’s assessment of individual and group performance measured against defined goals and objectives. This portion of the bonus determination is more subjective than the performance metrics described above, which are inherently more formulaic, but the Committee believes that motivating and rewarding superior performance is not a matter of “one size fits all.” Effective discretion in this regard is a significant component of good management.

Long-Term Incentive Compensation. The Company adopted the 2009 Performance Incentive Plan (the “Incentive Plan”) in July 2009, and the Incentive Plan was approved by the sole stockholder of the Company at that time. The maximum number of shares of Company Common Stock that may be issued pursuant to awards under the Incentive Plan is 2,657,744. No awards were made in 2009.

The purpose of the Incentive Plan is to promote the success of the Company and the interests of its stockholders by providing an additional means for the Company to attract, motivate, retain and reward directors, officers, employees and other eligible persons (including consultants and advisors) through the grant of incentive awards. Equity-based awards are also intended to further align the interests of award recipients and the Company’s stockholders. In particular, long term incentive compensation is awarded to employees who are important for us to retain to accomplish our strategic goals over the longer term. As with base salary and short term incentive compensation, the long term awards granted to each recipient are determined by several factors. These factors include our need to retain a specific employee, the employee’s performance, the employee’s ability to add value to our enterprise and the compensation data of our peer group.

On May 5, 2010, the Compensation Committee met for the purpose of determining and approving awards of restricted stock for certain of the Named Executive Officers and other employees. In evaluating 2010 LTI awards, the Committee reviewed and considered peer group data as well as other survey data presented by ECI. However, the Committee initially considered that, since no awards had been made under the Incentive Plan, the goal of motivating employees to contribute to the long-term growth of the Company and participating fully in that growth through equity participation was not being met. Because the Company only became a public reporting company in September 2009, it was required to completely restructure the equity compensation component of compensation, starting with a clean-slate. Accordingly, the Committee considered that it was not appropriate to base its grants on those of peer companies that have been public for longer periods and have long-standing practices of annual equity incentive grants with vesting provisions that have built significant retention value over time. Of concern to the Committee was that the entire management team could leave the Company for higher financial benefits offered by other industry participants and suffer no economic detriment in terms of foregone equity compensation. This asymmetry of risk and reward was not, in the Committee’s view, in the best long-term interest of our shareholders. As a result, the Committee concluded that the initial grants under the long-term incentive program should be structured to build significant equity incentives for the executives, comparable to the positions they would have been in had the long-term incentive plan been implemented approximately two years ago. This conclusion impacted both the size of the grants and the vesting periods. In setting the number of shares subject to the grants, the Committee established an aggregate pool of approximately 1,600,000 shares, approximately 500,000 of which were allocated to non-NEOs. This allocation to non-NEOs is approximately double what the Committee expects would be allocated in periods following the initial grant and is intended to accommodate the preload discussed above. The allocations were further adjusted in individual cases based on the recommendations of management. The remaining 1,100,000 shares allocated to NEOs is approximately 1.5 times what the Committee expects would be allocated in periods following the initial grant, again with the intention of accommodating the preload consideration. The Committee awarded Mr. Sutton 450,000 shares of restricted stock, and recommended to the Board awards to Mr. Piccone of 275,000 shares of restricted stock, and to Mr. Gazulis and Mr. Betz awards of 200,000 shares of restricted stock each. Mr. Cantwell and Ms. Pasque have notified the Company that they intend to leave the Company; thus no award was made to them.

Shares of restricted stock are subject to forfeiture and vest if executives continue to be employed at specified dates in the future, and if certain performance metrics are satisfied. For 2010, two-thirds of each grant of restricted stock is time-based, as the shares will vest based on continued employment in four equal tranches. The first tranche will vest on December 31, 2010. The remaining tranches will vest on each successive December 31st, with the final tranche vesting on December 31, 2013. The remaining one-third of each grant is subject to the satisfaction of pre-established performance targets. The performance-based shares will vest in equal tranches on the same dates if there has been a 10% annual appreciation in the trading price of the Company’s common stock, compounded annually, from the twenty trading day average stock price at December 31, 2009. At the end of each year, the twenty trading day average share price will be measured, and if the 10% threshold is met, the stock subject to the performance criteria will vest. If the 10% threshold is not met, shares that have not vested will roll to the following year. In that way, an underperforming year can be offset by an over-performing year. At December 31, 2013, any unvested shares will vest if the cumulative test is met or will be forfeited if the test is not met. The Committee believes that this plan emphasizes long-term, multi-year performance and value creation.

Vesting will accelerate on an individual’s death or disability or, in the discretion of the Compensation Committee, on certain change of control events.

Employment Agreements. The Company expects to enter into employment agreements with the Named Executive Officers in 2010. It is expected that the employment agreements will provide for (i) base salary, (ii) bonuses to be earned by achievement of specified performance targets, (iii) severance and change of control benefits, (iv) non-competition and non-solicitation provisions, (v) obligations to maintain the confidentiality of the Company information, and (vi) assignment of all intellectual property rights to the Company.

Retirement and Other Benefit Plans. All of the Company’s employees will be eligible to participate in a 401(k) plan. While the Company will have the option but not the requirement to match all or a portion of employee contributions to the 401(k) plan, a matching contribution was made in 2010 for 2009 contributions.

Other Benefits Plans. The Company offers a variety of health and benefit programs to all employees, including medical, dental, vision, life insurance and disability insurance. The Company’s executive officers are generally eligible to participate in these employee benefit plans on the same basis as the rest of the Company’s employees.

Compensation Programs and Potential of Risks. The Committee and Board have determined that the risks arising from its compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Tax Deductibility of Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the corporate income tax deduction for compensation paid to the principal executive officer and each other executive officer shown in the summary compensation table in the proxy statement to $1 million, unless the compensation is “performance-based compensation” and qualifies under certain other exceptions. Our policy is primarily to design and administer compensation plans which support the achievement of long-term strategic objectives and enhance shareholder value. Where it is consistent with our compensation philosophy, the Compensation Committee will also attempt to structure compensation programs that are tax-advantageous to us.

Change in Executive Officers. On May 7, 2010, the Company announced that Janet W. Pasque and Dale E. Cantwell will each retire from the Company effective as of May 31, 2010. The Company and each of Ms. Pasque and Mr. Cantwell will enter into a consulting agreement under which Ms. Pasque will serve as a consultant to the Company from June 1, 2010 until December 31, 2010 and Mr. Cantwell will serve as a consultant to the Company from June 1, 2010 for a period of up to one year. Mr. Cantwell will consult on capital projects, principally in Aneth Field.

On May 7, 2010, the Company also announced that the Board of Directors had appointed other persons to vice president positions, effective June 1, 2010. Two of these appointments will be executive officers: James A. Tuell, who has been Interim Chief Accounting Officer, will become a Vice President and Chief Accounting Officer; and Bobby D. Brady, Jr. will become Vice President, Operations. In addition, William R. Alleman will become Vice President, Land; M. David Clouatre will become Vice President, Reservoir Engineering; Patrick E. Flynn will become Vice President, Governmental and Corporate Affairs; Bret R. Siepman will become Vice President, Geology and Geophysics. Mr. Tuell was a consultant for the Company and each of the other newly appointed Vice Presidents was an employee of the Company prior to such appointment.

Director Summary Compensation Table. The following table summarizes the compensation we paid to our non-employee directors between September 25, 2009, the date the Company became a public reporting company, and December 31, 2009.

					Change in
	Fees				Pension Value
	Earned or			Non-Equity	and Nonqualified
	in Paid	Stock	Option	Incentive Plan	Deferred	All Other
	Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)	($)	($)	($)	Earnings	($)	($)

Kenneth A. Hersh	14,144	—	—	—	—	—	14,144
Richard L. Covington	14,144	—	—	—	—	—	14,144
William J. Quinn	14,144	—	—	—	—	—	14,144
William H. Cunningham	14,144	—	—	—	—	—	14,144
Robert M. Swartz	14,144	—	—	—	—	—	14,144
James E. Duffy	14,144	—	—	—	—	—	14,144
Thomas O. Hicks, Jr.	14,144	—	—	—	—	—	14,144

Messrs. Sutton and Piccone are not included in this table because as employees of the Company they receive no additional compensation for their services as directors. The compensation received by Messrs. Sutton and Piccone as employees is shown in “—Executive Officer Compensation in 2009—Summary Compensation Table.”

On December 14, 2009, the Compensation Committee recommended, and the Board of Directors approved, the following annual compensation for non-employee directors: annual retainer of $50,000, fees of $2,000 for each Board of Directors meeting and $1,000 for each Committee meeting, and additional compensation of $7,500 for each Committee chairman and for Lead Independent Director. In addition, non-

employee directors would receive equity compensation, in a form to be determined by the Compensation Committee, having a value of $50,000 annually. The cash fees appearing in the above table reflects this compensation arrangement with respect to cash compensation paid for 2009. While the Board of Directors authorized the directors to receive equity compensation for services as a director for the period from September 25, 2009, to December 31, 2009, the form and terms of any such equity compensation were subject to analysis of legal, tax and other factors and had not been determined by the end of 2009. As a result, no awards were made in 2009, but awards of 1,373 shares of restricted stock were made to directors Swartz, Duffy, Hicks and Cunningham on March 16, 2010, with respect to 2009 services. If such grants had been included in the Director Compensation Table, the column Stock Awards would have reflected $16,503 for each such director. The amount that would have been included in the table does not reflect compensation actually received by such directors or the actual value that may be recognized with respect to the awards in the future. Rather, it reflects the grant date fair value of the award, determined in accordance with FASB ASC Topic 718, which does not take into account future vesting contingencies. Of the total award, 343 shares vested upon grant, 343 shares will vest on the first and second anniversaries of the date of grant, and 344 shares will vest on the third anniversary of the date of grant. Vesting is subject to the continued service of the director on the vesting date. See “Security Ownership of Certain Beneficial Owners and Management.”

Messrs. Hersh, Covington and Quinn waived their director compensation made through the issuance of common stock on March 16, 2010. However, on May 7, 2010, each of such persons was awarded 1,373 stock appreciation rights in respect of their services as director for the period from September 25, 2009, through December 31, 2009. Cash payments will be based on the difference between the closing price of the common stock on the vesting date of the stock appreciation rights and $12.40, the closing price of the common stock on May 7, 2010. Stock appreciation rights will vest on March 16, 2011 (with respect to 457 stock appreciation rights) and March 16, 2012 and 2013 (with respect to 458 stock appreciation rights). Stock appreciation rights will be deemed exercised upon vesting. If such grants had been included in the Director Compensation Table, the column Stock Awards would have reflected $17,025 for each such director. The amount that would have been included in the table does not reflect compensation actually received by such directors or the actual value that may be recognized with respect to the awards in the future. Rather, it reflects the grant date fair value of the award, determined in accordance with FASB ASC Topic 718, which does not take into account future vesting contingencies.

In addition, each director will be reimbursed for his or her out-of-pocket expenses in connection with attending meetings of the Board of Directors or Committees. Each director is covered by a liability insurance policy paid for by the Company and is indemnified, to the fullest extent permitted under Delaware law, by the Company for his or her actions associated with being a director. The Company entered into indemnification agreements with each of its directors.

Compensation Committee Report. We, the Compensation Committee of the Board of Directors, have reviewed and discussed the Compensation Discussion and Analysis with the management of the Company, and, based on such review and discussion, have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:
James E. Duffy, Chairman
Richard L. Covington
Kenneth A. Hersh
William J. Quinn

2009 PERFORMANCE INCENTIVE PLAN

The Company adopted the 2009 Performance Incentive Plan (the “Incentive Plan”) in July 2009, and the Incentive Plan was approved by the sole stockholder of the Company at that time. This summary is qualified in its entirety by the full text of the Incentive Plan.

Purpose. The purpose of the Incentive Plan is to promote the success of the Company and the interests of its stockholders by providing an additional means for the Company to attract, motivate, retain and reward directors, officers, employees and other eligible persons (including consultants and advisors) through the grant of awards and incentives for high levels of individual performance and improved financial performance of the Company. Equity-based awards are also intended to further align the interests of award recipients and the Company’s stockholders.

Administration. The Company’s Board of Directors or one or more committees consisting of independent directors appointed by the Company’s Board of Directors will administer the Incentive Plan. Our Board of Directors has delegated general administrative authority for the Incentive Plan to the compensation committee, which is comprised of directors who qualify as independent under rules promulgated by the SEC and The New York Stock Exchange listing standards. Except with respect to grants to non-employee directors, a committee may delegate some or all of its authority with respect to the Incentive Plan to another committee of directors and certain limited authority to grant awards to employees may be delegated to one or more officers of the Company. For purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), Rule 16b-3 of the Securities Exchange Act of 1934, as amended, the rules of the New York Stock Exchange (“NYSE”) and for grants to non-employee directors, the Incentive Plan must be administered by a committee consisting solely of independent directors. The appropriate acting body, be it the Company’s Board of Directors, a committee within its delegated authority, or an officer within his or her delegated authority, is referred to in this plan description as the Administrator.

The Administrator has broad authority under the Incentive Plan with respect to award grants including, without limitation, the authority:

•	to select participants and determine the type(s) of award(s) that they are to receive;

•	to determine the number of shares that are to be subject to awards and the terms and conditions of awards, including the price (if any) to be paid for the shares or the award;

•	to cancel, modify, or waive the Company’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consents;

•	to accelerate or extend the vesting or exercisability or extend the term of any or all outstanding awards subject to any required consent;

•	subject to the other provisions of the Incentive Plan, to make certain adjustments to an outstanding award and to authorize the conversion, succession or substitution of an award;

•	to allow the purchase price of an award or shares of Company Common Stock to be paid in the form of cash, check, or electronic funds transfer, by the delivery of already-owned shares of Company Common Stock or by a reduction of the number of shares deliverable pursuant to the award, by services rendered by the recipient of the award, by notice of third party payment or by cashless exercise, on such terms as the Administrator may authorize, or any other form permitted by law.

Eligibility. Persons eligible to receive awards under the Incentive Plan include officers and employees of the Company or any of its subsidiaries, directors of the Company, and certain consultants and advisors to the Company or any of its subsidiaries.

Authorized Shares. The maximum number of shares of Company Common Stock that may be issued pursuant to awards under the Incentive Plan is 2,657,744. No awards were made in 2009. The Incentive Plan generally provides that shares issued in connection with awards that are granted by or become obligations of the Company through the assumption of awards (or in substitution for awards) in connection with an acquisition of another Company will not count against the shares available for issuance under the Incentive Plan.

No Repricing. In no case (except due to an adjustment to reflect a stock split or similar event or any repricing that may be approved by stockholders) will any adjustment be made to a stock option or stock appreciation right award under the Incentive Plan (by amendment, cancellation and regrant, exchange or other means) that would constitute a repricing of the per share exercise or base price of the award.

Types of Awards. The Incentive Plan authorizes stock options, stock appreciation rights, restricted stock, restricted stock units, stock bonuses and other forms of awards that may be granted or denominated in Company Common Stock or units of Company Common Stock, as well as cash bonus awards. The Incentive Plan retains flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Any award may be paid or settled in cash.

Stock Options. A stock option is the right to purchase shares of Company Common Stock at a future date at a specified price per share (the “exercise price.”) The per share exercise price of an option generally may not be less than the fair market value of a share of Company Common Stock on the date of grant. The maximum term of an option is ten years from the date of grant. An option may be either an incentive stock option or a nonqualified stock option. Incentive stock options are taxed differently than nonqualified stock options and are subject to more restrictive terms under the Code and the Incentive Plan. Incentive stock options may be granted only to employees of the Company or a subsidiary.

Stock Appreciation Rights. A stock appreciation right is the right to receive payment of an amount equal to the excess of the fair market value of shares of Company Common Stock on the date of exercise of the stock appreciation right over the base price of the stock appreciation right. The base price will be established by the Administrator at the time of grant of the stock appreciation right and generally cannot be less than the fair market value of a share of Company Common Stock on the date of grant. Stock appreciation rights may be granted in connection with other awards or independently. The maximum term of a stock appreciation right is ten years from the date of grant.

Restricted Stock. Shares of restricted stock are shares of Company Common Stock that are subject to certain restrictions on sale, pledge, or other transfer by the recipient during a particular period of time (the “restricted period”). Subject to the restrictions provided in the applicable award agreement and the Incentive Plan, a participant receiving restricted stock may have all of the rights of a stockholder as to such shares, including the right to vote and the right to receive dividends.

Restricted Stock Units. A restricted stock unit (“RSU”), represents the right to receive one share of Company Common Stock on a specific future vesting or payment date. Subject to the restrictions provided in the applicable award agreement and the Incentive Plan, a participant receiving RSUs has no stockholder rights until shares of common stock are issued to the participant. RSUs may be granted with dividend equivalent rights.

Cash Awards. The Administrator, in its sole discretion, may grant cash awards, including without limitation, discretionary awards, awards based on objective or subjective performance criteria, and awards subject to other vesting criteria.

Other Awards. The other types of awards that may be granted under the Incentive Plan include, without limitation, stock bonuses, performance stock, dividend equivalents, and similar rights to purchase or acquire shares of Company Common Stock.

Performance-Based Awards. The Administrator may grant awards that are intended to be performance-based compensation within the meaning of Section 162(m) of the Code (“Performance-Based Awards”). Performance-Based Awards are in addition to any of the other types of awards that may be granted under the Incentive Plan (including options and stock appreciation rights which may also qualify as performance-based compensation for Section 162(m) purposes). Performance-Based Awards may be in the form of restricted stock, performance stock, stock units, other rights, or cash bonus opportunities.

The vesting or payment of Performance-Based Awards (other than options or stock appreciation rights) will depend on the absolute or relative performance of the Company on a consolidated, subsidiary, segment, division, or business unit basis. The Administrator will establish the targets on which performance will be measured based on criterion or criteria selected by the Administrator. The Administrator must establish criteria and targets in advance of applicable deadlines under the Code and while the attainment of the performance targets remains substantially uncertain. The Administrator may use any criteria it deems appropriate for this purpose, and applicable criteria may include one or more of the following: earnings per share, cash flow (which means cash and cash equivalents derived from either net cash flow from operations or net cash flow from operating, financing and investing activities), total stockholder return, gross revenue, revenue growth, operating income (before or after taxes), net earnings (before or after interest, taxes, depreciation and/or amortization), return on equity, capital employed, or on assets or net investment, cost containment or reduction, operating margin, debt reduction, finding and development costs, production growth or production growth per share, reserve replacement or reserve replacement per share or any combination thereof. The performance measurement period with respect to an award may be as short as three months to as long as ten years. Performance targets will be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set unless the Administrator provides otherwise at the time of establishing the targets.

Performance-Based Awards may be paid in stock or in cash. Before any Performance-Based Award (other than an option or stock appreciation right) is paid, the Administrator must certify that the performance target or targets have been satisfied. The Administrator has discretion to determine the performance target or targets and any other restrictions or other limitations of Performance-Based Awards and may reserve discretion to reduce payments below maximum award limits.

Acceleration of Awards; Possible Early Termination of Awards. Generally, and subject to limited exceptions set forth in the Incentive Plan, if any person acquires more than 50% of the outstanding common stock or combined voting power of the Company, if there are certain changes in a majority of the Company Board of Directors, if stockholders prior to a transaction do not continue to own more than 50% of the voting securities of the Company (or a successor or a parent) following a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the Company’s assets or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries, or if the Company is dissolved or liquidated, then awards then-outstanding under the Incentive Plan may become fully vested or paid, as applicable, and may terminate or be terminated upon consummation of such a change in control event. The Administrator also has the discretion to establish other change in control provisions with respect to awards granted under the Incentive Plan. For example, the Administrator could provide for the acceleration of vesting or payment of an award in connection with a change in control event that is not described above or provide that any such acceleration shall be automatic upon the occurrence of any such event.

Transfer Restrictions. Awards under the Incentive Plan generally are not transferable by the recipient other than by will or the laws of descent and distribution, or pursuant to domestic relations orders, and are generally exercisable during the recipient’s lifetime only by the recipient. Any amounts payable or shares issuable pursuant to an award generally will be paid only to the recipient or the recipient’s beneficiary or representative. The Administrator has discretion, however, to establish written conditions and procedures for the transfer of awards to other persons or entities, as long as such transfers comply with applicable federal and state securities laws.

Adjustments. As is customary in incentive plans of this nature, the share limit and the number and kind of shares available under the Incentive Plan and any outstanding awards, as well as the exercise or purchase prices of awards, and performance targets under certain types of performance-based awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the stockholders.

No Limit on Other Authority. The Incentive Plan does not limit the authority of the Company’s Board of Directors or any committee to grant awards or authorize any other compensation, with or without reference to Company Common Stock, under any other plan or authority.

Termination of, or Changes to, the Incentive Plan. The Administrator may amend or terminate the Incentive Plan at any time and in any manner. Stockholder approval for an amendment will be required only to the extent then required by applicable law or any applicable listing agency or required under Sections 162, 409A, 422 or 424 of the Code to preserve the intended tax consequences of the Incentive Plan. For example, stockholder approval will be required for any amendment that proposes to increase the maximum number of shares that may be delivered with respect to awards granted under the Incentive Plan. Adjustments as a result of stock splits or similar events will not, however, be considered an amendment requiring stockholder approval. Unless terminated earlier by the Board of Directors, the authority to grant new awards under the Incentive Plan will terminate ten years from the date of its adoption, or July 31, 2019. Outstanding awards generally will continue following the expiration or termination of the Incentive Plan. Generally speaking, outstanding awards may be amended by the Administrator (except for a repricing), but the consent of the award holder is required if the amendment (or any plan amendment) materially and adversely affects the holder.

Awards Under the Incentive Plan. No awards were made under the Incentive Plan in 2009. Because future awards under the Incentive Plan will be granted in the discretion of the Company’s Board of Directors or a committee of the board, the type, number, recipients and other terms of future awards cannot be determined at this time.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth certain information regarding shares of our common stock issuable upon the exercise of options granted under our compensation plans as of December 31, 2009.

		Weighted-average
	Number of securities to be issued	exercise price of	Number of securities remaining
	upon exercise of outstanding	outstanding options,	available for future issuance
Plan Category	options, warrants and rights	warrants and rights	under equity compensation plans

Equity compensation plans approved by security holders	0	$0.00	2,657,744 (1)

Equity compensation plans not approved by security holders	—	—	—

Total	0	$0.00	2,657,744

(1)	Awards under the 2009 Performance Incentive Plan may be made in the form of options, restricted stock, restricted stock units or stock appreciation rights. At December 31, 2009, no awards of any form had been granted.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee has been an officer or employee of the Company. None of the Company’s executive officers serves as a member of the Board of Directors or the compensation committee of any entity that has one or more executive officers serving on the Company’s Board of Directors, or on the compensation committee of the Company’s Board of Directors.

Confidentiality and Non-Competition Agreements

Each of the executive officers entered into a Confidentiality and Non-Competition Agreement (“Confidentiality Agreement”) dated January 23, 2004, at the time of the formation of Predecessor Resolute. In this agreement, each officer agreed: (i) that all intellectual property developed, and business opportunities as to which such executive became aware, during his employment belong to Predecessor Resolute, (ii) to maintain confidentiality of proprietary information, and (iii) to turn over to Predecessor Resolute all business records during, and upon termination of, employment.

In addition, as discussed above, Predecessor Resolute has the right, in its sole discretion, to agree to make severance payments to any executive officer for up to eighteen months following termination other than for Cause (as defined), or upon voluntary resignation following a reduction in annual salary. Severance payments would be equal to the executive’s salary immediately prior to termination. During the period in which severance payments are being made, the executive may not engage in the oil and gas business in an area within a ten mile radius of the boundaries of any property interest of Predecessor Resolute (the “Non-Compete”). In addition, the executive is subject to the Non-Compete, even if no severance is paid, if the executive resigns other than following a salary reduction, the executive is terminated for Cause, or the executive has breached any material provision of the Confidentiality Agreement. In addition, the executive is in all events prohibited during the eighteen months following termination from inducing any other employee of Predecessor Resolute to terminate his employment or cease providing services to Predecessor Resolute. Upon the consummation of the Resolute Transaction, these agreements became agreements of Resolute.

TRANSACTIONS WITH RELATED PERSONS

At the time of the closing of the Resolute Transaction, $1.3 million was held in bank accounts of Predecessor Resolute that represented payments received by Predecessor Resolute with respect to a tax distribution payable to Resolute Holdings. Following the Resolute Transaction, Resolute paid such amounts to Resolute Holdings.

The Company has entered into agreements to indemnify its directors and named executive officers. Under these agreements, the Company is obligated to indemnify its directors and officers to the fullest extent permitted under the Delaware General Corporation Law for expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by them in any action or proceeding arising out of their services as a director or officer. The Company believes that these agreements are necessary in attracting and retaining qualified directors and officers.

Review, Approval or Ratification of Transactions with Related Parties

Pursuant to the Company’s Code of Business Conduct and Ethics, the Board of Directors will review and approve all relationships and transactions in which it and its directors, director nominees and executive officers and their immediate family members, as well as holders of more than 5% of any class of its voting securities and their family members, have a direct or indirect material interest. In approving or rejecting such proposed relationships and transactions, the Board of Directors shall consider the relevant facts and circumstances available and deemed relevant to this determination. The Company has designated James M. Piccone as the compliance officer to generally oversee compliance with the Code of Conduct.

ADDITIONAL INFORMATION

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for us. Under this procedure, multiple stockholders who share the same last name and address will receive only one copy of the annual proxy materials, unless they notify us that they wish to continue receiving multiple copies. We have undertaken householding to reduce our printing costs and postage fees.

If you wish to opt-out of householding and continue to receive multiple copies of the proxy materials at the same address, you may do so at any time prior to thirty days before the mailing of proxy materials, which will typically be mailed in April of each year, by notifying us in writing at: Resolute Energy Corporation, Attn: Shareholder Services, 1675 Broadway, Suite 1950, Denver CO 80202, or by contacting us at (303) 534-4600. You also may request additional copies of the proxy materials by notifying us in writing at the same address or contacting us at (303) 534-4600, and we will undertake to deliver such additional copies promptly. If you share an address with another stockholder and currently are receiving multiple copies of the proxy materials, you may request householding by notifying us at the above referenced address or telephone number.

Available Information

The Company maintains a link to investor relations information on its website, www.resoluteenergy.com, where it makes available, free of charge, the Company’s filings with the SEC, including its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, or Exchange Act, as soon as reasonably practicable after the Company electronically files such material with, or furnishes it to, the SEC. The Company also makes available on its website copies of the charters of the Audit, Compensation and Corporate Governance/Nominating Committees of the Company’s Board of Directors, its Code of Business Conduct and Ethics, Audit Committee Whistleblower Policy, Stockholder and Interested Parties Communication Policy and Corporate Governance Guidelines. Stockholders may request a printed copy of these governance materials or any exhibit to this report by writing to the Secretary, Resolute Energy Corporation, 1675 Broadway, Suite 1950, Denver, Colorado 80202. You may also read and copy any materials the Company files with the SEC at the SEC’s Public Reference Room, which is located at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Information regarding the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website at www.sec.gov that contains the documents the Company files with the SEC. The Company’s website and the information contained on or connected to its website is not incorporated by reference herein and its web address is included as an inactive textual reference only.

By Order of the Board of Directors,

Nicholas J. Sutton
Chief Executive Officer and Director
Dated: May 10, 2010

ANNUAL MEETING OF RESOLUTE ENERGY CORPORATION

Date:	June 10, 2010
Time:	2:00 P.M. (Mountain Standard Time)
Place:	Davis Graham & Stubbs LLP, 1550 Seventeenth Street, Suite 500, Denver, CO 80202 See Voting Instructions on Reverse Side.

Please make your marks like this: ☒ Use dark black pencil or pen only
Board of Directors Recommends a Vote “FOR” the election of Directors nominated in Proposal 1 and “FOR” Proposal 2.		Directors Recommend ê For

1:	The election of three (3) Class I Directors for three-year terms.

01 William H. Cunningham 03 William J. Quinn 02 James E. Duffy

Vote For	Withhold Vote	*Vote For
All Nominees	From All Nominees	All Except

☐	☐	☐

*INSTRUCTIONS: To withhold authority to vote for any nominee, mark the “Except” box and write the number(s) in the space provided to the right.

Directors
		For	Against	Abstain	Recommend ê

2:	Ratification of appointment of KPMG LLP as Resolute Energy Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2010.	☐	☐	☐	For

3:	The transaction of such other business as may property come before the meeting or any adjournment or postponements of the meeting.

	To attend the meeting and vote your shares in person, please mark this box. Authorized Signatures - This section must be completed for your Instructions to be executed.		☐

Please Sign Here	Please Date

Please Sign Here	Please Date

Please sign exactly as your name or names appear on this proxy card. Executors, administrators, attorneys–in–fact or trustees should give their full titles as such. If the signer is a corporation, please sign full corporate name and have a duly authorized officer sign, stating the title. If a partnership, please sign in partnership name by an authorized person. When shares are held jointly, each holder should sign.

Annual Meeting of Resolute Energy Corporation
to be held on Thursday, June 10, 2010
for Holders as of April 19, 2010
This proxy is solicited on behalf of the Board of Directors of Resolute Energy Corporation.
VOTE BY:

INTERNET	TELEPHONE

Go To www.proxypush.com/ren	OR	866-390-6226
• Cast your vote online.		• Use any touch-tone telephone.
• View Meeting Documents.		• Have your Proxy Card ready.
• Follow the simple recorded instructions.
MAIL

OR	• Mark, sign and date your Proxy Card.
• Detach your Proxy Card.
• Return your Proxy Card in the postage-paid envelope provided.
All votes must be received by 5:00 P.M., Eastern Time, June 9, 2010.

PROXY TABULATOR FOR

RESOLUTE ENERGY CORPORATION P.O. BOX 8016 CARY, NC 27512-9903

EVENT # CLIENT # OFFICE #

Revocable Proxy — Resolute Energy Corporation
Annual Meeting of Stockholders
June 10, 2010 2:00 P.M. (Mountain Standard Time)
This Proxy is Solicited on Behalf of the Board of Directors
The undersigned hereby appoints James M. Piccone and Nicholas J. Sutton, or either of them, with full power of substitution, as Proxies of the undersigned, to represent and vote as designated below all of the shares of common stock of Resolute Energy Corporation held of record by the undersigned on April 19, 2010 at the Annual Meeting of Stockholders to be held on Thursday, June 10, 2010 at 2:00 p.m., MST, at the offices of Davis Graham & Stubbs LLP, 1550 Seventeenth Street, Suite 500, Denver, CO 80202, and any adjournment or postponement thereof.
This proxy authorizes each of the persons named above to vote at his discretion on any other matter that may properly come before the meeting or any postponement or adjournment thereof. If this card contains no specific voting instructions, the shares will be voted in accordance with the recommendation of the Board of Directors.
The Board of Directors recommends a vote “FOR” the election of Directors nominated in Proposal 1 and “FOR” Proposal 2.
This proxy is solicited on behalf of the Board of Directors of Resolute Energy Corporation. Please sign and return this proxy in the enclosed pre-addressed envelope. The giving of a proxy will not affect your right to vote in person if you attend the meeting.
This proxy when properly executed will be voted at the meeting in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” the election of the Directors nominated in Proposal 1 and “FOR” Proposal 2.
This proxy confers discretionary authority in respect of matters not known or determined at the time of the mailing of the notice of the Annual Meeting of Stockholders to the undersigned.
The undersigned hereby acknowledge receipt of (a) the Notice of Annual Meeting of Stockholders, (b) the Proxy Statement, and (c) the Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 2009.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 10, 2010: The proxy statement, proxy card and the annual report to shareholders for the fiscal year ended December 31, 2009, are available at www.proxydocs.com/ren.
PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE.
(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)